As filed with the Securities and Exchange Commission on December 8, 2014

Registration No. 333-199932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rice Midstream Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	47-1557755
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

(724) 746-6720

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Daniel J. Rice IV

Chief Executive Officer

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

(724) 746-6720

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Douglas E. McWilliams Alan Beck Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222	Gerald M. Spedale Jason A. Rocha Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee (3)
Common units representing limited partner interests	28,750,000	$21.00	$603,750,000	$70,156

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes 3,750,000 additional common units that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The Registrant previously paid $49,385 of the total registration fee in connection with the previous filing of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 8, 2014

PROSPECTUS

Rice Midstream Partners LP

25,000,000 Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We are offering 25,000,000 common units in this offering. No public market currently exists for our common units.

We have been approved to list our common units on the New York Stock Exchange, or NYSE, under the symbol “RMP,” subject to official notice of issuance.

We anticipate that the initial public offering price will be between $19.00 and $21.00 per common unit. We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act, or JOBS Act.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 24 of this prospectus.

These risks include the following:

•

Because a substantial majority of our pro forma revenue currently is, and over the long term is expected to be, derived from Rice Energy Inc., or Rice Energy, any development that materially and adversely affects Rice Energy’s operations, financial condition or market reputation could have a material and adverse impact on us.

•

We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

•

Because of the natural decline in production from existing wells, our success depends, in part, on Rice Energy’s ability to replace declining production and our ability to secure new sources of production from Rice Energy or third parties. Any decrease in Rice Energy’s production could adversely affect our business and operating results.

•

On a pro forma basis, we would not have generated sufficient cash available for distribution to support the payment of the minimum quarterly distribution on all of our units for the year ended December 31, 2013 and the twelve months ended September 30, 2014.

•	Our partnership agreement replaces our general partner’s fiduciary duties to holders of our common units with contractual standards governing its duties.

•

Our general partner and its affiliates, including Rice Energy, which will own our general partner, may have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•	You will experience immediate dilution in tangible net book value of $15.62 per common unit.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

•

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as us not being subject to a material amount of entity-level taxation. If the Internal Revenue Service, or IRS, were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

	Per Common Unit	Total
Offering price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)(1)	$	$

(1)	Excludes a structuring fee of an aggregate 0.375% of the gross offering proceeds payable to Barclays Capital Inc. Please read “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

We have granted the underwriters the option to purchase 3,750,000 additional common units on the same terms and conditions set forth above if the underwriters sell more than 25,000,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                     , 2014.

Barclays	Citigroup	Wells Fargo Securities

Goldman, Sachs & Co.	RBC Capital Markets

Tudor, Pickering, Holt & Co.	BMO Capital Markets

Capital One Securities	Comerica Securities	Scotiabank / Howard Weil
SunTrust Robinson Humphrey	U.S. Capital Advisors	Janney Montgomery Scott

Prospectus dated                     , 2014

Rice Midstream Partners

PA
OH
WV
Rich Gas
Dry Gas
Columbia Gas (TCO)
Marcellus
1100 BTU
NFG
EQM
Monongahela River
TETCO
Dominion (DTI)
Legend
RMP Gathering
RMP Gathering Pipeline to be Constructed in 2015
Long-Haul Pipeline
RMP Compressor Station
RICE Acreage Dedicated to RMP
RICE Acreage Dedicated to 3rd Party
RMP Compressor Station to be Constructed in 2015
3rd Party Acreage Dedicated to RMP
Delivery Meter
Planned Delivery Meter

i

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on behalf of us or to the information which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell common units and seeking offers to buy common units only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common units. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. For example, statements noting our belief of the strategic location of our assets, the relative rates of return of the wells that our assets service, and the quality of the area in which we operate (including that of the Marcellus Shale) are based upon our experience in the industry and our analysis of information provided by subscription services used widely within the oil and natural gas industry, including those for which we pay a fee. Information presented in such subscription service reports were not generated for purposes of this offering. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Commonly Used Defined Terms

As used in this prospectus, unless the context indicates or otherwise requires, the following terms have the following meanings:

•

“Rice Midstream Partners LP,” “we,” “our,” “us” or like terms (i) when used in the present tense or prospectively refers to Rice Midstream Partners LP and its subsidiaries and (ii) when used in the past tense, refers to our Predecessor;

•	“Predecessor” when discussing periods:

•

prior to the formation of Rice Poseidon in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of Rice Energy;

•	subsequent to the formation of Rice Poseidon in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon;

•

subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon taken together with the Alpha Assets; and

•

subsequent to April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon, the Alpha Assets and the Momentum Assets from their respective dates of acquisition.

•

“Alpha Assets” refers to the natural gas gathering and water distribution assets owned by Rice Energy’s Marcellus joint venture prior to the completion of Rice Energy’s initial public offering on January 29, 2014. Rice Energy purchased its joint venture partner’s remaining 50% interest in its Marcellus joint venture in connection with the completion of the Rice Energy initial public offering;

•	“Marcellus joint venture” refers collectively to Alpha Shale Resources, LP and its general partner, Alpha Shale Holdings, LLC;

•

“Momentum Assets” refers to North System, which is comprised of certain natural gas gathering and compression assets, rights-of-way and associated permits acquired by Rice Poseidon from a third party on April 17, 2014;

•	“our general partner” or “Midstream Management” refer to Rice Midstream Management LLC, a wholly owned subsidiary of Rice Energy;

•

“Rice Energy” refers to Rice Energy Inc. and its consolidated subsidiaries, and for periods prior to Rice Energy’s initial public offering, refers to Rice Energy’s predecessor, Rice Drilling B LLC, and its consolidated subsidiaries;

•	“Rice Midstream Holdings” refers to Rice Midstream Holdings LLC, the owner of our general partner and a wholly owned subsidiary of Rice Energy;

v

•	“Rice Poseidon” refers to Rice Poseidon Midstream LLC, a wholly owned subsidiary of Rice Energy immediately prior to the completion of this offering;

•	“our directors” or “our officers” refer to the directors and officers, respectively, of our general partner; and

•	“our employees” refer to the employees of Rice Energy seconded to us or performing services on our and our general partner’s behalf.

SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the historical and pro forma financial statements and the related notes to those financial statements included elsewhere in this prospectus. The information presented in this prospectus assumes an initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and, unless otherwise indicated, that the underwriters’ option to purchase additional common units is not exercised.

Please read “Commonly Used Defined Terms” beginning on page v hereof for definitions of certain terms used herein. Additionally, we include a glossary of some of the terms used in this prospectus as Appendix B.

Rice Midstream Partners LP

Overview

We are a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian Basin. Our initial assets consist of natural gas gathering and compression assets servicing high quality producers in the rapidly developing dry gas core of the Marcellus Shale in southwestern Pennsylvania. We provide our services under long-term, fixed-fee contracts, primarily to Rice Energy in one of its core operating areas. We believe that our strategically located assets, high quality customers and relationship with Rice Energy position us to become a leading midstream energy company in the Appalachian Basin.

We have secured dedications from Rice Energy under a 15 year, fixed-fee contract for gathering and compression services covering (i) approximately 63,000 gross acres of its acreage position as of September 30, 2014 in Washington and Greene Counties, Pennsylvania, and (ii) any future acreage it acquires within these counties, other than in select areas subject to pre-existing third-party dedications and subject to the terms of our gas gathering and compression agreement described elsewhere in this prospectus. In addition, we have secured dedications from third-party customers under fixed-fee contracts for gathering and compression services in Washington County, Pennsylvania with respect to approximately 21,000 of their existing gross acres, and any future acreage they may acquire within areas of mutual interest of approximately 66,000 acres. We refer to these areas of dedication and areas of mutual interest as our “dedicated areas.” Our third-party fixed-fee contracts have a weighted average remaining term of six years. For a discussion of the key terms of the fixed-fee contracts, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Operations.”

At the closing of this offering, our assets will consist of:

•	a 2.8 MMDth/d high-pressure dry gas gathering system and associated compression in Washington County, Pennsylvania, with connections to the Dominion, TCO, EQT and TETCO interstate pipelines; and

•	a 420 MDth/d high-pressure dry gas gathering system in Greene County, Pennsylvania, with connections to Dominion, TCO and NFGS interstate pipelines.

Our initial assets are located within highly concentrated acreage positions in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. We believe that the combination of the location and available capacity of our initial assets will accommodate future production growth of Rice Energy and third parties and provide us with the opportunity to significantly increase our throughput through additional well connects with minimal capital expenditures. The dry gas core of the Marcellus Shale in southwestern Pennsylvania is characterized by a combination of low development cost, consistently high production volumes and access to multiple takeaway pipelines, resulting in what Rice Energy believes to be among the highest rate of return wells in North America.

Rice Energy is our largest customer, and for the twelve months ending December 31, 2015, Rice Energy is projected to represent approximately 84% of our gathering volumes. We derive revenues under our long-term contracts by charging customers fixed fees for gathering and compression services based on throughput. As of September 30, 2014, a limited number of the wells we service require compression, but we expect to add additional compression starting in 2015. Our near-term revenues are expected to be proportionate to the production volumes of our customers from wells connected or to be connected to our systems.

Rice Energy has been able to achieve top-tier production growth, in part due to its operational proficiency. As of September 30, 2014, Rice Energy has turned 56 horizontal Marcellus wells into sales on its Pennsylvania acreage, each of which is included in our dedicated areas and 35 of which are located in Washington County. Of approximately 750 producing horizontal Marcellus Shale wells in Washington County, Pennsylvania, Rice Energy drilled and completed the top three, and seven of the top ten, wells in terms of cumulative production through June 30, 2014 as reported by Pennsylvania’s Department of Environmental Protection. Rice Energy expects to turn an additional 22 horizontal Marcellus wells into sales in the fourth quarter of 2014, 17 of which have already been turned into sales, and an additional 32 horizontal Marcellus wells into sales in 2015, in each case within our dedicated areas. As of September 30, 2014, Rice Energy’s drilling inventory consisted of an aggregate of approximately 705 gross drilling locations in the Marcellus Shale and Upper Devonian within our dedicated areas. In addition, operators in the region have announced plans to test the potential for Utica Shale production in and around our dedicated areas.

Rice Energy’s rapid production growth has resulted in significant increases in gathering volumes on our systems, and we expect that Rice Energy will rely on us to deliver the midstream infrastructure necessary to support its continued growth in our dedicated areas. The following chart highlights the average daily throughput on our gathering systems for the periods presented.

(1)	Includes 100% of throughput volumes attributable to the Alpha Assets and Momentum Assets for all periods presented. The Momentum Assets commenced operations during 2013 and had no attributable throughput volumes during 2011 or 2012.
(2)	The projections set forth above are subject to numerous assumptions. Please read “Risk Factors.”

Our Initial Assets

In connection with the completion of this offering, Rice Energy will contribute to us all of its natural gas gathering and compression assets in the dry gas core of the Marcellus Shale in southwestern Pennsylvania, as well as the right to develop additional natural gas gathering and compression infrastructure to service the rapidly growing production of Rice Energy and our third-party customers in Washington and Greene Counties, Pennsylvania. Because of our close operational and contractual relationship with Rice Energy and its economic interest in us, we expect to grow significantly as Rice Energy pursues its development plan.

The following table provides information regarding our gathering and compression assets for the periods presented.

	Dedicated Gross Acres	Average Daily Throughput for the Three Months Ended September 30, 2014 (MDth/d)(1)	Pipeline (miles)		Capacity (MDth/d)		Compression Capacity (HP)
	As of September 30, 2014		December 31, (projected)(2)		December 31, (projected)(2)		As of September 30, 2014
			2014	2015	2014	2015
Washington County System	68,000	261	72.9	92.0	2,772	3,266	3,550
Greene County System	16,000	113	9.7	19.3	420	840	—

Total	84,000	374	82.6	111.3	3,192	4,106	3,550

(1)	Includes 100% of throughput volumes attributable to the Alpha Assets for all periods presented and includes throughput volumes attributable to the Momentum Assets following April 17, 2014, their date of acquisition.
(2)	The projections set forth above are subject to numerous assumptions. Please read “Risk Factors.”

Our Customers—Rice Energy and Third Parties

One of our principal strengths is having Rice Energy as our anchor customer. During the twelve months ended September 30, 2014, Rice Energy represented approximately 87% of our pro forma gathering volumes. We believe that having Rice Energy as our anchor customer is advantageous for the following reasons:

•

Rice Energy’s multi-year drilling inventory in our dedicated areas drives long-term demand for our services. Rice Energy has dedicated to us all of its natural gas production in Washington and Greene Counties, Pennsylvania, excluding approximately 22,000 gross acres dedicated to a third party. Within the dedicated areas, Rice Energy holds approximately 63,000 gross acres containing approximately 705 gross drilling locations in the Marcellus Shale and Upper Devonian as of September 30, 2014. Since its initial acquisition of 856 gross acres in the southwestern core in 2009, Rice Energy has grown its acreage position within our dedicated area entirely through organic leasing. Rice Energy plans to run a two horizontal rig drilling program in the Marcellus Shale and turn 41 horizontal Marcellus wells into sales in 2014 and 32 horizontal Marcellus wells into sales in 2015 within our dedicated areas. Based on expected 2015 drilling activity, as of September 30, 2014, Rice Energy maintains a 22-year drilling inventory in the Marcellus Shale and Upper Devonian (11-year drilling inventory in the Marcellus Shale alone) within our dedicated areas, which we believe will provide significant demand for our services.

•

Rice Energy’s top tier, consistent production results and low-cost development establishes line-of-sight to volume production growth in our systems. Rice Energy has assembled a strong technical staff of shale petroleum engineers and shale geologists that have extensive experience in horizontal drilling, operating multi-rig development programs and using advanced drilling technology. Rice Energy has been an early adopter of new oilfield services and techniques for drilling (including rotary steerable tools) and completions (including reduced-length frac stages). By leveraging its operating proficiency, Rice Energy has increased its production while reducing development costs on a dollar per foot basis. Rice Energy has grown its Marcellus Shale average gross daily production from 216 MDth/d for the three months ended December 31, 2013 to 327 MDth/d for the three months ended September 30, 2014, a 51% increase. As of September 30, 2014, Rice Energy has turned 56 horizontal Marcellus wells into sales on its Pennsylvania acreage, each of which is included in our dedicated areas. The hydrocarbon composition of Rice Energy’s current production within our dedicated areas is 100% natural gas with heat content of 1,030 to 1,100 Btu/scf, which does not require processing or treating prior to delivery into downstream pipelines. Rice Energy expects the same gas profile from its remaining drilling locations within our dedicated areas. The following table provides operational data as of October 31, 2014 related to these wells:

Period	Horizontal Marcellus Wells Turned Into Sales	Average Lateral Length (Feet)	Periodic Flow Rates (MMcf/d)				D&C ($/Foot)
			0-90	91-180	181-360	361-720
2010-2011	6	3,281	5.7	6.0	4.4	2.7	2,377
2012	9	5,731	9.2	10.0	6.8	4.7	1,660
2013	22	6,286	11.2	10.6	8.2	NA	1,476
Q1 2014	4	6,691	12.7	9.4	NA	NA	1,349
Q2 2014	10	8,452	12.9	9.5	NA	NA	1,254
Q3 2014	5	8,163	NA	NA	NA	NA	1,247

Total(1)	56	6,458	10.6	9.7	6.9	3.2	1,533

(1)	With the exception of wells turned into sales, totals represent averages weighted by number of wells with available production history.

•

Rice Energy’s actively managed firm transportation portfolio and hedging program mitigate the impact of basis differentials and commodity prices on our throughput volumes. As of September 30, 2014, Rice Energy had 595 and 834 MDth/d of firm transportation and firm sales contracts on interstate pipelines to which our initial assets in Pennsylvania will have interconnects for the years ending December 31, 2014 (October through December) and 2015, respectively. Rice Energy continues to actively manage its firm transportation and firm sales portfolio to ensure the deliverability of its natural gas to high quality markets, thereby mitigating the effect of basis differentials on development decisions. Furthermore, Rice Energy maintains an active hedging program designed to mitigate commodity price volatility and to protect its future cash flows, which allows its drilling schedule to remain active in a variety of commodity price environments.

In addition to the growth we anticipate as a result of Rice Energy’s development drilling, we expect to benefit from dedications we have secured from third parties. For the twelve months ended September 30, 2014, third parties represented approximately 13% of our pro forma gathering volumes. We have secured dedications under fixed-fee contracts with a weighted average remaining term of six years for gathering and compression services in the dry gas core of the Marcellus Shale in southwestern Pennsylvania with respect to current third-party acreage positions of approximately 21,000 gross acres, and any future acreage acquired by such third-parties within areas of mutual interest of approximately 66,000 acres. Furthermore, we believe we will be able to attract additional third-party customers given our assets’ strategic location, available capacity and access to multiple takeaway pipelines.

Our Relationship with Rice Energy

In addition to being a high-quality anchor customer, we believe that our relationship with Rice Energy will provide us with competitive advantages to position us to become a leading midstream energy company in the Appalachian Basin. Because of its ownership of our incentive distribution rights and a 56.5% limited partner interest in us upon the completion of this offering, Rice Energy is positioned to directly benefit from the growth of our business through organic initiatives or acquisitions, including acquisitions of its retained midstream assets. In particular, we have a right of first offer on all of Rice Energy’s interests in its gas gathering system in the core of the Utica Shale in Belmont County, Ohio, and in each of its fresh water distribution systems in Washington and Greene Counties, Pennsylvania, and Belmont County, Ohio. While we believe that we are well positioned to be the ultimate acquirer of these retained midstream assets from Rice Energy, including those subject to our right of first offer, Rice Energy is under no obligation to contribute these assets to us. Furthermore, our relationship with Rice Energy poses conflicts of interest in connection with any such acquisition. Any decision to exercise our right of first offer will require the approval of the board of directors of our general partner, all of the members of which will be appointed by Rice Energy as the indirect owner of our general partner. Please read “Conflicts of Interest and Fiduciary Duties.”

Ohio Gathering System. Rice Energy is constructing an aggregate of 49.7 miles of high-pressure gas gathering pipeline with capacity of 2.6 MMDth/d in the core of the Utica Shale in Belmont County, Ohio. Average daily throughput on Rice Energy’s Ohio gathering system for November 2014 was 73 MDth/d. Rice Energy expects this system will be substantially completed in 2015 and will service approximately 36,854 and 19,604 net acres of the current positions of Rice Energy and Gulfport Energy Corporation, or Gulfport, respectively, in Belmont County, Ohio. In July 2014, Rice Energy entered into a letter of intent with Gulfport pursuant to which Gulfport is expected to dedicate its production from the aforementioned acreage. Also in July 2014, Rice Energy entered into a letter of intent with MarkWest Energy Partners, LP, or MarkWest, pursuant to which MarkWest will construct gas gathering facilities to gather Rice Energy’s Utica Shale production from certain dedicated areas in Ohio, including portions of Belmont County, which production Rice Energy anticipates will be wet gas and therefore will require processing. Both of these letters of intent are non-binding and the execution of definitive agreements with respect thereto is subject to, among other things, the ability of the applicable parties to reach agreement on commercial and other business terms.

As of September 30, 2014, Rice Energy has approximately 257 gross Utica Shale drilling locations in Belmont County in areas not dedicated to MarkWest. In addition, Rice Energy expects approximately 138 Gulfport gross drilling locations within the Utica Shale in the area anticipated to be dedicated to Rice Energy in Belmont County, Ohio based on its acreage position as of September 30, 2014 and an assumed well spacing of 138 acres. In June 2014, Rice Energy completed its first Utica well in Belmont County, the Bigfoot 9H, which continues to flow 14 MMcf/d under our restricted choke program and has cumulatively produced approximately 2.0 Bcf (100% of which is natural gas). Rice Energy has since turned two additional Utica shale wells into sales in Belmont County.

Fresh Water Distribution Systems. In addition, Rice Energy will retain all of its interest in its fresh water distribution systems in Washington and Greene Counties, Pennsylvania, and Belmont County, Ohio, each of which are under various stages of construction and are expected to be completed in 2015.

•

Pennsylvania Water Systems. Rice Energy is expanding two independent fresh water distribution systems that, upon completion, will have direct access to 9.2 MMGPD of fresh water from the Monongahela River and several other regional water sources for distribution to Rice Energy’s well completion operations in the Marcellus Shale.

•

Ohio Water System. Rice Energy is constructing a fresh water distribution system that, upon completion, will have direct access to 16.5 MMGPD of fresh water from the Ohio River and several other regional sources for distribution to Rice Energy’s well completion operations.

These systems consist of a combination of permanent buried pipelines, portable surface pipelines and fresh water impoundments, as well as pumping stations to transport the fresh water throughout the pipeline system. Because hydraulic fracturing requires substantial volumes of fresh water, these fresh water distribution services are utilized in connection with completion activities. Our potential acquisition of the fresh water distribution systems will be conditioned upon our obtaining a ruling or interpretive guidance from the IRS that income from fresh water distribution services is qualifying income for federal income tax purposes.

Business Strategies

Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business. We expect to achieve this objective through the following business strategies:

•

Providing gathering and compression services to Rice Energy’s rapidly growing Marcellus Shale production. Rice Energy’s initial dedication to us of acreage in the dry gas core of the Marcellus Shale in southwestern Pennsylvania and its economic interest in us provides us with a platform for organic growth. We expect to achieve this growth by meeting Rice Energy’s natural gas gathering and compression needs, which we expect to increase as a result of Rice Energy’s anticipated drilling activity in our dedicated areas. In the short-term, we anticipate significant growth in demand for our natural gas gathering and compression services driven by Rice Energy’s plan to turn approximately 41 horizontal Marcellus wells into sales in 2014 and 32 horizontal Marcellus wells into sales in 2015 in our dedicated areas. Over the long-term, we expect to achieve growth by servicing Rice Energy’s approximately 705 gross drilling locations within our dedicated areas as of September 30, 2014. We expect Rice Energy will continue to grow its leasehold position, which we believe will result in additional drilling locations and additional long-term demand for our midstream services.

•

Pursuing accretive acquisitions from Rice Energy. We intend to seek opportunities to expand our existing natural gas gathering and compression systems primarily through accretive acquisitions from Rice Energy. While we will review acquisition opportunities from third parties as they become available, we expect that the majority of our near-term opportunities will be sourced from Rice Energy. Pursuant to our omnibus agreement with Rice Energy, we have a right of first offer on any future divestitures of its gas gathering and fresh water distribution assets in the core of the Utica Shale in Belmont County, Ohio, and of its fresh water distribution systems in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. In addition, as a result of its significant economic interest in us, we believe that we are the natural acquirer of additional midstream assets that Rice Energy may develop in the future.

•

Attracting additional third-party business. We plan to actively market our midstream services to, and pursue strategic relationships with, third-party producers in order to attract additional services and expansion opportunities. We believe that our assets’ strategic location, available capacity and access to multiple takeaway pipelines will allow us to capture additional third-party volumes. For the year ending December 31, 2015, we anticipate that production from Rice Energy and our existing third-party customers will represent approximately 15% of the aggregate capacity of our gas gathering systems upon their expected completion in 2015.

•

Leveraging our relationship with Rice Energy to participate in its acquisitions. Rice Energy has a history of pursuing and consummating acquisitions. During the first three quarters of 2014, Rice Energy has invested approximately $750 million in acquiring exploration and production and midstream assets in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. As a result of the combination of our expected ability to finance midstream development or acquisitions at a relatively low cost of capital and Rice Energy’s retained economic interest in us, we believe that we will provide Rice Energy with a competitive advantage in pursuing acquisitions of exploration and production assets in our dedicated areas that are not otherwise dedicated to third-party midstream companies. As Rice Energy acquires these assets, we believe that we will have the ability to develop the associated midstream assets on our own or purchase the associated midstream assets from either a third party or Rice Energy, following Rice Energy’s development thereof. As such, we may have the opportunity to work jointly with Rice Energy to pursue certain acquisitions that may not otherwise be attractive acquisition candidates for either Rice Energy or us individually. We believe this arrangement will give us and Rice Energy access to an array of third-party acquisition opportunities that we and they would not otherwise be in a position to pursue.

•

Focusing on fixed-fee business to avoid direct commodity price exposure. The natural gas gathering and compression agreements with Rice Energy and third parties are structured as fixed-fee arrangements, and we intend to continue to pursue additional fixed-fee opportunities with Rice Energy and third parties in order to avoid direct commodity price exposure. We will pursue additional long-term commitments from customers, which may include throughput-based charges, reservation-based charges, volume commitments and/or acreage dedications.

Competitive Strengths

We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

•

Our newly constructed assets service sizeable, contiguous acreage positions with access to high production growth through limited capital expenditures. Our initial assets are located entirely within large, contiguous acreage positions in the dry gas core of the Marcellus Shale in southwestern Pennsylvania with multi-year, low-risk development drilling inventory. Substantially all of Rice Energy’s drilling locations within our dedicated areas will be within two miles of our assets upon completion of construction. These drilling locations are located within Rice Energy’s core position in the Marcellus Shale where it has achieved top tier production growth, increasing average gross daily production in the Marcellus Shale from 216 MDth/d for the three months ended December 31, 2013 to 327 MDth/d for the three months ended September 30, 2014, a 51% increase. As a result of the close proximity of our gathering and compression systems to substantially all of Rice Energy’s dedicated acreage where it has exhibited substantial production growth, we believe that we will have a high ratio of projected volume growth to expansion capital expenditures, resulting in minimal financing requirements for organic growth. In addition, our systems consist of recently constructed, high-quality and well-maintained assets, resulting in lower maintenance cost, higher uptime and longer useful lives.

•

Our affiliation with Rice Energy. One of our principal strengths is our relationship with Rice Energy. In addition to the benefits that we expect to receive as a result of having Rice Energy as our anchor customer, as more fully described in “—Our Customers—Rice Energy and Third Parties,” we believe that our affiliation with Rice Energy will provide us with the following opportunities for growth:

•

Acquisitions of midstream assets developed by Rice Energy. Pursuant to our omnibus agreement with Rice Energy, we have a right of first offer on any future divestitures of Rice Energy’s (i) high-pressure gas gathering pipeline that will have capacity of 2.6 MMDth/d in the core of the Utica Shale in Belmont County, Ohio; (ii) two independent fresh water distribution systems in Pennsylvania that will have direct access to 9.2 MMGPD of fresh water and (iii) fresh water distribution system in Ohio that will have direct access to 16.5 MMGPD of fresh water. In addition, as a result of its ownership of our incentive distribution rights and a 56.5% limited partner interest in us upon the completion of this offering, we believe that Rice Energy is incentivized to offer us similar assets that it may develop in the future outside of our current dedicated areas. Please read “—Our Relationship with Rice Energy.”

•

Organic development of additional gathering and compression assets. Rice Energy has a successful track record of acquiring additional acreage through infield and bolt-on leasing programs as well as third-party acquisitions. Since its initial acquisition in 2009, Rice Energy has increased its leasehold position within the dry gas core of the Marcellus Shale in southwestern Pennsylvania from 856 gross acres to approximately 63,000 gross acres in our dedicated areas and approximately 141,000 gross acres in the aggregate as of September 30, 2014, the substantial majority of which has been accomplished through organic leasing. As Rice Energy expands its exploration and production operations in our dedicated areas, we will have the first right to develop midstream assets to support such acreage.

•

Joint acquisition and development opportunities. We believe that we provide Rice Energy a competitive advantage in acquisitions of exploration and production assets that have associated midstream assets. We anticipate that we will have opportunities to purchase developed midstream assets along-side of Rice Energy in connection with its acquisition of exploration and production assets. Furthermore, we believe that there will be opportunities to partner with Rice Energy to develop midstream assets.

Although we believe our relationship with Rice Energy provides us with a significant advantage in the midstream market, there is no assurance that we will achieve such an advantage or otherwise benefit as a result of this relationship. Furthermore, our relationship with Rice Energy provides a source of potential conflicts. Please read “Conflicts of Interest and Fiduciary Duties.”

•

Long-term, fixed-fee contracts with Rice Energy and third parties to support cash flows. We service high quality producers in the dry gas core of the Marcellus Shale in southwestern Pennsylvania pursuant to long-term, fixed-fee contracts. For the twelve months ended September 30, 2014, Rice Energy represented approximately 87% of our pro forma gathering volumes. We have secured dedications from Rice Energy under a 15 year, fixed-fee contract for gathering and compression services in the dry gas core of the Marcellus Shale in southwestern Pennsylvania with respect to Rice Energy’s current acreage position of approximately 63,000 gross acres in Washington and Greene Counties, Pennsylvania, and any future acreage Rice Energy acquires within Washington and Greene Counties, Pennsylvania, other than in select areas subject to pre-existing third-party dedications. We have secured dedications from third parties under fixed-fee contracts with a weighted average remaining term of six years for gathering and compression services in the dry gas core of the Marcellus Shale in southwestern Pennsylvania with respect to current acreage positions of approximately 21,000 gross acres, and any future acreage acquired by such third-parties within areas of mutual interest of approximately 66,000 acres. We believe that the drilling activity of Rice Energy and our third-party customers will result in significant growth of our midstream operations. Our contract structure eliminates our direct exposure to commodity price risk and provides us with long-term cash flow stability.

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System takeaway optionality provides competitive advantage in attracting third-party volumes. Our Pennsylvania gas gathering systems are connected to multiple interstate pipelines, providing our customers with the ability to select sales destinations from a diverse group of downstream markets. Specifically, we have interconnects to the TETCO, TCO, Dominion, NFGS and EQT interstate pipelines. These multiple interconnects enable our customers to direct their gas to markets with preferred pricing or to pipelines on which they hold firm transportation. Furthermore, for the year ending December 31, 2015, we anticipate that production from Rice Energy and our existing third-party customers will represent approximately 15% of the aggregate capacity of our gas gathering systems upon their expected completion in 2015. We believe the combination of system takeaway optionality and available capacity of our assets will provide us with a competitive advantage in attracting third-party volumes.

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Financial flexibility and strong capital structure. At the closing of this offering, we expect to have no outstanding indebtedness under a new $450.0 million revolving credit facility. We believe that our borrowing capacity and our expected ability to effectively access debt and equity capital markets provide us with the financial flexibility necessary to execute our business strategy.

•

Proven and unitholder-aligned management team. Rice Energy’s management team, who will also manage our business, possess extensive oil and natural gas acquisition, exploration and development expertise in two of the leading unconventional resources plays in North America—the Marcellus Shale and Utica Shale. Our management team includes certain members of the Rice family (the founders of Rice Energy) who, along with other members of the management team, are also highly aligned with unitholders through a 16.5% economic interest in Rice Energy as of December 4, 2014, which will own our incentive distribution rights and a 56.5% limited partner interest in us after giving effect to this offering.

Our Management

We are managed and operated by the board of directors and executive officers of our general partner, Rice Midstream Management LLC. Through its ownership of Rice Midstream Holdings, Rice Energy will indirectly own all of the membership interests in our general partner and will be entitled to appoint the entire board of directors of our general partner. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly or indirectly participate in our management or operation. All of the officers of our general partner are also officers and/or directors of Rice Energy. For information about the executive officers and directors of our general partner, please read “Management.”

Under the listing requirements of the New York Stock Exchange, or NYSE, the board of directors of our general partner will be required to have at least three independent directors meeting the NYSE’s independence standards. The board of directors of our general partner is comprised of five directors, including two independent directors. Rice Energy will appoint a third independent director within one year following this offering.

In connection with the closing of this offering, we will enter into an omnibus agreement with Rice Energy and our general partner, pursuant to which we will agree upon certain aspects of our relationship with them, including our right of first offer with respect to Rice Energy’s retained midstream assets, the provision by Rice Energy to us of certain administrative services, our agreement to reimburse Rice Energy for the cost of such services, certain indemnification and reimbursement obligations and other matters. We will also enter into a secondment agreement with Rice Energy, pursuant to which specified employees of Rice Energy will be seconded to us to provide operating services with respect to our business. Neither our general partner nor Rice Energy will receive any management fee or other compensation in connection with our general partner’s management of our business. However, prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including Rice Energy, for all expenses they incur and payments they make on our behalf pursuant to the omnibus agreement. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement” and “—Secondment Agreement.”

Rice Midstream Holdings will own all of our incentive distribution rights, which will entitle it to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $0.2156 per unit per quarter after the closing of our initial public offering. In addition, Rice Midstream Holdings will own 3,753,623 common units and 28,753,623 subordinated units. Please read “Certain Relationships and Related Party Transactions.”

The Formation Transactions

We were formed in August 2014 by Rice Midstream Holdings and Midstream Management, our general partner and a wholly owned subsidiary of Rice Midstream Holdings, to own and operate the Pennsylvania natural gas gathering and compression assets of Rice Energy. In connection with this offering, the following transactions have occurred or will occur:

•	Rice Midstream Holdings will form two wholly owned subsidiaries, Rice Water Services (PA) LLC and Rice Water Services (OH) LLC;

•	Alpha Shale Resources LP will contribute its natural gas gathering assets and water distribution assets to Rice Poseidon;

•

Rice Drilling B LLC, a wholly owned subsidiary of Rice Energy, will contribute to Rice Midstream Holdings all of its interests in each of Rice Poseidon and Rice Olympus Midstream LLC, which owns all of the Ohio natural gas gathering and water distribution assets of Rice Energy;

•

Rice Poseidon will (i) distribute all of its water distribution assets to Rice Water Services (PA) LLC and (ii) assign all of its current assets and current liabilities to Rice Midstream Holdings; and Rice Olympus Midstream LLC will distribute all of its water distribution assets to Rice Water Services (OH) LLC;

•

We will form a wholly owned subsidiary, Rice Midstream OpCo LLC, to which Rice Midstream Holdings will contribute all of its membership interests in Rice Poseidon in exchange for us issuing 3,753,623 common units(1), 28,753,623 subordinated units, and the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $0.2156 per unit per quarter as described under “Our Cash Distribution Policy and Restrictions on Distributions”;

•	We will issue and sell 25,000,000 common units to the public in this offering, representing an aggregate 43.5% limited partner interest in us;

•	We will grant the underwriters a 30-day option to purchase up to 3,750,000 additional common units from us if the underwriters sell more than 25,000,000 common units in this offering;

•

We and Rice Midstream OpCo LLC will enter into a new $450.0 million revolving credit agreement, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Agreements and Contractual Obligations—New Revolving Credit Facility”;

•

We will apply the net proceeds from our issuance and sale of 25,000,000 common units as described in “Use of Proceeds,” including our reimbursing Rice Energy $195.3 million for capital expenditures incurred on our behalf prior to the completion of this offering and making a $242.6 million distribution to Rice Energy; and

•

We and Rice Energy (and/or certain of its affiliates) will enter into (i) a gas gathering and compression agreement, (ii) an omnibus agreement and (iii) an employee secondment agreement, each as described in “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions.”

Please read “Certain Relationships and Related Party Transactions” for additional information.

(1)	Includes 3,750,000 common units that will be issued to Rice Midstream Holdings at the expiration of the underwriters’ option to purchase additional common units, assuming that the underwriters do not exercise their option. Any exercise of the underwriters’ option to purchase additional common units would reduce the common units shown as issued to Rice Midstream Holdings by the number to be purchased by the underwriters in connection with such exercise. If and to the extent the underwriters exercise their option to purchase additional common units, the number of units purchased by the underwriters pursuant to any exercise will be sold to the public and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to Rice Midstream Holdings at the expiration of the option period. All of the net proceeds from any exercise of the underwriters’ option to purchase additional common units (approximately $70.2 million, if exercised in full, after deducting the estimated underwriting discounts and the structuring fee) will be distributed to Rice Midstream Holdings.

Our Ownership and Organizational Structure

The diagram below illustrates our organizational structure and ownership based on the total common units outstanding after giving effect to this offering and the related formation transactions described under “—The Formation Transactions” and assumes that the underwriters’ option to purchase additional common units is not exercised.

Common units held by the public	43.5%
Common units held by Rice Energy	6.5%
Subordinated units held by Rice Energy	50.0%
General partner interest	— *

Total	100.0

*	General partner interest is non-economic.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we are an “emerging growth company,” unlike other public companies, we will not be required to:

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the Securities and Exchange Commission, or the SEC, determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain unitholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

•	the date on which we become a large accelerated filer;

•	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, but we are irrevocably opting out of the extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates in which adoption of such standards is required for other public companies.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Due to our relationship with Rice Energy, adverse developments or announcements concerning Rice Energy could materially adversely affect our business. These risks are described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” You should carefully consider these risk factors together with all other information included in this prospectus.

Partnership Information

Our principal executive offices are located at 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317, and our telephone number is (724) 746-6720. Our website is www.ricemidstream.com. We expect to make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Fiduciary Duties

General. Under our partnership agreement, our general partner has a contractual duty to manage us in a manner it believes is not adverse to our and our unitholders’ interests. However, because our general partner is indirectly owned by Rice Energy, the officers and directors of our general partner also have a fiduciary duty to manage our general partner in a manner that is beneficial to Rice Energy. Consequently, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including Rice Energy, on the other hand.

Partnership Agreement Replacement of Fiduciary Duties. Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement. Each unitholder is also treated as having consented to the provisions in the partnership agreement, including various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law.

For a more detailed description of the conflicts of interest and duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties.”

The Offering

Common units offered to the public	25,000,000 common units.

28,750,000 common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	28,753,623 common units and 28,753,623 subordinated units, for a total of 57,507,246 limited partner units. If the underwriters do not exercise their option to purchase additional common units, in whole or in part, any remaining common units not purchased by the underwriters pursuant to the option will be issued to Rice Energy at the expiration of the option period for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Use of proceeds	We intend to use the estimated net proceeds of approximately $465.6 million from this offering (based on an assumed initial offering price of $20.00 per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount, structuring fee and offering expenses, (i) to reimburse Rice Energy for $195.3 million of capital expenditures incurred on our behalf prior to the closing of this offering, (ii) to make a $242.6 million distribution to Rice Energy, (iii) to fund $25.0 million of our 2015 expansion capital expenditures and (iv) to pay approximately $2.7 million of origination fees related to our new revolving credit facility. If and to the extent the underwriters exercise their option to purchase additional common units in full, we intend to use the additional net proceeds of approximately $70.2 million upon such exercise to pay a distribution to Rice Energy. Please read “Use of Proceeds.”

Cash distributions	Within 60 days after the end of each quarter, beginning with the quarter ending December 31, 2014, we expect to make a minimum quarterly distribution of $0.1875 per common unit and subordinated unit ($0.75 per common unit and subordinated unit on an annualized basis) to unitholders of record on the applicable record date. For the first quarter that we are publicly traded, we intend to pay a prorated distribution covering the period from the completion of this offering through December 31, 2014, based on the actual length of that period.

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter will be paid to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail in “Our Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement generally provides that we distribute cash each quarter during the subordination period in the following manner:

•	first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $0.1875 plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $0.1875; and

•	third, to the holders of common units and subordinated units pro rata until each has received a distribution of $0.2156.

If cash distributions to our unitholders exceed $0.2156 per common unit and subordinated unit in any quarter, our unitholders and Rice Energy, as the holder of our incentive distribution rights, or IDRs, will receive distributions according to the following percentage allocations:

	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	Rice Energy (as holder of IDRs)
above $0.2156 up to $0.2344	85.0%	15.0%
above $0.2344 up to $0.2813	75.0%	25.0%
above $0.2813	50.0%	50.0%

We refer to the additional increasing distributions to our general partner as “incentive distributions.” Please read “How We Make Distributions to Our Partners—Incentive Distribution Rights.”

We believe, based on our financial forecast and related assumptions included in “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Year Ending December 31, 2015,” that we will have sufficient cash available for distribution to pay the minimum quarterly distribution of $0.1875 on all of our common units and subordinated units for the twelve months ending December 31, 2015. However, we do not have a legal or contractual obligation to pay quarterly distributions at the minimum quarterly distribution rate or at any other rate and there is no guarantee that we will pay distributions to our unitholders in any quarter. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Our unaudited pro forma cash available for distribution that would have been generated during the year ended December 31, 2013 and the twelve months ended September 30, 2014, was approximately $8.0 million and $13.0 million, respectively. The amount of cash available for distribution we must generate to support the payment of the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding immediately after this offering is approximately $43.1 million (or an average of approximately $10.8 million per quarter). As a result, for each of the year ended December 31, 2013 and the twelve months ended September 30, 2014, on a pro forma basis, we would not have generated sufficient cash available for distribution to support the payment of the aggregate annualized minimum quarterly distribution on all of our common units and subordinated units. Please read “Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2013 and the Twelve Months Ended September 30, 2014.”

Subordinated units	Rice Energy will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least $0.75 (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit for each of three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2017 and there are no outstanding arrearages on our common units.

Notwithstanding the foregoing, the subordination period will end on the first business day after we have earned and paid at least $1.125 (150.0% of the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit and the related distribution on the incentive distribution rights, for any four-quarter period ending on or after December 31, 2015 and there are no outstanding arrearages on our common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units will thereafter no longer be entitled to arrearages. Please read “How We Make Distributions to Our Partners—Subordination Period.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests.”

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except for cause by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Upon consummation of this offering, Rice Energy will own an aggregate of 56.5% of our outstanding units (or 50.0% of our outstanding units, if the underwriters exercise their option to purchase additional common units in full). This will provide Rice Energy the ability to prevent the removal of our general partner. Please read “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates (including Rice Energy) own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read “The Partnership Agreement—Limited Call Right.”

Registration rights	In connection with the completion of this offering, we intend to enter into a registration rights agreement with Rice Energy, pursuant to which we may be required to register the resale of common units, subordinated units or other partnership securities directly or indirectly held by Rice Energy. We may be required pursuant to the registration rights agreement and our partnership agreement to undertake a future public or private offering and use the net proceeds to redeem an equal number of common units from Rice Energy. In addition, our partnership agreement grants certain registration rights to our general partner and its affiliates. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement” and “The Partnership Agreement—Registration Rights.”

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2017, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $0.75 per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $0.15 per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax

Consequences—Tax Consequences of Unit Ownership” for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences.”

Exchange listing	We have been approved to list our common units on the NYSE under the symbol “RMP,” subject to official notice of issuance.

Summary Historical and Pro Forma Financial and Operating Data

We were formed in August 2014 and do not have historical financial statements. Therefore, in this prospectus we present the historical financial statements of the business of our Predecessor, which, when discussing periods:

•

prior to the formation of Rice Poseidon in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of Rice Energy;

•	subsequent to the formation of Rice Poseidon in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon;

•

subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon taken together with the Alpha Assets; and

•

subsequent to April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon, the Alpha Assets and the Momentum Assets from their respective dates of acquisition.

The following table presents summary historical financial data of our Predecessor as of the dates and for the periods indicated.

This prospectus includes audited financial statements of our Predecessor as of and for the years ended December 31, 2012 and 2013 and unaudited financial information of our Predecessor as of and for the nine months ended September 30, 2013 and 2014. For a detailed discussion of the summary historical financial information contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with “Use of Proceeds” and the audited and unaudited historical financial statements of our Predecessor included elsewhere in this prospectus. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table.

This prospectus also includes summary pro forma financial data for the year ended December 31, 2013 and the nine months ended September 30, 2014. The pro forma financial data gives effect to, among other things, the contribution of our Predecessor to us, our Predecessor’s acquisition of the Alpha Assets and the Momentum Assets, the implementation of the gas gathering and compression agreement with Rice Energy and the consummation of this offering and the application of net proceeds therefrom as if each had been completed as of January 1, 2013. The summary pro forma financial data presented as of and for the nine months ended September 30, 2014 and for the year ended December 31, 2013 was derived from the unaudited and audited financial statements of our Predecessor included elsewhere in this prospectus. Please read the unaudited pro forma financial statements and the notes thereto included elsewhere in this prospectus for a description of the pro forma adjustments. This data gives effect to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial statements included elsewhere in this prospectus. The summary unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of financial position or results of operations that would have been achieved, and does not purport to be indicative of statements of financial position or results of operations as of any future date or for any future period.

	Predecessor				Pro Forma
	Year Ended December 31,		Nine Months Ended September 30,		Year Ended December 31, 2013	Nine Months Ended September 30, 2014
	2012	2013	2013	2014
			(unaudited)		(unaudited)
	($ in thousands, except per unit information)
Statement of Income Data:
Operating revenues:
Third-party	$—	$—	$—	$2,842	$1,352	$4,764
Affiliate(1)	—	498	370	237	18,543	25,400

Total operating revenues	—	498	370	3,079	19,895	30,164

Operating expenses:
Direct operating expense	1,218	1,412	1,202	3,398	2,685	3,057
General and administrative expenses(2)	778	3,054	1,979	8,633	3,847	7,892
Incentive unit expense(3)	—	—	—	11,663	—	10,526
Stock compensation expense(3)	—	—	—	402	—	378
Depreciation and amortization expense	784	1,186	834	3,292	3,665	3,802

Total operating expenses	2,780	5,652	4,015	27,388	10,197	25,655

Operating income (loss)	(2,780)	(5,154)	(3,645)	(24,309)	9,698	4,509
Interest expense(4)	348	3,681	3,868	11,636	3,413	5,438

Net income (loss) before income taxes	(3,128)	(8,835)	(7,513)	(35,945)	6,285	(929)
Income tax benefit	—	—	—	9,860	—	—

Net income (loss)	$(3,128)	$(8,835)	$(7,513)	$(26,085)	$6,285	$(929)

Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$148		$1,198		$25,000
Property and equipment, net	30,283	72,526		248,808		224,536
Total assets	30,283	72,913		339,381		339,949
Asset retirement obligations	297	398		921		—
Total net equity—parent net investment	24,056	65,778		295,826		338,421

Cash Flow Data:
Net cash used in operating activities	$(2,197)	$(7,137)	$(6,405)	$(20,397)
Net cash used in investing activities	(14,705)	(43,272)	(31,754)	(234,879)
Net cash provided by financing activities	16,902	50,557	38,159	256,326

Operating Data:
Throughput (MDth/d):
Third-party	—	—	—	38	9	48
Affiliate	32	95	87	302	175	314

Other Financial Data (unaudited):
Adjusted EBITDA(5)	$(1,996)	$(3,968)	$(2,811)	$(8,952)	$13,363	$19,215
Net income (loss) per common unit (basic and diluted)					0.11	(0.02)
Net income (loss) per subordinated unit (basic and diluted)					0.11	(0.02)

(1)	Historically, we have not charged a gathering fee to affiliates, including Rice Energy, other than a fee charged on a single receipt point pipeline in Greene County in which we own a 60% working interest. The pro forma gathering and compression revenues from affiliates gives effect to entry into a gathering and compression agreement with Rice Energy and the recognition of gathering revenue thereunder other than with respect to our 60% working interest pipeline.
(2)	Pro forma amounts exclude $2.5 million of incremental general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership. Incremental general and administrative expenses related to being a publicly traded partnership include: expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. The decrease in pro forma general and administrative expenses for the nine months ended September 30, 2014 relative to the historical general and administrative expenses for the nine months ended September 30, 2014 is attributable to the distribution of the fresh water distribution systems in Washington and Greene Counties, Pennsylvania of our Predecessor to Rice Midstream Holdings concurrent with the closing of this offering.
(3)	Our Predecessor was allocated its proportionate share of incentive unit and stock compensation expenses initially recognized by Rice Energy. These non-cash charges are described in more detail in Note 5 to the unaudited financial statements of our Predecessor for the nine months ended September 30, 2014.
(4)	Historically, our Predecessor was allocated interest expense attributable to the parent net investment of Rice Energy used to fund capital expenditures. Following this offering, Rice Energy will no longer be a source of funding for capital expenditures. Accordingly, pro forma interest expense reflects the estimated amortization of the deferred finance costs related to our new revolving credit facility, estimated interest expense related to borrowings thereunder to finance capital expenditures during the period and estimated fees on the unused portion of our new revolving credit facility assuming that Rice Energy did not make net investments to fund capital expenditures. Pro forma interest expense is calculated quarterly, based on accumulated capital expenditures. The interest rate is determined based on LIBOR plus a spread ranging from 1.75% to 2.75%, depending on the Total Funded Debt to EBITDA Ratio (each as defined in our new revolving credit facility). As a result, we used rates ranging from 2.99% to 3.03% and a rate of 2.98% to calculate pro forma interest expense for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. The commitment fee rate ranges from 0.35% to 0.50%, depending on the Total Funded Debt to EBITDA Ratio. We used a rate of 0.50% to calculate 2013 and September 30, 2014 pro forma commitment fees.
(5)	We define Adjusted EBITDA as net income (loss) before interest expense, income tax benefit, depreciation and amortization, stock compensation expense and incentive unit expense. Please read “—Non-GAAP Financial Measure.”

Non-GAAP Financial Measure

We define Adjusted EBITDA as net income (loss) before interest expense, income tax benefit, depreciation and amortization, stock compensation expense and incentive unit expense. We expect that Adjusted EBITDA will be a financial measure reported to our lenders and used as a gauge for compliance with some of the anticipated financial covenants under our new revolving credit facility.

We use Adjusted EBITDA to assess:

•	the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects.

Adjusted EBITDA is a non-GAAP financial measure. The GAAP measure most directly comparable to Adjusted EBITDA is net income. The non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool because it includes some, but not all, items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

The following table represents a reconciliation of our Adjusted EBITDA to its most directly comparable GAAP financial measure for the periods presented:

	Predecessor				Pro Forma
	Year Ended December 31,		Nine Months Ended September 30,		Year Ended December 31, 2013	Nine Months Ended September 30, 2014
	2012	2013	2013	2014
			(unaudited)		(unaudited)
	($ in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(3,128)	$(8,835)	$(7,513)	$(26,085)	$6,285	$(929)

Interest expense	348	3,681	3,868	11,636	3,413	5,438
Income tax benefit	—	—	—	(9,860)	—	—
Depreciation and amortization expense	784	1,186	834	3,292	3,665	3,802
Stock compensation expense	—	—	—	402	—	378
Incentive unit expense	—	—	—	11,663	—	10,526

Adjusted EBITDA	$(1,996)	$(3,968)	$(2,811)	$(8,952)	$13,363	$19,215

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we may not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

Because a substantial majority of our pro forma revenue currently is, and over the long term is expected to be, derived from Rice Energy, any development that materially and adversely affects Rice Energy’s operations, financial condition or market reputation could have a material and adverse impact on us.

For the twelve months ended September 30, 2014, Rice Energy accounted for approximately 87% of the pro forma natural gas volumes on our gathering systems and approximately 85% of our pro forma revenues. We are substantially dependent on Rice Energy as our most significant current customer, and we expect to derive a substantial majority of our revenues from Rice Energy for the foreseeable future. As a result, any event, whether in our dedicated areas or otherwise, that adversely affects Rice Energy’s production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution. Accordingly, we are indirectly subject to the business risks of Rice Energy, including, among others:

•	a reduction in or slowing of Rice Energy’s anticipated drilling and production schedule, which would directly and adversely impact demand for our gathering and compression;

•	the volatility of natural gas prices, which could have a negative effect on the value of Rice Energy’s properties, its drilling programs or its ability to finance its operations;

•

changes in regulations or statutes applicable to us or Rice Energy, which could have a negative effect on the value of our facilities or services or Rice Energy’s properties, its drilling programs or its ability to finance its operations;

•	the availability of capital on an economic basis to fund Rice Energy’s exploration and development activities;

•	Rice Energy’s ability to replace reserves;

•	Rice Energy’s drilling and operating risks, including potential environmental liabilities;

•	transportation capacity constraints and interruptions;

•	adverse effects of governmental and environmental regulation; and

•	losses from pending or future litigation.

Further, we are subject to the risk of non-payment or non-performance by Rice Energy, including with respect to our gathering and compression agreement. We cannot predict the extent to which Rice Energy’s business would be impacted if conditions in the energy industry were to deteriorate, nor can we estimate the impact such conditions would have on Rice Energy’s ability to execute its drilling and development program or perform under our gathering and compression agreement. Any material non-payment or non-performance by Rice Energy could reduce our ability to make distributions to our unitholders.

Also, due to our relationship with Rice Energy, our ability to access the capital markets, or the pricing or other terms of any capital markets transactions, may be adversely affected by any impairment to Rice Energy’s financial condition or adverse changes in its credit ratings. Any material limitation on our ability to access capital as a result of such adverse changes at Rice Energy could limit our ability to obtain future financing under favorable terms, or at all, or could result in increased financing costs in the future. Similarly, material adverse changes at Rice Energy could negatively impact our unit price, limiting our ability to raise capital through equity issuances or debt financing, or could negatively affect our ability to engage in, expand or pursue our business activities, and could also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.

Unless we are successful in attracting significant unaffiliated third-party customers, our ability to maintain or increase the capacity subscribed and the volumes gathered on our gathering system will be dependent on receiving consistent or increasing commitments from Rice Energy. While Rice Energy has dedicated acreage to us, and entered into long-term contracts for the services of our systems, it may determine in the future that drilling in areas outside of our dedicated areas is strategically more attractive and it is under no contractual obligation to maintain its production dedicated to us. A reduction in the volumes gathered on our systems by Rice Energy could have a material adverse effect on our business, financial condition, results or operations and ability to make quarterly cash distributions to our unitholders.

We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

In order to make our minimum quarterly distribution of $0.1875 per common unit and subordinated unit per quarter, or $0.75 per unit per year, we will require available cash of approximately $10.8 million per quarter, or approximately $43.1 million per year, based on the common units and subordinated units outstanding immediately after completion of this offering. We may not generate sufficient cash flow each quarter to support the payment of the minimum quarterly distribution or to increase our quarterly distributions in the future.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the volume of natural gas we gather and compress;

•	the rates we charge for our gathering and compression services;

•	market prices of natural gas, NGLs and oil and their effect on Rice Energy’s and third parties’ drilling schedule as well as produced volumes;

•	Rice Energy’s and our third-party customers’ ability to fund their drilling programs;

•	adverse weather conditions;

•	the level of our operating, maintenance and general and administrative costs;

•

regulatory action affecting the supply of, or demand for, natural gas, the rates we can charge for our services, how we contract for services, our existing contracts, our operating costs or our operating flexibility; and

•	prevailing economic conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

•	the level and timing of capital expenditures we make;

•	our debt service requirements and other liabilities;

•	our ability to make borrowings under our revolving credit facility to pay distributions;

•	fluctuations in our working capital needs;

•	restrictions on distributions contained in any of our debt agreements;

•	the cost of acquisitions, if any;

•

fees and expenses of our general partner and its affiliates (including Rice Energy) we are required to reimburse (including the $2.5 million of annual incremental publicly traded partnership expenses we expect to incur);

•	the amount of cash reserves established by our general partner; and

•	other business risks affecting our cash levels.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Because of the natural decline in production from existing wells, our success depends, in part, on Rice Energy’s ability to replace declining production and our ability to secure new sources of production from Rice Energy or third parties. Any decrease in Rice Energy’s production could adversely affect our business and operating results.

The natural gas volumes that support our gathering business depend on the level of production from natural gas wells connected to our systems, which may be less than expected and will naturally decline over time. If and to the extent Rice Energy is able to execute its drilling and completion program and achieve its anticipated production targets, the volumes of natural gas we gather should increase. To the extent Rice Energy completes or reduces its activity or otherwise ceases to drill and complete wells, revenues for our gathering and compression services will be directly and adversely affected. In addition, natural gas volumes from completed wells will naturally decline over time and our cash flows associated with these wells will correspondingly decline. In order to maintain or increase throughput levels on our gathering systems, we must obtain new sources of natural gas from Rice Energy or third parties. The primary factors affecting our ability to obtain additional sources of natural gas include (i) the success of Rice Energy’s drilling activity in our areas of operation, (ii) Rice Energy’s acquisition of additional acreage and (iii) our ability to obtain acreage dedications from third parties.

We have no control over Rice Energy’s or other producers’ level of development and completion activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. We have no control over Rice Energy or other producers or their development plan decisions, which are affected by, among other things:

•	the availability and cost of capital;

•	prevailing and projected natural gas, NGL and oil prices;

•	the proximity, capacity, cost and availability of gathering and transportation facilities, and other factors that result in differentials to benchmark prices;

•	demand for natural gas, NGLs and oil;

•	levels of reserves;

•	geologic considerations;

•

environmental or other governmental regulations, including the availability of drilling permits, the regulation of hydraulic fracturing, the potential removal of certain federal income tax deductions with respect to natural gas and oil exploration and development or additional state taxes on natural gas extraction; and

•	the costs of producing the natural gas and the availability and costs of drilling rigs and other equipment.

A substantial majority of Rice Energy’s drilling locations do not have proved reserves attributed to them by Rice Energy’s independent reserve engineers. Furthermore, Rice Energy could elect to reduce its drilling and completion activity if commodity prices decrease. Fluctuations in energy prices can also greatly affect the development of reserves. In general terms, the prices of natural gas, oil and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include worldwide economic conditions, weather conditions and seasonal trends, the levels of domestic production and consumer demand, the availability of imported liquified natural gas, or LNG, the availability of transportation systems with adequate capacity, the volatility and uncertainty of regional pricing differentials, the price and availability of alternative fuels, the effect of energy conservation measures, the nature and extent of governmental regulation and taxation, and the anticipated future prices of natural gas, LNG and other commodities. Declines in commodity prices could have a negative impact on Rice Energy’s development and production activity, and if sustained, could lead to a material decrease in such activity. Sustained reductions in development or production activity in our areas of operation could lead to reduced utilization of our services.

In addition, substantially all of Rice Energy’s natural gas production is sold to purchasers under contracts with market-based prices. The actual prices realized from the sale of natural gas differ from the quoted NYMEX Henry Hub price as a result of location differentials. Location differentials to NYMEX Henry Hub prices, also known as basis differentials, result from variances in regional natural gas prices compared to NYMEX Henry Hub prices as a result of regional supply and demand factors. Rice Energy may experience differentials to NYMEX Henry Hub prices in the future, which may be material.

Due to these and other factors, even if reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in development activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

On a pro forma basis, we would not have generated sufficient cash available for distribution to support the payment of the minimum quarterly distribution on all of our units for the year ended December 31, 2013 and the twelve months ended September 30, 2014.

We must generate approximately $43.1 million of cash available for distribution to support the payment of the minimum quarterly distribution for four quarters on all of our common units and subordinated units that will be outstanding immediately following this offering. The amount of pro forma cash available for distribution generated during the year ended December 31, 2013 and the twelve months ended September 30, 2014 would not have been sufficient to support the payment of the full minimum quarterly distribution on our common units and subordinated units during such period. Specifically, the amount of pro forma cash available for distribution generated during the year ended December 31, 2013 would have been sufficient to support a distribution of $0.07 per common unit per quarter ($0.28 per common unit on an annualized basis), or 37.1% of the minimum quarterly distribution, and would not have supported any distributions on our subordinated units, and the amount of pro forma cash available for distribution generated during the twelve months ended September 30, 2014 would have been sufficient to support a distribution of $0.11 per common unit per quarter ($0.45 per common unit on an annualized basis), or 60.3% of the minimum quarterly distribution, and would not have supported any distributions on our subordinated units. For a calculation of our ability to make cash distributions to our unitholders based on our pro forma results for the year ended December 31, 2013 and the twelve months ended September 30, 2014, please read “Our Cash Distribution Policy and Restrictions on Distributions.” If we are unable to generate sufficient cash available for distribution in future periods, we may not be able to support the payment of the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

The assumptions underlying the forecast of cash available for distribution, as set forth in “Our Cash Distribution Policy and Restrictions on Distributions,” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecasted results of operations, Adjusted EBITDA and cash available for distribution for the twelve months ending December 31, 2015. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Our Cash Distribution Policy and Restrictions on Distributions.” Management has prepared the financial forecast and has not received an opinion or report on it from our or any other independent auditor. The assumptions and estimates underlying the forecast are substantially driven by Rice Energy’s anticipated drilling and completion schedule and, although we consider our assumptions as to Rice Energy’s ability to maintain that schedule reasonable as of the date of this prospectus, those estimates and Rice Energy’s ability to achieve anticipated drilling and production targets are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

Our gathering and compression systems are concentrated in two counties within the Appalachian Basin, making us vulnerable to risks associated with operating in one major geographic area, including insufficient takeaway capacity, mining subsidence and labor shortages.

We rely on revenues generated from our gathering and compression systems, all of which are located in two counties within the Appalachian Basin. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, market limitations, cold weather conditions or interruption of the processing or transportation of natural gas and NGLs.

Insufficient takeaway capacity in the Appalachian Basin could cause decreased producer activity in our dedicated areas. The Appalachian Basin has recently experienced periods in which natural gas production has surpassed local takeaway capacity, resulting in substantial discounts in the price received by producers selling into the Appalachia markets. Although additional Appalachian Basin takeaway capacity was added in 2012 and 2013 and additional capacity is being constructed, the existing and expected capacity may not be sufficient to keep pace with the increased production caused by drilling in the area. If our customers are unable to secure long-term firm takeaway capacity on major pipelines that connect to our gathering systems to accommodate their growing production and to manage their basis differentials, it could impact their development plan and cause a decrease in throughput on our gathering systems. Any of the aforementioned throughput decreases could have a material adverse effect on our financial condition and results of operations.

Further, a number of areas within the Marcellus Shale have historically been subject to longwall coal mining operations. For example, third parties may conduct longwall coal mining operations near or under Rice Energy’s, our other customers’ or our properties, which could cause subsidence or other damage to Rice Energy’s, our other customers’ or our properties, adversely impact our customers’ drilling or adversely impact our gathering and compression activities. In such event, our or our customers’ operations may be impaired or interrupted, which could have a material adverse effect on our financial condition and results of operations.

Finally, gathering and compression services require special equipment and laborers skilled in multiple disciplines, such as equipment operators, mechanics and engineers, among others. The increased levels of production in the Appalachian Basin may result in a shortage of equipment and skilled labor. If we experience such shortages, our labor and equipment costs and overall productivity could be materially and adversely affected. If our equipment or labor prices increase, our results of operations could be materially and adversely affected.

We may not be able to attract additional third-party volumes, which could limit our ability to grow and increase our dependence on Rice Energy.

Part of our long-term growth strategy includes identifying additional opportunities to offer services to third parties. For the twelve months ended September 30, 2014, Rice Energy accounted for approximately 85% of our pro forma revenues. Our ability to increase throughput on our systems and any related revenue from third parties is subject to numerous factors beyond our control, including competition from third parties and the extent to which we have available capacity when requested by third parties. To the extent that we lack available capacity on our systems for third-party volumes, we may not be able to compete effectively with third-party systems for additional volumes in our dedicated areas. In addition, some of our competitors for third-party volumes have greater financial resources and access to larger supplies of natural gas than those available to us, which could allow those competitors to price their services more aggressively than we do.

We have historically provided gathering services to third parties on a limited basis, and we may not be able to attract material third-party service opportunities. Our efforts to attract new unaffiliated customers may be adversely affected by (i) our relationship with Rice Energy and the fact that a substantial portion of the capacity of our gathering and compression systems will be necessary to service Rice Energy’s production and development and completion schedule, (ii) our desire to provide services pursuant to fee-based contracts and (iii) the existence of current and future dedications to other gatherers by potential third-party customers. As a result, we may not have the capacity to provide services to third parties and/or potential third-party customers may prefer to obtain services pursuant to other forms of contractual arrangements under which we would be required to assume direct commodity exposure.

Increased competition from other companies that provide gathering services, or from alternative fuel sources, could have a negative impact on the demand for our services, which could adversely affect our financial results.

Our ability to renew or replace existing contracts at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors. Our systems compete primarily with other natural gas gathering systems. Some of our competitors have greater financial resources and may now, or in the future, have access to greater supplies of natural gas than we do. Some of these competitors may expand or construct gathering systems that would create additional competition for the services we provide to our customers. In addition, our customers may develop their own gathering systems instead of using ours. Moreover, Rice Energy and its affiliates are not limited in their ability to compete with us outside of our dedicated areas. Please read “Conflicts of Interest and Fiduciary Duties.”

Further, natural gas as a fuel competes with other forms of energy available to end-users, including electricity, coal and liquid fuels. Increased demand for such forms of energy at the expense of natural gas could lead to a reduction in demand for natural gas gathering services.

All of these competitive pressures could make it more difficult for us to retain our existing customers and/or attract new customers as we seek to expand our business, which could have a material adverse effect on our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders. In addition, competition could intensify the negative impact of factors that decrease demand for natural gas in the markets served by our systems, such as adverse economic conditions, weather, higher fuel costs and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or limit the use of natural gas.

We will be required to make substantial capital expenditures to increase our asset base. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

In order to increase our asset base, we will need to make expansion capital expenditures. If we do not make sufficient or effective expansion capital expenditures, we will be unable to expand our business operations and, as a result, we will be unable to raise the level of our future cash distributions. To fund our expansion capital expenditures and investment capital expenditures, we will be required to use cash from our operations or incur borrowings. Such uses of cash from our operations will reduce cash available for distribution to our unitholders. Alternatively, we may sell additional common units or other securities to fund our capital expenditures. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our or Rice Energy’s financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the prevailing distribution rate. None of our general partner, Rice Energy or any of their respective affiliates is committed to providing any direct or indirect support to fund our growth.

The amount of capital expenditures that we make over time could increase as a result of continuing increased demand for labor and materials.

A substantial majority of our capital expenditures in the near term are expected to be incurred as a result of the continued build-out of our natural gas gathering systems. As such, the amount of capital expenditures that we incur over time will be impacted by the cost of labor and materials (primarily steel) needed to construct our pipelines. Additionally, any delays in construction as a result of weather-related events or otherwise could increase our overall capital expenditure requirements.

The amount of cash we have available for distribution to our unitholders depends primarily on our cash flow and not solely on profitability, which may prevent us from making distributions, even during periods in which we record net income.

You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record a net loss for financial accounting purposes, and conversely, we might fail to make cash distributions during periods when we record net income for financial accounting purposes.

Our construction or purchase of new gathering and compression or other assets may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our cash flows, results of operations and financial condition and, as a result, our ability to distribute cash to our unitholders.

The construction of additions or modifications to our existing systems and the construction or purchase of new assets involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. Financing may not be available on economically acceptable terms or at all. If we undertake these projects, we may not be able to complete them on schedule, at the budgeted cost or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. We may construct facilities to capture anticipated future production growth in an area in which such growth does not materialize. As a result, new gathering and compression or other assets may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition. In addition, the construction of additions to our existing assets may require us to obtain new rights-of-way prior to constructing new pipelines or facilities. We may be unable to timely obtain such rights-of-way to connect new natural gas supplies to our existing gathering pipelines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to expand or renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, our cash flows could be adversely affected.

Our exposure to commodity price risk may change over time.

We currently generate all of our revenues pursuant to fee-based contracts under which we are paid based on the volumes that we gather and compress, rather than the underlying value of the commodity. Consequently, our existing operations and cash flows have little direct exposure to commodity price risk. Although we intend to enter into similar fee-based contracts with new customers in the future, our efforts to negotiate such contractual terms may not be successful. In addition, we may acquire or develop additional midstream assets in a manner that increases our exposure to commodity price risk. Future exposure to the volatility of natural gas, NGL and oil prices could have a material adverse effect on our business, results of operations and financial condition and, as a result, our ability to make cash distributions to our unitholders.

Restrictions in our new revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

We expect to enter into a new revolving credit facility in connection with the closing of this offering. Our new revolving credit facility is expected to limit our ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

Our new revolving credit facility also is expected to contain covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet any such ratios and tests.

The provisions of our new revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our new revolving credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures (including required well pad connections and well connections pursuant to our gas gathering and compression agreement as well as acquisitions) or other purposes may be impaired or such financing may not be available on favorable terms;

•	our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

Increases in interest rates could adversely affect our business, our unit price and our ability to issue additional equity, to incur debt to capture growth opportunities or for other purposes, or to make cash distributions at our intended levels.

We will have significant exposure to increases in interest rates. After the consummation of this offering on a pro forma basis, we do not expect to have any outstanding indebtedness. However, in connection with the completion of this offering we expect to enter into a new revolving credit facility. Assuming our average debt level during the year ending December 31, 2015 of $51.9 million, comprised of funds drawn on our new revolving credit facility, an increase of one percentage point in the interest rates will result in an increase in annual interest expense of $0.5 million. As a result, our results of operations, cash flows and financial condition and, as a result, our ability to make cash distributions to our unitholders, could be materially adversely affected by significant increases in interest rates.

As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity, to incur debt to expand or for other purposes, or to make cash distributions at our intended levels.

The credit and risk profile of Rice Energy could adversely affect our credit ratings and risk profile, which could increase our borrowing costs or hinder our ability to raise capital.

The credit and business risk profiles of Rice Energy may be a factor considered in credit evaluations of us. This is because Rice Energy controls our business activities, including our cash distribution policy and growth strategy. Any adverse change in the financial condition of Rice Energy, including the degree of its financial leverage and its dependence on cash flow from us to service its indebtedness, or a downgrade of Rice Energy’s credit rating, may adversely affect our credit ratings and risk profile.

If we were to seek a credit rating in the future, our credit rating may be adversely affected by the leverage of Rice Energy, as credit rating agencies such as Standard & Poor’s Ratings Services and Moody’s Investors Service may consider the leverage and credit profile of Rice Energy and its affiliates because of their ownership interest in and control of us. Any adverse effect on our credit rating would increase our cost of borrowing or hinder our ability to raise financing in the capital markets, which would impair our ability to grow our business and make distributions to common unitholders.

If we are unable to make acquisitions on economically acceptable terms from Rice Energy or third parties, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash available for distribution on a per unit basis.

Our ability to grow depends, in part, on our ability to make acquisitions that increase our cash generated from operations on a per unit basis. The acquisition component of our strategy is based, in large part, on our expectation of ongoing divestitures of midstream energy assets by industry participants, including Rice Energy. Though our omnibus agreement provides us with a right of first offer with respect to Rice Energy’s retained midstream assets that will require Rice Energy to provide us with an opportunity to offer to purchase midstream assets that it may sell, the consummation and timing of any future transactions pursuant to the exercise of our right of first offer with respect to any particular business opportunity will depend upon, among other things, our ability to negotiate definitive agreements with respect to such opportunities and our ability to obtain financing on acceptable terms. Additionally, Rice Energy is under no obligation to accept any offer made by us with respect to such opportunities. Furthermore, for a variety of reasons, we may decide not to exercise these rights when they become available, and our decision will not be subject to unitholder approval. As such, there is no guarantee that we will be able to make any such offer or consummate any acquisition of midstream assets from Rice Energy. Furthermore, many factors could impair our access to future midstream assets and the willingness of Rice Energy to offer us acquisition opportunities, including a change in control of Rice Energy or a transfer of the incentive distribution rights held by Rice Energy to a third party. A material decrease in divestitures of midstream energy assets from Rice Energy or otherwise would limit our opportunities for future acquisitions and could have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

If we are unable to make accretive acquisitions from Rice Energy or third parties, whether because, among other reasons, (i) Rice Energy elects not to sell or contribute additional assets to us or to offer acquisition opportunities to us, (ii) we are unable to identify attractive third-party acquisition opportunities, (iii) we are unable to negotiate acceptable purchase contracts with Rice Energy or third parties, (iv) we are unable to obtain financing for these acquisitions on economically acceptable terms, (v) we are outbid by competitors or (vi) we are unable to obtain necessary governmental or third-party consents, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash available for distribution on a per unit basis.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about volumes, revenue and costs, including synergies and potential growth;

•	an inability to secure adequate customer commitments to use the acquired systems or facilities;

•	an inability to integrate successfully the assets or businesses we acquire;

•	the assumption of unknown liabilities for which we are not indemnified or for which our indemnity is inadequate;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s and employees’ attention from other business concerns; and

•	unforeseen difficulties operating in new geographic areas or business lines.

If any acquisition eventually proves not to be accretive to our cash available for distribution per unit, it could have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

Our right of first offer with respect to Rice Energy’s water distribution systems may not be exercised and therefore would not enhance our ability to grow our business.

Rice Energy has granted us a right of first offer to acquire its water distribution systems. However, there can be no assurance that we will be successful in obtaining a ruling or interpretive guidance from the IRS that income from water distribution services is qualifying income for federal income tax purposes. If we are not successful in obtaining such a ruling or interpretive guidance, we may decide not to pursue an acquisition of Rice Energy’s water distribution systems if and when they become available.

We are subject to complex federal, state and local laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations or expose us to significant liabilities.

Our natural gas gathering operations are subject to complex and stringent federal, state and local laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations and the permits and other approvals issued thereunder. In addition, our costs of compliance may increase or operational delays may occur if existing laws and regulations are revised or reinterpreted, or if new laws and regulations apply to our operations. Failure to comply with such laws and regulations, including any evolving interpretation and enforcement by governmental authorities, could have a material adverse effect on our business, financial condition and results of operations. Also, we might not be able to obtain or maintain all required environmental regulatory approvals for our operations. If there is a delay in obtaining any required environmental regulatory approvals, or if we fail to obtain and comply with them, the operation or construction of our facilities could be prevented or become subject to additional costs.

In addition, new or additional regulations or permitting requirements, new interpretations of existing requirements or changes in our operations could also trigger the need for Environmental Assessments or more detailed Environmental Impact Statements under the National Environmental Policy Act and analogous state laws, as well as litigation over the adequacy of those reviews, which could result in increased costs or delays of, or denial of rights to conduct, our development programs. Such potential regulations or litigation could increase our operating costs, reduce our liquidity, delay or halt our operations or otherwise alter the way we conduct our business, which could in turn have a material adverse effect on our business, financial condition and results of operations. Further, the discharges of oil, natural gas, NGLs and other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties. Please read “Business—Regulation of Environmental and Occupational Safety and Health Matters” for a further description of laws and regulations that affect us.

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of such assets, which may cause our revenues to decline and our operating expenses to increase.

Our natural gas gathering operations are exempt from regulation by the Federal Energy Regulatory Commission, or FERC, under the Natural Gas Act of 1938, or NGA. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by the FERC as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests the FERC has used to determine whether a pipeline is a gathering pipeline not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by the FERC, the courts, or Congress. If the FERC were to determine that all or some of our gathering facilities and/or services provided by us are not exempt from FERC regulation, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC, which could in turn decrease revenue, increase operating costs, and, depending upon the facility in question, adversely affect our results of operations and cash flows.

Other FERC regulations may indirectly impact our businesses and the markets for products derived from these businesses. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, ratemaking, gas quality, capacity release and market center promotion, may indirectly affect the intrastate natural gas market. Should we fail to comply with any applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines, which could have a material adverse effect on our results of operations and cash flows. FERC has civil penalty authority under the NGA and NGPA to impose penalties for current violations of up to $1,000,000 per day for each violation and disgorgement of profits associated with any violation.

State regulation of natural gas gathering facilities and intrastate transportation pipelines generally includes various safety, environmental and, in some circumstances, nondiscriminatory take and common purchaser requirements, as well as complaint-based rate regulation. While we have not obtained a specific determination from the Pennsylvania Public Utilities Commission, we believe our natural gas gathering facilities are not subject to rate regulation or open access requirements by the Pennsylvania Public Utilities Commission. However, the Pennsylvania Public Utilities Commission requires us to register as pipeline operators, pay assessment and registration fees, undergo inspections and report annually on the miles of pipeline we operate. Other state regulations may not directly apply to our business, but may nonetheless affect the availability of natural gas for purchase, compression and sale.

Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels. Our gathering operations could be adversely affected in the future should we become subject to the application of state or federal regulation of rates and services. These operations may also be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of such facilities. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes. For more information regarding federal and state regulation of our operations, please read “Business—Regulation of Operations.”

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas, NGL and oil production by our customers, which could reduce the throughput on our gathering and compression systems and adversely impact our revenues.

All of Rice Energy’s natural gas production is being developed from shale formations. These reservoirs require hydraulic fracturing completion processes to release the liquids and natural gas from the rock so it can flow through casing to the surface. Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand (or other proppant) combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies. Along with several other states, Pennsylvania (where we currently operate) has adopted laws and regulations that impose more stringent disclosure and well construction requirements on hydraulic fracturing operations, and local governments may also adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general of hydraulic fracturing activities in particular, or prohibiting such activities. In addition, various studies are underway by the

U.S. Environmental Protection Agency, or the EPA, and other federal agencies concerning the potential environmental impacts of hydraulic fracturing activities. At the same time, certain environmental groups have advocated for additional laws to more closely and uniformly regulate the hydraulic fracturing process, and legislation has been proposed by members of Congress from time to time to provide for such regulation. We cannot predict whether any such legislation will be enacted and if so, what its provisions would require. Additional levels of regulation and permits potentially required by new laws and regulations at the federal, state or local level could lead to delays, increased operating costs and process prohibitions for Rice Energy or other potential customers that could reduce the volumes of natural gas that move through our gathering systems, which in turn could materially adversely affect our revenues and results of operations.

Our operations, as well as our customers’ operations, are subject to significant liability under, or costs and expenditures to comply with, environmental and worker health and safety regulations, which are complex and subject to frequent change.

As an owner, lessee or operator of gathering pipelines and compressor stations, we are subject to various stringent federal, state, and local laws and regulations relating to the discharge of materials into, and protection of, the environment. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions. These laws and regulations may impose numerous obligations that are applicable to our and our customers’ operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our or our customers’ operations, the imposition of specific standards addressing worker protection, and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our and our customers’ operations. Failure to comply with these laws, regulations and permits may result in joint and several, strict liability for administrative, civil and/or criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations. Private parties, including the owners of the properties through which our gathering systems pass and facilities where wastes resulting from our operations are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental laws, regulations and permits or for personal injury or property damage. We may not be able to recover all or any of these costs from insurance. We may also experience a delay in obtaining or be unable to obtain required permits, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenues, which in turn could affect our profitability. In addition, our customers’ liability under, or costs and expenditures to comply with, environmental and worker health and safety regulations could lead to delays and increased operating costs, which could reduce the volumes of natural gas that move through our gathering systems. There is no assurance that changes in or additions to public policy regarding the protection of the environment will not have a significant impact on our operations and profitability.

Our operations also pose risks of environmental liability due to leakage, migration, releases or spills from our operations to surface or subsurface soils, surface water or groundwater. Certain environmental laws impose strict as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons, or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. Please read “Business—Regulation of Environmental and Occupational Safety and Health Matters” for more information.

Climate change laws and regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the natural gas that we gather, while potential physical effects of climate change could disrupt our operations and cause us to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane and other greenhouse gases, or GHGs, present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that, among other things, establish Prevention of Significant Deterioration, or PSD, construction and Title V operating permit reviews for certain large stationary sources that are potential major sources of GHG emissions. Facilities required to obtain PSD permits because of their potential criteria pollutant emissions will be required to comply with “best available control technology” standards for GHGs. These regulations could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified sources.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. In addition, the Obama Administration announced its Climate Action Plan in 2013, which, among other things, directs federal agencies to develop a strategy for the reduction of methane emissions, including emissions from the oil and gas industry. As part of the Climate Action Plan, the Obama Administration also announced that it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies in the coming years. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. Substantial limitations on GHG emissions could also adversely affect demand for the natural gas we gather.

Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our operations.

The Endangered Species Act and Migratory Bird Treaty Act govern our operations and additional restrictions may be imposed in the future, which could have an adverse impact on our operations.

The Endangered Species Act, or ESA, restricts activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act, or MBTA. The U.S. Fish and Wildlife Service and state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of or access to federal, state and private lands. Some of our operations are located in areas that are designated as habitats for endangered or threatened species or that may attract migratory birds. In addition, the U.S. Fish and Wildlife Service and state agencies regularly review species that are listing candidates, and designations of additional endangered or threatened species, or critical or suitable habitat, under the ESA could cause us to incur additional costs or become subject to operating restrictions or bans in the affected areas.

We may incur significant costs and liabilities as a result of pipeline integrity management program testing and any related pipeline repair or preventative or remedial measures.

The United States Department of Transportation, or DOT, has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines located where a leak or rupture could do the most harm in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

The 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. Effective October 25, 2013, the Pipeline and Hazardous Materials Safety Administration, or PHMSA, finalized rules that increased the maximum administrative civil penalties for violations of the pipeline safety laws and regulations that occur after January 3, 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a related series of violations. Should our operations fail to comply with PHMSA or comparable state regulations, we could be subject to substantial penalties and fines. Additionally, in May 2011, PHMSA published a final rule adding reporting obligations and integrity management standards to certain rural low-stress hazardous liquid pipelines that were not previously regulated in such manner.

PHMSA has also published advanced notices of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to extend the integrity management requirements to additional types of facilities, such as gathering pipelines and related facilities. Additionally, in 2012, PHMSA issued an advisory bulletin providing guidance on verification of records related to pipeline maximum allowable operating pressure, which could result in additional requirements for the pressure testing of pipelines or the reduction of maximum operating pressures to verifiable pressures. The adoption of these and other laws or regulations that apply more comprehensive or stringent safety standards could require us to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require us to incur increased operational costs that could be significant. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our cash flow. Please read “Business—Regulation of Environmental and Occupational Safety and Health Matters” for more information.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could curtail our operations and have a material adverse effect on our ability to distribute cash and, accordingly, the market price for our common units.

Our operations are subject to all of the hazards inherent in the gathering and compression of natural gas, including:

•	damage to pipelines, compressor stations, related equipment and surrounding properties caused by natural disasters, acts of terrorism and acts of third parties;

•	damage from construction, farm and utility equipment as well as other subsurface activity (for example, mine subsidence);

•	leaks of natural gas or losses of natural gas as a result of the malfunction of equipment or facilities;

•	fires, ruptures and explosions;

•	other hazards that could also result in personal injury and loss of life, pollution and suspension of operations; and

•	hazards experienced by other operators that may affect our operations by instigating increased regulations and oversight.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repair and remediation costs.

We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which our pipelines and facilities have been constructed, and we are, therefore, subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

The loss of key personnel could adversely affect our ability to operate.

We depend on the services of a relatively small group of our general partner’s and Rice Energy’s senior management and technical personnel. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals. Because competition for experienced personnel in the midstream industry is intense, we may not be able to find acceptable replacements with comparable skills and experience. The loss of the services of our general partner’s senior management or technical personnel could have a material adverse effect on our business, financial condition and results of operations.

We do not have any officers or employees apart from those seconded to us and rely solely on officers of our general partner and employees of Rice Energy.

We are managed and operated by the board of directors of our general partner. Affiliates of Rice Energy conduct businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of the officers and employees who provide services to our general partner and Rice Energy. If our general partner and the officers and employees of Rice Energy do not devote sufficient attention to the management and operation of our business, our financial results may suffer, and our ability to make distributions to our unitholders may be reduced.

Risks Inherent in an Investment in Us

Our general partner and its affiliates, including Rice Energy, which will own our general partner, may have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

Following this offering, Rice Energy will indirectly own and control our general partner and will appoint all of the officers and directors of our general partner. All of our initial officers and a majority of our initial directors will also be officers and/or directors of Rice Energy. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to Rice Energy. Further, our directors and officers who are also directors and officers of Rice Energy have a fiduciary duty to manage Rice Energy in the best interests of the stockholders of Rice Energy. Conflicts of interest will arise between Rice Energy and any of its affiliates, including our general partner, on the one hand, and us and our common unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of Rice Energy over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

•	neither our partnership agreement nor any other agreement requires Rice Energy to pursue a business strategy that favors us;

•

Rice Energy, as our anchor customer, has an economic incentive to cause us not to seek higher gathering fees, even if such higher fees would reflect fees that could be obtained in arm’s-length, third-party transactions;

•	Rice Energy may choose to shift the focus of its investment and operations to areas not served by our assets;

•	actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units;

•	the directors and officers of Rice Energy have a fiduciary duty to make decisions in the best interests of the stockholders of Rice Energy, which may be contrary to our interests;

•

our general partner is allowed to take into account the interests of parties other than us, such as Rice Energy, in exercising certain rights under our partnership agreement, including with respect to conflicts of interest;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•	our general partner may cause us to borrow funds in order to permit the payment of cash distributions;

•	disputes may arise under our commercial agreements with Rice Energy and its affiliates;

•

our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•

our general partner determines the amount and timing of any capital expenditure and the amount of estimated maintenance capital expenditures, which reduces operating surplus. Please read “How We Make Distributions to Our Partners—Capital Expenditures.” The determination of estimated maintenance capital expenditures can affect the amount of cash from operating surplus that is distributed to our unitholders which, in turn, may affect the ability of the subordinated units owned by Rice Energy to convert. Please read “How We Make Distributions to Our Partners—Subordination Period”;

•

our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us;

•	contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations;

•

our partnership agreement permits us to distribute up to $35.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus, which may be used to fund distributions on our subordinated units or the incentive distribution rights;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	we may not choose to retain separate counsel for ourselves or for the holders of common units;

•	our general partner’s affiliates may compete with us, and our general partner and its affiliates have limited obligations to present business opportunities to us; and

•

the holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders, which may result in lower distributions to our common unitholders in certain situations.

Please read “Conflicts of Interest and Fiduciary Duties.”

Ongoing cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, may be substantial and will reduce our cash available for distribution to our unitholders.

Prior to making distributions on our common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering administrative staff and support services to us and reimbursements paid by our general partner to Rice Energy for customary management and general administrative services. There is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

We expect to distribute a significant portion of our cash available for distribution to our partners, which could limit our ability to grow and make acquisitions.

We plan to distribute most of our cash available for distribution and will rely primarily upon extended financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. In addition, the incurrence of commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce the cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our common units with contractual standards governing its duties.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise, free of fiduciary duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the parties where the language in our partnership agreement does not provide for a clear course of action. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its other affiliates;

•	whether to exercise its limited call right;

•	whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of the general partner;

•	how to exercise its voting rights with respect to any units it owns;

•	whether to exercise its registration rights; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties of Our General Partner.”

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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provides that whenever our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) makes a determination or takes, or declines to take, any other action in their respective capacities, our general partner, the board of directors of our general partner and any committee thereof (including the conflicts committee) is required to make such determination, or take or decline to take such other action, in the absence of bad faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was not adverse to the interest of our partnership;

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provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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provides that our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our unitholders if a transaction with an affiliate or the resolution of a conflict of interest is:

•	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner approves the affiliate transaction or resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

Our partnership agreement includes exclusive forum, venue and jurisdiction provisions. By purchasing a common unit, a limited partner is irrevocably consenting to these provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of Delaware courts. Our partnership agreement also provides that any unitholder bringing an unsuccessful action will be obligated to reimburse us for any costs we have incurred in connection with such unsuccessful claim.

Our partnership agreement is governed by Delaware law. Our partnership agreement includes exclusive forum, venue and jurisdiction provisions designating Delaware courts as the exclusive venue for most claims, suits, actions and proceedings involving us or our officers, directors and employees. Please read “The Partnership Agreement—Applicable Law; Forum, Venue and Jurisdiction.” If a dispute were to arise between a limited partner and us or our officers, directors or employees, the limited partner may be required to pursue its legal remedies in Delaware which may be an inconvenient or distant location and which is considered to be a more corporate-friendly environment. In addition, if any unitholder brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. By purchasing a common unit, a limited partner is irrevocably consenting to these provisions and potential reimbursement obligations regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of Delaware courts. For additional information about the potential obligation to reimburse us for all fees, costs and expenses incurred in connection with claims, suits, actions or proceedings initiated by a unitholder that are not successful, please read “The Partnership Agreement—Reimbursement of Partnership Litigation Costs.”

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

Compared to the holders of common stock in a corporation, unitholders have limited voting rights and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by Rice Energy, as a result of it indirectly owning our general partner, and not by our unitholders. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Please read “Management—Management of Rice Midstream Partners LP” and “Certain Relationships and Related Party Transactions.” Unlike publicly-traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates, including Rice Energy, will own sufficient units upon the closing of this offering to be able to prevent its removal. Our general partner may not be removed except for cause by vote of the holders of at least 66 2/3% of all outstanding common and subordinated units, including any units owned by our general partner and its affiliates, voting together as a single class. Following the closing of this offering, Rice Energy will indirectly own 56.5% of our outstanding common and subordinated units. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our general partner will be required to deduct estimated maintenance capital expenditures from our operating surplus, which may result in less cash available for distribution to unitholders from operating surplus than if actual maintenance capital expenditures were deducted.

Maintenance capital expenditures are those capital expenditures made to maintain, over the long term, our operating capacity or operating income. Our partnership agreement requires our general partner to deduct estimated, rather than actual, maintenance capital expenditures from operating surplus in determining cash available for distribution from operating surplus. The amount of estimated maintenance capital expenditures deducted from operating surplus will be subject to review and change by our general partner’s board of directors at least once a year, provided that any change is approved by the conflicts committee of our general partner’s board of directors. Our partnership agreement does not cap the amount of maintenance capital expenditures that our general partner may estimate. In years when our estimated maintenance capital expenditures are higher than actual maintenance capital expenditures, the amount of cash available for distribution to unitholders from operating surplus will be lower than if actual maintenance capital expenditures had been deducted from operating surplus. On the other hand, if our general partner underestimates the appropriate level of estimated maintenance capital expenditures, we will have more cash available for distribution from operating surplus in the short term but will have less cash available for distribution from operating surplus in future periods when we have to increase our estimated maintenance capital expenditures to account for the previous underestimation.

Rice Energy may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our incentive distribution rights, without the approval of the conflicts committee of our general partner’s board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

Rice Energy has the right, as the initial holder of our incentive distribution rights, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If Rice Energy elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to Rice Energy will equal the number of common units that would have entitled Rice Energy to an aggregate quarterly cash distribution in the quarter prior to the reset election equal to the distribution on the incentive distribution rights in the quarter prior to the reset election. We anticipate that Rice Energy would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that Rice Energy or a transferee could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Rice Energy may transfer all or a portion of the incentive distribution rights in the future. After any such transfer, the holder or holders of a majority of our incentive distribution rights will be entitled to exercise the right to reset the target distribution levels. Please read “How We Make Distributions to Our Partners—Right to Reset Incentive Distribution Levels.”

The incentive distribution rights held by Rice Energy may be transferred to a third party without unitholder consent.

Rice Energy may transfer our incentive distribution rights to a third party at any time without the consent of our unitholders. If Rice Energy transfers our incentive distribution rights to a third party but retains its ownership of our general partner interest, it may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of our incentive distribution rights. For example, a transfer of incentive distribution rights by our general partner could reduce the likelihood of Rice Energy selling or contributing additional midstream assets to us, as Rice Energy would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates (including Rice Energy), their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the owners of our general partner from transferring all or a portion of their respective ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a “change of control” without the vote or consent of the unitholders.

You will experience immediate dilution in tangible net book value of $15.62 per common unit.

The assumed initial public offering price of $20.00 per unit exceeds our pro forma net tangible book value of $4.38 per unit. Based on the assumed initial public offering price of $20.00 per unit, you will incur immediate and substantial dilution of $15.62 per common unit after giving effect to the offering of common units and the application of the related net proceeds. Dilution results primarily because the assets being contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost and not their fair value. Please read “Dilution.”

We may issue additional units, including units that are senior to the common units, without your approval, which would dilute your existing ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	each unitholder’s proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

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because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Rice Energy may sell common units in the public or private markets, which sales could have an adverse impact on the trading price of the common units.

After the sale of the common units offered hereby, Rice Energy will hold 3,753,623 common units and all 28,753,623 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier. Additionally, we have agreed to provide Rice Energy with certain registration rights, pursuant to which we may be required to register common units they hold under the Securities

Act and applicable state securities laws. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering of common units. The sale of these units in public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop. Please read “Units Eligible for Future Sale.”

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates (including Rice Energy) own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (i) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (ii) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon consummation of this offering, and assuming the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates (including Rice Energy) will own an aggregate of 13.1% of our common and all of our subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), our general partner and its affiliates will own 56.5% of our common units. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we will initially own assets and conduct business in Pennsylvania. You could be liable for any and all of our obligations as if you were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

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your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

For a discussion of the implications of the limitations of liability on a unitholder, please read “The Partnership Agreement—Limited Liability.”

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only 25,000,000 publicly-traded common units (assuming no exercise of the underwriters’ over-allotment option). In addition, Rice Energy will own 3,753,623 common units and 28,753,623 subordinated units, representing an aggregate approximately 56.5% limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, a lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	events affecting Rice Energy;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after the consummation of this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	other factors described in these “Risk Factors.”

In connection with past audits and reviews of Rice Energy’s financial statements and those of its Marcellus joint venture, Rice Energy’s independent registered public accounting firm identified and reported adjustments to management. Certain of such adjustments were deemed to be the result of internal control deficiencies that constituted a material weakness in internal controls over financial reporting. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected, which would harm our business and the trading price of our units.

Prior to the completion of its initial public offering, Rice Energy was a private company with limited accounting personnel to adequately execute its accounting processes and other supervisory resources with which to address its internal control over financial reporting. In addition, Rice Energy’s Marcellus joint venture previously relied on Rice Energy’s accounting personnel for its accounting processes. Historically, Rice Energy and its Marcellus joint venture had not maintained effective internal control environments in that the design and execution of such controls had not consistently resulted in effective review and supervision by individuals with financial reporting oversight roles. The lack of adequate staffing levels resulted in insufficient time spent on review and approval of certain information used to prepare the financial statements of Rice Energy and its Marcellus joint venture. Rice Energy concluded that these control deficiencies constituted material weaknesses in its control environment for the years ended December 31, 2012 and 2013. A material weakness is a control deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The control deficiencies described above, at varying degrees of severity, contributed to the material weaknesses in the control environment as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Weakness in Rice Energy Internal Control over Financial Reporting.”

To address these control deficiencies, Rice Energy has hired additional accounting and financial reporting staff, implemented additional analysis and reconciliation procedures and increased the levels of review and approval. Additionally, Rice Energy has begun taking steps to comprehensively document and analyze its system of internal control over financial reporting in preparation for its first management report on internal control over financial reporting in connection with its annual report for the year ended December 31, 2014. Due to the recent implementation of these changes to Rice Energy’s control environment, management continues to evaluate the design and effectiveness of these control changes in connection with its ongoing evaluation, review, formalization and testing of our internal control environment over the remainder of 2014. Rice Energy will not complete its review until the annual financial statement close process is complete in the first quarter of 2015, and cannot predict the outcome of its review at this time. Based upon the status of its review, Rice Energy and its independent auditors have concluded that the material weakness previously identified had not been remediated as of September 30, 2014. During the course of the review, Rice Energy may identify additional control deficiencies, which could give rise to significant deficiencies and other material weaknesses in addition to the material weakness previously identified. Rice Energy’s remediation efforts may not enable us to remedy or avoid material weaknesses or significant deficiencies in the future. After the closing of this offering, our management team and financial reporting oversight personnel will be those of Rice Energy, and thus, we will face the same control deficiencies described above.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded company, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting and finance staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes Oxley Act of 2002 for our fiscal year ending December 31, 2015 (assuming we file a fiscal 2014 annual report), we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2020. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

For as long as we are an “emerging growth company,” we will not be required to comply with certain disclosure requirements that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an “emerging growth company,” which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) provide certain disclosure regarding executive compensation required of larger public companies or (4) hold nonbinding advisory votes on executive compensation. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, become a large accelerated filer, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to “emerging growth companies,” you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not “emerging growth companies.” If some investors find our common units to be less attractive as a result, there may be a less active trading market for our common units and our trading price may be more volatile.

The New York Stock Exchange does not require a publicly-traded partnership like us to comply with certain of its corporate governance requirements.

We have been approved to list our common units on the NYSE, subject to official notice of issuance. Because we will be a publicly-traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management—Management of Rice Midstream Partners LP.”

We will incur increased costs as a result of being a publicly-traded partnership.

We have no history operating as a publicly-traded partnership. As a publicly-traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly-traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly-traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a publicly-traded partnership.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

We estimate that we will incur approximately $2.5 million of incremental costs per year associated with being a publicly-traded partnership; however, it is possible that our actual incremental costs of being a publicly-traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as us not being subject to a material amount of entity-level taxation. If the IRS were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, we would be treated as a corporation for U.S. federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon our current operations, we believe we satisfy the qualifying income requirement. However, we have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for U.S. federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us. At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. Specifically, we will initially own assets and conduct business in Pennsylvania. Imposition of a similar tax on us in other jurisdictions that we may expand to could substantially reduce our cash available for distribution to you.

The tax treatment of publicly-traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly-traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. Any modification to U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the qualifying income requirement to be treated as a partnership for U.S. federal income tax purposes. For a discussion of the importance of our treatment as a partnership for federal income purposes, please read “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status” for a further discussion.

If the IRS were to contest the federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce cash available for distribution to our unitholders.

The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax due from you with respect to that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Allocations and/or distributions to non-U.S. persons will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. persons, and each non-U.S. person will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Please read “Material U.S. Federal Income Tax Consequences of Unit Ownership—Tax-Exempt Organizations and Other Investors.”

We will treat each purchaser of common units as having the same tax benefits without regard to the common units actually purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of our common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. Our counsel is unable to opine as to the validity of this approach. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we adopted.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The U.S. Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Allocations Between Transferors and Transferees.”

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and could recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We may adopt certain valuation methodologies that could result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, Rice Energy will indirectly own 56.5% of the total interests in our capital and profits. Therefore, a transfer by Rice Energy of all or a portion of its interests in us could, in conjunction with the trading of common units held by the public, result in a termination of our partnership for federal income tax purposes. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once.

Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns for one calendar year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in taxable income for the unitholder’s taxable year that includes our termination. Our termination would not affect our classification as a partnership for federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes following the termination. If we were treated as a new partnership, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a termination occurred. The IRS recently announced a relief procedure whereby if a publicly-traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the two short tax periods included in the year in which the termination occurs. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

You will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where you do not live as a result of investing in our common units.

In addition to U.S. federal income taxes, you may be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements.

We will initially own assets and conduct business in Pennsylvania, which imposes a personal income tax on individuals. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	an inability of Rice Energy or our other customers to meet their drilling and development plans on a timely basis or at all;

•	business strategy;

•	realized natural gas, NGLs and oil prices;

•	competition and government regulations;

•	actions taken by third-party producers, operators, processors and transporters;

•	pending legal or environmental matters;

•	costs of conducting our gathering and compression operations;

•	general economic conditions;

•	credit markets;

•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the gathering and compression business. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in projecting future throughput volumes, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in this prospectus.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We intend to use the estimated net proceeds of approximately $465.6 million from this offering (based on an assumed initial offering price of $20.00 per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount, structuring fee and offering expenses, (i) to reimburse Rice Energy for $195.3 million of capital expenditures incurred on our behalf prior to the closing of this offering, (ii) to make a $242.6 million distribution to Rice Energy, (iii) to fund $25.0 million of our 2015 expansion capital expenditures and (iv) to pay approximately $2.7 million of origination fees related to our new revolving credit facility.

If and to the extent the underwriters exercise their option to purchase additional common units in full, we intend to use the additional net proceeds of approximately $70.2 million upon such exercise to pay a distribution to Rice Energy. If the underwriters do not exercise their option to purchase additional common units, in whole or in part, any remaining common units not purchased by the underwriters pursuant to the option will be issued to Rice Energy at the expiration of the option period for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.”

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount, structuring fee and offering expenses payable by us, to increase or decrease, respectively, by approximately $23.4 million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a $1.00 increase in the assumed public offering price to $21.00 per common unit, would increase net proceeds to us from this offering by approximately $43.1 million. Similarly, each decrease of 1.0 million common units offered by us, together with a $1.00 decrease in the assumed initial offering price to $19.00 per common unit, would decrease the net proceeds to us from this offering by approximately $41.2 million. Any increase or decrease in the net proceeds would change the amount of our distribution paid to Rice Energy.

CAPITALIZATION

The following table shows our cash and cash equivalents and our capitalization as of September 30, 2014:

•	on an actual basis for our Predecessor;

•

on a pro forma basis to reflect the issuance and sale of our common units in this offering, the application of the net proceeds from this offering as described under “Use of Proceeds,” and the other transactions that will occur in connection with the completion of this offering.

This table is derived from, and should be read together with, the unaudited historical financial statements of our Predecessor and the unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2014
	Predecessor	Rice Midstream Partners LP
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$1,198	$25,000

Indebtedness:
New revolving credit facility(1)	$—	$—

Total long-term debt	—	—
Total Net Equity-Parent Net Investment/Partners’ Capital:
Total net equity—parent net investment	295,826	—
Common units—public	—	465,620
Common units—Rice Energy	—	(14,688)
Subordinated units—Rice Energy	—	(112,511)
General partner interest(2)	—	—

Total partners’ capital	295,826	338,421

Total capitalization	$295,826	$338,421

(1)	In connection with the completion of this offering, we expect to enter into a new revolving credit facility. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Agreements and Contractual Obligations—New Revolving Credit Facility.”
(2)	Our general partner owns a non-economic general partner interest in us.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per common unit after the offering. Assuming an initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover page of this prospectus), on a pro forma basis as of September 30, 2014, after giving effect to the offering of common units, the contribution of Rice Poseidon and the related transactions, our net tangible book value would have been approximately $251.9 million, or $4.38 per common unit. Purchasers of our common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Predecessor net tangible book value per common unit before the offering(1)	$6.44
Increase in net tangible book value per common unit attributable to purchasers in the offering	10.95
Decrease in net tangible book value per common unit attributable to the assignment of current assets to Rice Midstream Holdings	(0.09)
Decrease in net tangible book value per common unit attributable to the distribution of Pennsylvania water distribution assets to Rice Midstream Holdings	(0.59)
Increase in net tangible book value per common unit attributable to the assignment of current liabilities to Rice Midstream Holdings	1.14
Decrease in net tangible book value per common unit attributable to the reimbursement of Rice Energy for capital expenditures incurred prior to this offering	(6.01)
Decrease in net tangible book value per common unit attributable to the distribution to Rice Energy	(7.46)

Less: Pro forma net tangible book value per common unit after the offering(2)		4.38

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)(4)		$15.62

(1)	Determined by dividing the pro forma net tangible book value by the number of units (3,753,623 common units and 28,753,623 subordinated units) to be issued to Rice Energy for their contribution of assets and liabilities to us.
(2)	Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering, by the total number of units (28,753,623 common units and 28,753,623 subordinated units) to be outstanding after the offering.
(3)	A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would increase or decrease, respectively, our pro forma net tangible book value by approximately $23.4 million, or approximately $0.41 per common unit, and dilution per common unit to investors in this offering by approximately $0.59 per common unit, after deducting the estimated underwriting discount, structuring fee and offering expenses payable by us. We may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a $1.00 increase in the assumed initial offering price to $21.00 per common unit, would result in a pro forma net tangible book value of approximately $295.0 million, or $5.04 per common unit, and dilution per common unit to investors in this offering would be $15.96 per common unit. Similarly, each decrease of 1.0 million common units offered by us, together with a $1.00 decrease in the assumed initial public offering price to $19.00 per common unit, would result in an pro forma net tangible book value of approximately $210.7 million, or $3.73 per common unit, and dilution per common unit to investors in this offering would be $15.27 per common unit. The information discussed above is illustrative only and will be adjusted based on the actual public offering price, the number of common units offered by us and other terms of this offering determined at pricing.

(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by Rice Energy and by the purchasers of our common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units		Total Consideration
	Number	Percent	Amount	Percent
Rice Energy(1)(2)(3)	32,507,246	56.5%	$(127,199)	(34%)
Purchasers in the offering(3)	25,000,000	43.5%	500,000	134%

Total	57,507,246	100%	$372,801	100%

(1)	Upon the consummation of the transactions contemplated by this prospectus, Rice Energy will own 3,753,623 common units and 28,753,623 subordinated units.
(2)	The contribution of the natural gas gathering and compression assets of our Predecessor will be recorded at historical cost. The pro forma book value of the consideration provided by Rice Energy as of September 30, 2014, after giving effect to our reimbursement of Rice Energy for $195.3 million of capital expenditures incurred on our behalf prior to the closing of this offering, the distribution to Rice Energy of $19.3 million of water distribution assets of our Predecessor that will not be contributed to us in connection with this offering and our distribution to Rice Energy of $242.6 million concurrent with the closing of this offering, the assignment of $2.9 million of current assets and $37.1 million of current liabilities to Rice Energy, would have been approximately $(127.2) million.
(3)	Assumes the underwriters’ option to purchase additional common units is not exercised.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical results of operations, you should refer to our Predecessor’s audited financial statements and the related notes to those financial statements as of and for the years ended December 31, 2012 and 2013 and unaudited financial statements as of and for the nine months ended September 30, 2013 and 2014. For additional information regarding our pro forma results of operations, you should refer to our unaudited pro forma financial statements and the related notes to those financial statements as of September 30, 2014 and for the year ended December 31, 2013 and the nine months ended September  30, 2014.

General

Our Cash Distribution Policy

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the minimum quarterly distribution of $0.1875 per unit ($0.75 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves (including estimated maintenance capital expenditures) and the payment of our expenses, including payments to our general partner and its affiliates. Furthermore, we expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our cash available for distribution resulting from such growth.

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our cash available for distribution. Because we believe we will generally finance any expansion capital expenditures from external financing sources, including borrowings under our new revolving credit facility and the issuance of debt and equity securities, we believe that our investors are best served by distributing all of our available cash. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax.

The board of directors of our general partner may change our distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or any other basis.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will make cash distributions to our unitholders. We do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time.

The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•

Our cash distribution policy will be subject to restrictions on cash distributions under our new revolving credit facility, which is expected to contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions or if we are otherwise in default under our new revolving credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•

Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish.

•

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates (including Rice Energy) for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Please see the notes to the pro forma financial statements included elsewhere in this prospectus for a description of the methodology behind how general and administrative expenses are allocated to us. Our obligations to reimburse our general partner and its affiliates are governed by our partnership agreement and the omnibus agreement that we expect to enter into with our general partner and Rice Energy. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash available to pay distributions to our unitholders.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors detailed in this prospectus as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to common unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase.

•

If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “How We Make Distributions to Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•

If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly cash distributions in order to service or repay our debt or fund expansion capital expenditures.

Our Ability to Grow may be Dependent on Our Ability to Access External Financing Sources

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will rely primarily upon external financing sources, including borrowings under our new revolving credit facility and issuances of debt and equity securities, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.1875 per unit for each whole quarter, or $0.75 per unit on an annualized basis. The payment of the full minimum quarterly distribution on all of the common units and subordinated units to be outstanding after completion of this offering would require us to have cash available for distribution of approximately $10.8 million per quarter, or $43.1 million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the amount of common units and subordinated units that will be outstanding immediately after this offering and the cash available for distribution needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

		Minimum Quarterly Distributions
	Number of Units	One Quarter	Annualized
Common units held by the public(1)(2)	25,000,000	$4,687,500	$18,750,000
Common units held by Rice Energy(1)	3,753,623	703,804	2,815,217
Subordinated units held by Rice Energy	28,753,623	5,391,304	21,565,217

Total	57,507,246	$10,782,609	$43,130,435

(1)	Assumes no exercise of the underwriters’ option to purchase additional common units. Please read “Summary—The Offering—Use of Proceeds” for a description of the impact of an exercise of the option on the common unit ownership.
(2)	Does not include any common units that may be issued under the long term incentive plan our general partner intends to implement prior to the completion of this offering.

Because our general partner’s interest in us entitles it to control us without a right to any percentage of our distributions, our general partner will not receive ongoing distributions in respect of its general partner interest.

We expect to pay our distributions on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. We will adjust the quarterly distribution for the period after the closing of this offering through December 31, 2014, based on the actual length of the period.

Subordinated Units

Rice Energy will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units.

To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such arrearage payments in the future except during the subordination period. To the extent we have cash available for distribution from operating surplus in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess cash to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “How We Make Distributions to Our Partners—Subordination Period.”

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $0.75 per unit for the twelve months ending December 31, 2015. In those sections, we present two tables, consisting of:

•	“Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2013 and the Twelve Months Ended September 30, 2014,” in which we present the amount of cash we would have had available for distribution on a pro forma basis for the year ended December 31, 2013 and the twelve months ended September 30, 2014, derived from our unaudited pro forma financial data that are included in this prospectus, as adjusted to give pro forma effect to, among other items, acquisitions completed by our Predecessor, this offering and the related formation transactions; and

•

“Estimated Cash Available for Distribution for the Year Ending December 31, 2015,” in which we demonstrate our ability to generate sufficient cash available for distribution for us to pay the minimum quarterly distribution on all units for the twelve months ending December 31, 2015.

While the fourth quarter of 2014 is not complete, based on our internal preliminary results of operations, no events have occurred, nor do we currently expect any events to occur, that would affect (i) our inability to generate sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding units during the year ended December 31, 2013 or the twelve months ended September 30, 2014 or (ii) our belief regarding our ability to generate sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding units during the year ending December 31, 2015.

Rice Midstream Partners LP

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2013 and the Twelve Months Ended September 30, 2014

If we had completed this offering and the related transactions on January 1, 2013, our unaudited pro forma cash available for distribution for the year ended December 31, 2013 and the twelve months ended September 30, 2014 would have been approximately $8.0 million and $13.0 million, respectively. These amounts would not have been sufficient to pay the minimum quarterly distribution of $0.1875 per unit per quarter ($0.75 per unit on an annualized basis) for the year ended December 31, 2013 or the twelve months ended September 30, 2014 on all of our common units. Specifically, this amount would only have been sufficient to allow us to pay a distribution of $0.07 per unit per quarter ($0.28 per unit on an annualized basis) on all of the common units, or only approximately 37.1% of the minimum quarterly distribution on all of our common units, during the year ended December 31, 2013, and a distribution of $0.11 per unit per quarter ($0.45 per unit on an annualized basis) on all of the common units, or only approximately 60.3% of the minimum quarterly distribution on all of our common units, during the twelve months ended September 30, 2014. Because of these deficiencies, we would not have been able to pay any distribution on the subordinated units during the year ended December 31, 2013 or twelve months ended September 30, 2014.

Our unaudited pro forma available cash for the year ended December 31, 2013 and the twelve months ended September 30, 2014 includes $3.8 million and $9.6 million, respectively, of general and administrative expenses as well as an incremental $2.5 million of general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership. Incremental general and administrative expenses related to being a publicly traded partnership include: expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. These expenses are not reflected in the historical financial statements of our Predecessor or our unaudited pro forma financial statements included elsewhere in the prospectus.

Unaudited Pro Forma Cash Available for Distribution

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had this offering and related formation transactions been completed as of the date indicated. In addition, cash available for distribution is primarily a cash accounting concept, while the historical financial statements of our Predecessor and our unaudited pro forma financial statements included elsewhere in the prospectus have been prepared on an accrual basis. As a result, you should view the amount of pro forma cash available for distribution only as a general indication of the amount of cash available for distributions that we might have generated had we completed this offering on the date indicated. Our unaudited pro forma cash available for distribution should be read together with “Selected Historical and Pro Forma Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited historical financial statements and the notes to those statements included elsewhere in this prospectus.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2013 and the twelve months ended September 30, 2014, the amount of cash that would have been available for distribution to our unitholders, assuming that this offering and the related formation transactions had been completed on January 1, 2013. Each of the adjustments reflected or presented below is explained in the footnotes to such adjustments.

Rice Midstream Partners LP

Unaudited Pro Forma Cash Available for Distribution

	Year Ended December 31, 2013	Twelve Months Ended September 30, 2014
	(In millions)	(In millions)
Operating Revenues:
Third parties	$1.4	$5.7
Affiliate	18.5	31.2

Total Revenues	19.9	36.9

Operating Expenses:
Direct operating expenses	2.7	3.8
General and administrative expenses(1)	3.8	9.6
Non-cash incentive unit expense(2)	—	10.5
Non-cash stock compensation expense(2)	—	0.4
Depreciation and amortization	3.7	5.0

Total Operating Expenses	10.2	29.3

Operating Income	9.7	7.6
Interest expense(3)	3.4	6.4

Pro Forma Net Income	6.3	1.2

Add:
Depreciation and amortization	3.7	5.0
Non-cash incentive unit expense(2)	—	10.5
Non-cash stock compensation expense(2)	—	0.4
Interest expense(3)	3.4	6.4

Pro Forma Adjusted EBITDA(4)	13.4	23.5
Less:
Cash interest expense(5)	2.9	5.8
Estimated maintenance capital expenditures(6)	—	2.2
Estimated expansion capital expenditures(6)	86.9	142.4
Incremental public partnership general and administrative expenses(7)	2.5	2.5

Add:
Contributions from Rice Energy to fund expansion capital expenditures	86.9	142.4

Pro Forma Cash Available for Distribution	$8.0	$13.0

Pro Forma Cash Distributions:
Distribution per unit (based on a minimum quarterly distribution rate of $0.1875 per unit)	$0.75	$0.75
Aggregate distributions to:
Common units held by the public	$18.8	$18.8
Common units held by Rice Energy	2.8	2.8
Subordinated units held by Rice Energy	21.6	21.6

Total distributions to Rice Energy	24.4	24.4

Total Distributions	$43.1	$43.1

Excess (Shortfall)	$(35.1)	$(30.1)

Percent of minimum quarterly distribution payable to common unitholders	37.3%	60.3%

Percent of minimum quarterly distribution payable to subordinated unitholders	—%	—%

(1)	Comprised of general and administrative expenses allocated to us by Rice Energy.
(2)	We were allocated our proportionate share of incentive unit and stock compensation expenses initially recognized by Rice Energy. These non-cash charges are described in more detail in Note 5 to the unaudited financial statements of our Predecessor for the nine months ended September 30, 2014.
(3)	Historically, our Predecessor was allocated interest expense attributable to the parent net investment of Rice Energy used to fund capital expenditures. Following this offering, Rice Energy will no longer be a source of funding for capital expenditures. Accordingly, pro forma interest expense reflects the estimated amortization of the deferred finance costs related to our new revolving credit facility, estimated interest expense related to borrowings thereunder to finance capital expenditures during the period and estimated fees on the unused portion of our new revolving credit facility assuming that Rice Energy did not make net investments to fund capital expenditures. Pro forma interest expense is calculated quarterly, based on accumulated capital expenditures. The interest rate is determined based on LIBOR plus a spread ranging from 1.75% to 2.75%, depending on the Total Funded Debt to EBITDA Ratio (each as defined in our new revolving credit facility). As a result, we used rates ranging from 2.99% to 3.03% and a rate of 2.98% to calculate pro forma interest expense for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. The commitment fee rate ranges from 0.35% to 0.50%, depending on the Total Funded Debt to EBITDA Ratio. We used a rate of 0.50% to calculate 2013 and September 30, 2014 pro forma commitment fees.
(4)	We define Adjusted EBITDA as net income (loss) before interest expense, income tax benefit, depreciation and amortization, stock compensation expense and incentive unit expense. Please read “Summary—Non-GAAP Financial Measure.”
(5)	Reflects estimated interest expense relating to borrowings under our new revolving credit facility to finance capital expenditures during the period and estimated fees on the unused portion of the revolving credit facility. See note (3) above.
(6)	For the year ended December 31, 2013 and twelve months ended September 30, 2014, our pro forma capital expenditures were $86.9 million and $142.4 million. As a result of the combination of the significant build-out of our gathering systems and the concurrent substantial increase in volumes attributable to Rice Energy’s development drilling program, we have assumed that all and substantially all of the capital expenditures during the year ending December 31, 2013 and the twelve months ended September 30, 2014, respectively, were expansion capital expenditures. Following this offering, on an annual basis, we will deduct from our cash available for distribution our estimated maintenance capital expenditures, which represent our estimate of the level of capital expenditure necessary to maintain, over the long term, our operating capacity or operating income. Following the completion of this offering, we expect to fund our maintenance capital expenditures with cash flow generated from operations and expansion capital expenditures with external sources of financing, such as our new revolving credit facility. Historically, our capital expenditures were funded by Rice Energy; thus for purposes of the presentation of Unaudited Pro Forma Cash Available for Distribution, we have included a contribution from Rice Energy to fund expansion capital expenditures in a corresponding amount to the amount of expansion capital expenditures.
(7)	Comprised of $2.5 million of general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership, such as costs associated with: annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation.

Estimated Cash Available for Distribution for the Year Ending December 31, 2015

We forecast that our estimated cash available for distribution during the year ending December 31, 2015 will be approximately $49.6 million. This amount represents an increase of $41.6 million and $36.6 million from the pro forma cash available for distribution for the year ended December 31, 2013 and twelve months ended September 30, 2014, respectively. The forecasted estimated cash available for distribution would exceed by $6.5 million the amount needed to pay the minimum quarterly distribution of $0.1875 per unit on all of our common and subordinated units for the year ending December 31, 2015. As explained below, this substantial increase in cash available for distribution is driven by the substantial increase in demand for our gathering and compression services as Rice Energy and third parties execute their drilling programs.

We are providing the forecast of estimated cash available for distribution to supplement our historical financial statements and our unaudited pro forma financial statements included elsewhere in this prospectus in support of our belief that we will have sufficient cash available to allow us to pay cash distributions at the minimum quarterly distribution rate on all of our units for the year ending December 31, 2015. Please read “—Assumptions and Considerations” for further information as to the assumptions we have made for the forecast. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Critical Accounting Policies and Estimates” for information as to the accounting policies we have followed for the financial forecast.

Our forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the year ending December 31, 2015. We believe that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. If our estimates are not achieved, we may not be able to pay the minimum quarterly distribution or any other distribution on our common units. The assumptions and estimates underlying the forecast are substantially driven by Rice Energy’s anticipated drilling and completion schedule and, although we consider our assumptions as to Rice Energy’s ability to maintain that schedule reasonable as of the date of this prospectus, those estimates and Rice Energy’s ability to achieve anticipated drilling and production targets are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including, among others, risks and uncertainties contained in “Risk Factors.” Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Inclusion of the forecast in this prospectus should not be regarded as a representation by any person that the results contained in the forecast will be achieved.

We have prepared the following forecast to present the estimated cash available for distribution to our common and subordinated unitholders during the forecasted period. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not necessarily indicative of future results.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The independent registered public accounting firm’s report included in this prospectus relates to historical financial information. It does not extend to prospective financial information and should not be read to do so.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the completion of this offering. In light of this, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all of our outstanding units for the year ending December 31, 2015, should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

The table below presents our projection of operating results for the year ending December 31, 2015.

Year Ending December 31, 2015
(In millions)
Operating Revenues:
Third parties	$16.9
Affiliate	54.7

Total Revenues	71.6

Operating Expenses:
Direct operating expense	5.6
General and administrative expenses(1)	9.3
Depreciation and amortization	5.5

Total Operating Expenses(2)	20.4

Operating Income	51.2
Interest expense(3)	3.1

Net Income	48.1

Add:
Depreciation and amortization	5.5
Interest expense(3)	3.1

Adjusted EBITDA(4)	56.7
Less:
Cash interest expense(5)	2.6
Estimated maintenance capital expenditures(6)	4.5
Estimated expansion capital expenditures(7)	176.5
Add:
Borrowings to fund expansion capital expenditures	151.5
Offering proceeds used to fund expansion capital expenditures	25.0

Estimated Cash Available for Distribution	$49.6

Estimated Cash Distributions:
Distribution per unit (based on a minimum quarterly distribution rate of $0.1875 per unit)	$0.75
Aggregate distributions to:(8)
Common units held by the public	$18.8
Common units held by Rice Energy	2.8
Subordinated units held by Rice Energy	21.6

Total distributions to Rice Energy	24.4

Total Distributions	$43.1

Excess	$6.5

Percent of minimum quarterly distribution payable to common unitholders	100%

Percent of minimum quarterly distribution payable to subordinated unitholders	100%

(1)

Comprised of approximately $6.8 million of general and administrative expenses allocated to us by Rice Energy, as well as $2.5 million of general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership, such as costs associated with: annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation.

(2)	Total operating expense excludes our proportionate share of incentive unit and stock compensation expenses initially recognized by Rice Energy. These non-cash charges are described in more detail in Note 5 to the unaudited financial statements of our Predecessor for the nine months ended September 30, 2014 and will not impact the cash available for distribution to our unitholders.
(3)	Forecasted interest expense includes (i) interest on amounts outstanding under our new revolving credit facility, (ii) amortization of origination fees and (iii) commitment fees on the unused portion of our new revolving credit facility. Please see “—Assumptions and Considerations—Financing.”
(4)	We define Adjusted EBITDA as net income (loss) before interest expense, income tax benefit, depreciation and amortization, stock compensation expense and incentive unit expense. Please read “Summary—Non-GAAP Financial Measure.”
(5)	Forecasted cash interest expense includes (i) interest on amounts outstanding under our new revolving credit facility and (ii) commitment fees on the unused portion of our new revolving credit facility. Please see “—Assumptions and Considerations—Financing.”
(6)	Our estimate of maintenance capital expenditures for the year ending December 31, 2015 reflects our management’s judgment of the amount of capital that will be needed annually to maintain, over the long-term, the operating capacity and operating income of our assets. Please read “—Assumptions and Considerations—Capital Expenditures.”
(7)	Our estimate of expansion capital expenditures for the year ending December 31, 2015 represents our forecasted total capital expenditures less our estimate of maintenance capital expenditures during the forecast period. The expansion capital expenditures anticipated to be spent during the forecast period are related to projects that will increase our long-term operating capacity and operating income and position us to capitalize on the growth opportunities we anticipate impacting our dedicated areas in the near-term. Please read “—Assumptions and Considerations—Capital Expenditures.”
(8)	Reflects the number of common and subordinated units that we anticipate will be outstanding immediately following the closing of this offering, and the aggregate distribution amounts payable on those units during the forecast period at our minimum quarterly distribution rate of $0.1875 per unit on an annualized basis.

Assumptions and Considerations

We believe our estimated available cash for distribution for the year ending December 31, 2015 will not be less than $49.6 million. This amount of estimated minimum available cash for distribution is approximately $41.6 million and $36.6 million more than the unaudited pro forma available cash for distribution for the year ended December 31, 2013 and the twelve months ended September 30, 2014, respectively.

A substantial majority of this increase in available cash for distribution is attributable to increased revenues primarily attributable to

•

the expansion of the capacity of our gas gathering systems from 1.9 MMDth/d as of September 30, 2014 to 4.1 MMDth/d as of December 31, 2015, including (i) the completion of construction of an 18-mile, 30-inch gathering pipeline connecting our gathering system in northern Washington County to TETCO in November 2014 and (ii) the continued expansion of our existing gathering systems during 2015; and

•	higher natural gas throughput volumes resulting from Rice Energy’s and third parties’ drilling programs.

Our estimates do not assume any incremental revenue, expenses or other costs associated with potential future acquisitions.

Results, Volumes and Fees

The following table summarizes the pro forma volumes, fees, wells and revenues for our gathering and compression systems during the year ended December 31, 2013 and the twelve months ended September 30, 2014, as well as our assumptions regarding those same amounts for the year ending December 31, 2015:

	Pro Forma				Estimated
	Year Ended December 31, 2013		Twelve Months Ended September 30, 2014		Year Ending December 31, 2015
Gathering volumes (MDth/d)
Rice Energy(1)	175		289		519
Third parties	9		42		93

Total	184		331		612
Weighted average gathering fee ($/Dth)
Rice Energy(1)	$0.30		$0.30		$0.29
Third parties	0.29		0.31		0.43	(2)

Compression volumes (MDth/d)
Rice Energy	—		—		—
Third parties	9		42		93
Weighted average compression fees ($/Dth)
Rice Energy	—		—		—
Third parties	$0.11		$0.06		$0.07

Rice Energy wells on system at period beginning	17	(3)	33	(4)	81	(4)
Rice Energy wells turned into sales during period	23		26		32
Third-party wells on system at period beginning					16
Third-party wells turned into sales during period					11

Revenues ($ in millions)	$19.9		$36.9		$71.6

(1)	Gathering volumes and associated fees give effect to volumes gathered pursuant to the Whipkey Agreement. Please read “Certain Relationships and Related Party Transactions—Other Contractual Relationships with Rice Energy—Pipeline, Construction, Ownership and Operating Agreement.”
(2)	Certain of our existing third-party contracts provide for an increase in the gathering fee we will receive for gathering volumes upon the completion of construction of an 18-mile, 30-inch gathering pipeline connecting our gathering system in northern Washington County to TETCO, which was completed in November 2014.
(3)	Includes two wells targeting the Geneseo formation.
(4)	Includes three wells targeting the Geneseo formation.

We have assumed that substantially all of our gathering and compression volumes and revenues during the year ending December 31, 2015 will be generated pursuant to our long-term contracts with Rice Energy and third parties with dedicated acreage positions. Our assumptions on anticipated volumes and revenues are based on communications with Rice Energy and third parties regarding their anticipated development plans. There can be no assurance that such development plans will remain unchanged or be achieved on anticipated timelines. Furthermore, such development is subject to the risks described in “Risk Factors.” In addition, our gas gathering and compression agreements with Rice Energy and third parties do not contain minimum volume commitments that would establish minimum levels of throughput volumes on our systems over a given period.

Total Revenue

We estimate that our total revenues for the year ending December 31, 2015 will be approximately $71.6 million, as compared to approximately $19.9 million and $36.9 million for the pro forma year ended December 31, 2013 and the twelve months ended September 30, 2014, respectively.

For the year ending December 31, 2015, we are projecting that approximately 97% and 3% of our total revenues will be derived from our natural gas gathering services and compression services, respectively, as compared to 98% and 2% from natural gas gathering services and compression services for the year ended December 31, 2013 and 97% and 3% from natural gas gathering services and compression services for the twelve months ended September 30, 2014.

Natural Gas Gathering Revenues

We are projecting that natural gas gathering revenues for the year ending December 31, 2015, will be approximately $69.2 million, representing a $49.7 million (255%) increase over pro forma natural gas gathering revenues for the year ended December 31, 2013 and a $33.2 million (92%) increase over pro forma natural gas gathering revenues for the twelve months ended September 30, 2014, respectively. We believe that the following factors will be the primary drivers of the increases in natural gas gathering revenues in the forecast period.

•

Midstream Build-out. All of the natural gas gathering and compression assets of our Predecessor that will be contributed to us upon the completion of this offering have been constructed in the last five years. At December 31, 2013 and September 30, 2014, the aggregate capacity on our natural gas gathering systems was 1.6 and 1.9 MMDth/d, respectively. As a result of our continued expansion of the system, including the completion of the construction of our 18-mile, 30-inch gathering line connecting our Washington County system to TETCO in November 2014, the aggregate capacity is expected to be approximately 3.2 MMDth/d as of December 31, 2014. By December 31, 2015, we project that the aggregate capacity of our natural gas gathering systems will increase to 4.1 MMDth/d. Pro forma average daily throughput on our systems has increased from 184 MDth/d for the year ended December 31, 2013 to 331 MDth/d for the twelve months ended September 30, 2014, a 80% increase. For the year ending December 31, 2015, we are projecting average daily throughput on our systems of 612 MDth/d, an 85% increase relative to the twelve months ended September 30, 2014.

•

Rice Energy’s Development Focus. In the second quarter of 2013, Rice Energy, our anchor customer, shifted its operational focus from exploration to development in our dedicated areas, commencing a two-horizontal rig drilling program in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. With a development focus, Rice Energy has focused almost exclusively on pad drilling, in which Rice Energy drills multiple wells on a single well pad (and a single receipt point for our gathering systems) as opposed to one or two wells per pad. As such, within our dedicated area, Rice Energy turned 26 horizontal Marcellus wells into sales in the twelve months ended September 30, 2014 as compared to 30 horizontal Marcellus wells over the preceding four years. For the year ending December 31, 2015, Rice Energy has informed us that it expects to turn 32 horizontal Marcellus wells into sales within our dedicated area, a 45% increase over the year ended December 31, 2013 and a 23% increase over the twelve months ended September 30, 2014. In addition, since entering development mode in our dedicated areas, Rice Energy has continued to increase the average lateral length of wells drilled, resulting in increased throughput volumes per receipt point for our gathering systems. As a result, we are projecting that we will gather approximately 519 MDth/d of natural gas for Rice Energy in the year ending December 31, 2015 as compared to 175 MDth/d in the year ended December 31, 2013, representing a 197% increase, and 289 MDth/d in the twelve months ended September 30, 2014, representing an 80% increase.

•

Third-Party Activity. Our pro forma total revenues for the year ended December 31, 2013 and the twelve months ended September 30, 2014, includes approximately $0.9 million and $4.8 million, respectively, of pro forma natural gas gathering revenues attributable to third parties, beginning with services provided in July 2013. We are projecting $14.5 million of third-party natural gas gathering revenues for the year ending December 31, 2015, representing a $13.6 million increase over the year ended December 31, 2013 and a $9.7 million increase over the twelve months ended September 30, 2014. This increase in revenues is a result of the following:

•

We project that we will gather approximately 93 MDth/d of natural gas for third parties for the year ending December 31, 2015, as compared to 9 MDth/d for the year ended December 31, 2013, representing a 933% increase, and 42 MDth/d for the twelve months ended September 30, 2014, representing a 121% increase; and

•

The weighted average natural gas gathering fee charged to third parties is projected to increase to $0.43/Dth for the year ending December 31, 2015 as compared to $0.29/Dth and $0.31/Dth for the pro forma year ended December 31, 2013 and the pro forma twelve months ended September 30, 2014, respectively, primarily as a result of contractual adjustments to such fees upon our completion of our 18-mile, 30-inch gathering pipeline connecting our northern Washington County system to TETCO in November 2014.

Compression Revenues

We estimate that our total compression revenues will increase to $2.4 million for the year ending December 31, 2015 as compared to $0.4 million and $0.9 million for the pro forma year ended December 31, 2013 and the pro forma twelve months ended September 30, 2014, respectively. The increase in compression revenues is projected to be attributable to an increase of compressed volumes to 93 MDth/d for the year ending December 31, 2015 as compared to 9 MDth/d and 42 MDth/d for the pro forma year ended December 31, 2013 and the pro forma twelve months ended September 30, 2014, respectively. All of such compression volumes are projected to be attributable to third parties. We expect that we will begin providing meaningful compression services for Rice Energy beginning in 2016.

Direct Operating Expense

We estimate that direct operating expense for the year ending December 31, 2015 will be $5.6 million, compared to $2.7 million for the pro forma year ended December 31, 2013 and $3.8 million for the pro forma twelve months ended September 30, 2014. Our increase in direct operating expense is primarily due to our significantly higher activity levels, including higher:

•	gathering throughput in the Marcellus Shale;

•	maintenance and contract service costs;

•	regulatory and compliance costs;

•	operating costs associated with our internal growth projects, including:

•	increased pipeline mileage; and

•	additional compressor stations; and

•	ad valorem taxes.

The relatively greater increase in projected revenues for the year ending December 31, 2015 as compared to projected direct operating expenses for the same period is primarily attributable to operating expenses incurred in 2014 relating to the build out of our gathering systems for which revenues were not immediately recognized, such as our construction of the 18-mile, 30-inch gathering line connecting our northern Washington County system to TETCO.

General and Administrative Expenses

Our general and administrative expenses (before stock compensation and incentive unit expense) will primarily consist of direct general and administrative expenses incurred by us and payments we make to Rice Energy in exchange for the provision of general and administrative services, including the $2.5 million of incremental expenses we expect to incur as a result of becoming a publicly traded partnership. We estimate that general and administrative expenses for the year ending December 31, 2015 will be $9.3 million. Our pro forma general and administrative expenses for the year ended December 31, 2013 and twelve months ended September 30, 2014 included direct and indirect charges for the management and operation of our assets and certain expenses allocated by Rice Energy for general corporate services, such as treasury, accounting and legal services. These expenses were charged or allocated to us based on the nature of the expenses and Rice Energy’s estimate of the expense attributable to our operations. Our forecast of general and administrative expenses for the year ending December 31, 2015 reflects an allocation of expenses for general corporate services based on our management’s estimate of the proportion of time of the employees of Rice Energy expected to be devoted to our operations, in addition to estimated direct and indirect charges for the management and operation of our assets and the incremental expenses attributable to being a publicly traded partnership. The decrease in general and administrative expense between the pro forma twelve months ended September 30, 2014 and the year ending December 31, 2015 primarily reflects the relatively high percentage of personnel dedicated to our assets in the pro forma twelve months ended September 30, 2014 relative to the midstream assets of Rice Energy as a whole. This relatively high percentage was driven by a combination of our assets being in the initial build-out phase and Rice Energy’s retained midstream assets being in earlier stages of development.

Depreciation and Amortization Expense

We estimate that depreciation and amortization expense for the year ending December 31, 2015 will be $5.5 million. Our expected increase is primarily attributable to the effect of a full year of depreciation on the infrastructure built during 2013 and 2014 and depreciation on the new infrastructure constructed and to be constructed during the year ending December 31, 2015. The initial build out of our natural gas gathering systems occurred in 2013 and 2014, constructing approximately 67 of our projected 83 miles of gathering pipelines as of the closing of this offering. During 2015, we expect to complete the construction of the main framework of both our Washington and Greene County gathering systems with the addition of approximately 29 miles of gas gathering pipelines.

Capital Expenditures

We estimate that total capital expenditures for the year ending December 31, 2015 will be $181.0 million as compared to pro forma capital expenditures of $86.9 million and $142.4 million for the year ended December 31, 2013 and the twelve months ended September 30, 2014, respectively. Our anticipated capital expenditures during the year ending December 31, 2015 primarily relate to (i) the construction of approximately 29 miles of gas gathering pipelines (ranging from 16 to 24 inches in diameter) to connect wellpads servicing wells of Rice Energy and third parties and (ii) the construction of compressor stations in both Washington and Greene Counties, Pennsylvania, and related purchases of compressors. Approximately $90 million of such increase in anticipated capital expenditures for the year ending December 31, 2015 as compared to pro forma capital expenditures for the year ended December 31, 2013 and the twelve months ended September 30, 2014 reflects our development and implementation of a compression plan to address high pipeline pressures in our areas of operations.

Our estimate of $4.5 million for maintenance capital expenditures for the year ending December 31, 2015 reflects our management’s judgment of the amount of capital that will be needed annually to maintain, over the long term, the operating capacity and operating income of our assets. The types of maintenance capital expenditures that we expect to incur include expenditures to connect additional wells to maintain current gathering and compression throughput and expenditures to replace system components and equipment that have suffered significant wear and tear, become obsolete or approached the end of their useful lives. Our natural gas gathering systems have been recently constructed, and as a result we anticipate that they will require minimal levels of capital expenditure to repair wear and tear and sustain their current level of operation. We expect to fund maintenance capital expenditures from cash generated by our operations. Our estimate of expansion capital expenditures is approximately $176.5 million for the year ending December 31, 2015. The expansion capital expenditures anticipated to be spent during the forecast period are related to projects that will increase our long-term operating capacity and operating income and position us to capitalize on the growth opportunities we anticipate impacting our dedicated areas in the near-term. We intend to fund our anticipated expansion capital expenditures with external sources, such as borrowings under our new revolving credit facility and a portion of the net proceeds from this offering.

Financing

We estimate that interest expense will be $3.1 million for the year ending December 31, 2015. Our interest expense for the year ending December 31, 2015 is based on the following assumptions:

•	average borrowings under our new revolving credit facility of approximately $51.9 million;

•

an average interest rate under our new revolving credit facility of 2.25% based on the expected terms of the facility (with an increase or decrease of 1% in the assumed interest rate resulting in increased or decreased, as applicable, annual interest expense of $0.5 million); and

•	non-cash amortization of assumed origination fees for our new revolving credit facility of $2.7 million, which are expected to be amortized at a rate of approximately $0.5 million per year.

Other Assumptions

Our estimated cash available for distribution for the year ending December 31, 2015 is based on the following significant additional assumptions:

•	no new federal, state or local regulation of the midstream energy sector, or any new interpretation of existing regulations, that will be materially adverse to our or Rice Energy’s business;

•	no major adverse change in the midstream energy sector, commodity prices, capital or insurance markets or general economic conditions;

•	no material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our gathering systems and compression assets;

•	no acquisitions or other significant expansion capital expenditures (other than as described above); and

•	no substantial change in market, insurance and overall economic conditions.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

General

Cash Distribution Policy

While our partnership agreement provides that our general partner will make a determination as to whether to make a distribution, our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner’s intention with respect to the distributions to be made to unitholders. Pursuant to our cash distribution policy, within 60 days after the end of each quarter, beginning with the quarter ending December 31, 2014, we intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.1875 per unit, or $0.75 on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will prorate the distribution for the period after the closing of the offering through December 31, 2014.

The board of directors of our general partner may change our distribution policy at any time and from time to time, and even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our distribution policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, our partnership agreement does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

Operating Surplus

We define operating surplus as:

•	$35.0 million (as described below); plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below), which includes estimated maintenance capital expenditures after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if our general partner so determines. Furthermore, cash received from an interest in an entity for which we account using the equity method will not be included to the extent it exceeds our proportionate share of that entity’s operating surplus (calculated as if the definition of operating surplus applied to such entity from the date of our acquisition of such an interest without any basket similar to described in the first bullet above). Operating surplus does not reflect cash generated by our operations. For example, it includes a basket of $35.0 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus, and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, interest on indebtedness and estimated maintenance capital expenditures (as discussed in further detail below). However, operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights);

•	repurchases of equity interests except to fund obligations under employee benefit plans; or

•	any other expenditures or payments using the proceeds of this offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity interests and long-term borrowings; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement provides that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering (other than any distributions of proceeds of this offering) equals the operating surplus from the closing of this offering. However, operating surplus includes a basket of $35.0 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. Our partnership agreement provides that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Estimated maintenance capital expenditures reduce operating surplus, but actual maintenance capital expenditures, expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain gathering and compression throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Cash expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus if we subtracted actual maintenance capital expenditures from operating surplus.

To eliminate these fluctuations, our partnership agreement will require that an estimate of the average quarterly maintenance capital expenditures necessary to maintain our operating capacity over the long-term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be subject to review and change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, including but not limited to a major acquisition or expansion or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance capital expenditures, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•

the amount of actual maintenance capital expenditures in any quarter will not directly reduce operating surplus but will instead be factored into the estimate of the average quarterly maintenance capital expenditures. This may result in the subordinated units converting into common units when the use of actual maintenance capital expenditures would result in lower operating surplus during the subordination period and potentially result in the tests for conversion of the subordinated units not being satisfied;

•	it may increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it may be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our capacity or our operating income. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures. Expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those cash expenditures, including transaction expenses, that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of cash expenditures made for investment purposes. Examples of investment capital expenditures include traditional cash expenditures for investment purposes, such as purchases of securities, as well as other cash expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

As described above, none of investment capital expenditures, actual maintenance capital expenditures or expansion capital expenditures are operating expenditures, and thus will not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Cash expenditures that are made in part for maintenance capital purposes, investment capital purposes or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (described below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $0.1875 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

Rice Energy will initially own all of our subordinated units. Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2017, if each of the following has occurred:

•

distributions from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For the period after closing of this offering through December 31, 2014, our partnership agreement will prorate the minimum quarterly distribution based on the actual length of the period, and use such prorated distribution for all purposes, including in determining whether the test described above has been satisfied.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

•

distributions from operating surplus equaled or exceeded $1.125 per unit (150% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units for a four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded $1.125 per unit (150% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit, which will then participate pro-rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended to generally reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods if not utilized to pay expenses during that period. Adjusted operating surplus for any period consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase during that period in working capital borrowings; less

•	any net decrease during that period in cash reserves for operating expenditures not relating to an operating expenditure made during that period; plus

•	any net decrease during that period in working capital borrowings; plus

•	any net increase during that period in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established during such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Any disbursements received, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period that the general partner determines to include in operating surplus for such period shall also be deemed to have been made, received or established, increased or reduced in such period for purposes of determining adjusted operating surplus for such period.

Distributions From Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•

first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions From Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive increasing percentages (15%, 25% and 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Rice Midstream Holdings currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the holders of the incentive distribution rights in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $0.2156 per unit for that quarter, or the first target distribution;

•

second, 85% to all common unitholders and subordinated unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.2344 per unit for that quarter, or the second target distribution;

•

third, 75% to all common unitholders and subordinated unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.2813 per unit for that quarter, or the third target distribution; and

•	thereafter, 50% to all common unitholders and subordinated unitholders, pro rata, and 50% to the holders of our incentive distribution rights.

Percentage Allocations of Distributions From Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and the holders of our incentive distribution rights based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of the holders of our incentive distribution rights and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit.” The percentage interests shown for our unitholders and the holders of our incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume there are no arrearages on common units.

	Total Quarterly Distribution Per Unit	Marginal Percentage Interest in Distributions
		Unitholders	IDR Holders
Minimum Quarterly Distribution	$0.1875	100%	—%
First Target Distribution	above $0.1875 up to $0.2156	100%	—%
Second Target Distribution	above $0.2156 up to $0.2344	85%	15%
Third Target Distribution	above $0.2344 up to $0.2813	75%	25%
Thereafter	above $0.2813	50%	50%

Right to Reset Incentive Distribution Levels

The holder of our incentive distribution rights has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments would be set. If Rice Energy transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that Rice Energy holds all of the incentive distribution rights at the time that a reset election is made.

The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that Rice Energy would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by Rice Energy of incentive distribution payments based on the target cash distributions prior to the reset, Rice Energy will be entitled to receive a number of newly issued common units based on the formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.

The number of common units to be issued in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels would equal the quotient determined by dividing (x) the amount of cash distributions received in respect of the incentive distribution rights for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115% of the reset minimum quarterly distribution for that quarter;

•

second, 85% to all common unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•

third, 75% to all common unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all common unitholders, pro rata, and 50% to the holders of our incentive distribution rights.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and the holders of our incentive distribution rights at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the fiscal quarter immediately preceding the reset election was $0.50.

	Quarterly Distribution Per Unit Prior to Reset	Marginal Percentage Interest in Distributions		Quarterly Distribution Per Unit Following Hypothetical Reset
		Unitholders	IDR Holders
Minimum Quarterly Distribution	up to $0.1875	100%	—%	up to $0.50	(1)
First Target Distribution	above $0.1875 up to $0.2156	100%	—%	above $0.50 up to $0.5750	(2)
Second Target Distribution	above $0.2156 up to $0.2344	85%	15%	above $0.5750 up to $0.6250	(3)
Third Target Distribution	above $0.2344 up to $0.2813	75%	25%	above $0.6250 up to $0.7500	(4)
Thereafter	above $0.2813	50%	50%	above $0.7500

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.
(2)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of incentive distribution rights, based on the amount distributed for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be 57,507,246 common units outstanding and the distribution to each common unit would be $0.50 for the quarter prior to the reset.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Holders of IDRs Prior to Reset	Total Distributions
Minimum Quarterly Distribution	up to $0.1875	$10,782,609	$—	$10,782,609
First Target Distribution	above $0.1875 up to $0.2156	1,617,391	—	1,617,391
Second Target Distribution	above $0.2156 up to $0.2344	1,078,261	190,281	1,268,542
Third Target Distribution	above $0.2344 up to $0.2813	2,695,652	898,551	3,594,203
Thereafter	above $0.2813	12,579,710	12,579,710	25,159,420

		$28,753,623	$13,668,542	$42,422,165

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that, as a result of the reset, there would be 84,844,330 common units outstanding and the distribution to each common unit would be $0.50. The number of common units to be issued upon the reset was calculated by dividing (1) the amount received in respect of the incentive distribution rights for the quarter prior to the reset as shown in the table above, or $13,668,542, by (2) the cash distributed on each common unit for the quarter prior to the reset as shown in the table above, or $0.50.

	Quarterly Distributions per Unit	Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Holders of IDRs After Reset			Total Distributions
			Common Units(1)	IDRs	Total
Minimum Quarterly Distribution	up to $0.50	$28,753,623	$13,668,542	$—	$13,668,542	$42,422,165
First Target Distribution	above $0.50 up to $0.5750	—	—	—	—	—
Second Target Distribution	above $0.5750 up to $0.6250	—	—	—	—	—
Third Target Distribution	above $0.6250 up to $0.7500	—	—	—	—	—
Thereafter	above $0.7500	—	—	—	—	—

		$28,753,623	$13,668,542	$—	$13,668,542	$42,422,165

(1)	Represents distributions in respect of the common units issued upon the reset.

The holders of our incentive distribution rights will be entitled to cause the target distribution levels to be reset on more than one occasion. There are no restrictions on the ability of holders of our incentive distribution rights to exercise the reset right multiple times, but the requirements for exercise must be met each time. Because one of the requirements is that we make cash distributions in excess of the then-applicable third target distribution for the prior four consecutive fiscal quarters, a minimum of four quarters must elapse between each reset.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution of capital surplus to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for Rice Midstream Holdings to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and target distribution levels to zero and eliminate any arrearages, all future distributions will be made such that 50% is paid to all unitholders, pro rata, and 50% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation”;

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

•	the number of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if, as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in this offering, which we refer to as the “initial unit price” for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

•

second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, to all unitholders, pro rata, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•

fifth, 85% to all unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the holders of our incentive distribution rights for each quarter of our existence;

•

sixth, 75% to all unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the holders of our incentive distribution rights for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to holders of our incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to the holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and the holders of our incentive distribution rights based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

We were formed in August 2014 and do not have historical financial statements. Therefore, in this prospectus we present the historical financial statements of the business of our Predecessor, which, when discussing periods:

•

prior to the formation of Rice Poseidon in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of Rice Energy;

•	subsequent to the formation of Rice Poseidon in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon;

•

subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon taken together with the Alpha Assets; and

•

subsequent to April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon, the Alpha Assets and the Momentum Assets from their respective dates of acquisition.

The following table presents selected historical financial data of our Predecessor as of the dates and for the periods indicated.

This prospectus includes audited financial statements of our Predecessor as of and for the years ended December 31, 2012 and 2013 and unaudited financial information of our Predecessor as of and for the nine months ended September 30, 2013 and 2014. For a detailed discussion of the summary historical financial information contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with “Use of Proceeds” and the audited and unaudited historical financial statements of our Predecessor included elsewhere in this prospectus. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table.

This prospectus also includes selected pro forma financial data for the year ended December 31, 2013 and the nine months ended September 30, 2014. The pro forma financial data gives effect to, among other items, the contribution of our Predecessor to us, our Predecessor’s acquisition of the Alpha Assets and the Momentum Assets, the implementation of the gas gathering and compression agreement with Rice Energy and the consummation of this offering and the application of net proceeds therefrom as if each had been completed as of January 1, 2013. The selected pro forma financial data presented as of and for the nine months ended September 30, 2014 and for the year ended December 31, 2013 was derived from the unaudited and audited financial statements of our Predecessor included elsewhere in this prospectus. Please read the unaudited pro forma financial statements and the notes thereto included elsewhere in this prospectus for a description of the pro forma adjustments. This data gives effect to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial statements included elsewhere in this prospectus. The selected unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of financial position or results of operations that would have been achieved, and does not purport to be indicative of statements of financial position or results of operations as of any future date or for any future period.

	Predecessor				Pro Forma
	Year Ended December 31,		Nine Months Ended September 30,		Year Ended December 31, 2013	Nine Months Ended September 30, 2014
	2012	2013	2013	2014
			(unaudited)		(unaudited)
	($ in thousands, except per unit information)
Statement of Income Data:
Operating revenues:
Third-party	$—	$—	$—	$2,842	$1,352	$4,764
Affiliate(1)	—	498	370	237	18,543	25,400

Total operating revenues	—	498	370	3,079	19,895	30,164

Operating expenses:
Direct operating expense	1,218	1,412	1,202	3,398	2,685	3,057
General and administrative expenses(2)	778	3,054	1,979	8,633	3,847	7,892
Incentive unit expense(3)	—	—	—	11,663	—	10,526
Stock compensation expense(3)	—	—	—	402	—	378
Depreciation and amortization expense	784	1,186	834	3,292	3,665	3,802

Total operating expenses	2,780	5,652	4,015	27,388	10,197	25,655

Operating income (loss)	(2,780)	(5,154)	(3,645)	(24,309)	9,698	4,509
Interest expense(4)	348	3,681	3,868	11,636	3,413	5,438

Net income (loss) before income taxes	(3,128)	(8,835)	(7,513)	(35,945)	6,285	(929)
Income tax benefit	—	—	—	9,860	—	—

Net income (loss)	$(3,128)	$(8,835)	$(7,513)	$(26,085)	$6,285	$(929)

Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$148		$1,198		$25,000
Property and equipment, net	30,283	72,526		248,808		224,536
Total assets	30,283	72,913		339,381		339,949
Asset retirement obligations	297	398		921		—
Total net equity—parent net investment	24,056	65,778		295,826		338,421

Cash Flow Data:
Net cash used in operating activities	$(2,197)	$(7,137)	$(6,405)	$(20,397)
Net cash used in investing activities	(14,705)	(43,272)	(31,754)	(234,879)
Net cash provided by financing activities	16,902	50,557	38,159	256,326

Operating Data:
Throughput (MDth/d):
Third-party	—	—	—	38	9	48
Affiliate	32	95	87	302	175	314

Other Financial Data (unaudited):
Adjusted EBITDA(5)	$(1,996)	$(3,968)	$(2,811)	$(8,952)	$13,363	$19,215
Net income (loss) per common unit (basic and diluted					0.11	(0.02)
Net income (loss) per subordinated unit (basic and diluted)					0.11	(0.02)

(1)	Historically, we have not charged a gathering fee to affiliates, including Rice Energy, other than a fee charged on a single receipt point pipeline in Greene County in which we own a 60% working interest. The pro forma gathering and compression revenues from affiliates gives effect to entry into a gathering and compression agreement with Rice Energy and the recognition of gathering revenue thereunder other than with respect to our 60% working interest pipeline.
(2)	Pro forma amounts exclude $2.5 million of incremental general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership. Incremental general and administrative expenses related to being a publicly traded partnership include: expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. The decrease in pro forma general and administrative expenses for the nine months ended September 30, 2014 relative to the historical general and administrative expenses for the nine months ended September 30, 2014 is attributable to the distribution of the fresh water distribution systems in Washington and Greene Counties, Pennsylvania of our Predecessor to Rice Midstream Holdings concurrent with the closing of this offering.
(3)	Our Predecessor was allocated its proportionate share of incentive unit and stock compensation expenses initially recognized by Rice Energy. These non-cash charges are described in more detail in Note 5 to the unaudited financial statements of our Predecessor for the nine months ended September 30, 2014.
(4)	Historically, our Predecessor was allocated interest expense attributable to the parent net investment of Rice Energy used to fund capital expenditures. Following this offering, Rice Energy will no longer be a source of funding for capital expenditures. Accordingly, pro forma interest expense reflects the estimated amortization of the deferred finance costs related to our new revolving credit facility, estimated interest expense related to borrowings thereunder to finance capital expenditures during the period and estimated fees on the unused portion of our new revolving credit facility assuming that Rice Energy did not make net investments to fund capital expenditures. Pro forma interest expense is calculated quarterly, based on accumulated capital expenditures. The interest rate is determined based on LIBOR plus a spread ranging from 1.75% to 2.75%, depending on the Total Funded Debt to EBITDA Ratio (each as defined in our new revolving credit facility). As a result, we used rates ranging from 2.99% to 3.03% and a rate of 2.98% to calculate pro forma interest expense for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. The commitment fee rate ranges from 0.35% to 0.50%, depending on the Total Funded Debt to EBITDA Ratio. We used a rate of 0.50% to calculate 2013 and September 30, 2014 pro forma commitment fees.
(5)	We define Adjusted EBITDA as net income (loss) before interest expense, income tax benefit, depreciation and amortization, stock compensation expense and incentive unit expense. Please read “Summary—Non-GAAP Financial Measure.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Also, please read the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

We are a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian Basin. Our initial assets consist of natural gas gathering and compression assets servicing high quality producers in the rapidly developing dry gas core of the Marcellus Shale in southwestern Pennsylvania. We provide our services under long-term, fixed-fee contracts, primarily to Rice Energy in one of its core operating areas. We believe that our strategically located assets, high quality customers and relationship with Rice Energy position us to become a leading midstream energy company in the Appalachian Basin.

Our gas gathering assets consist of a 2.8 MMDth/d high-pressure dry gas gathering system and associated compression in Washington County, Pennsylvania and a 420 MDth/d high-pressure dry gas gathering system in Greene County, Pennsylvania.

Our Operations

Following the completion of this offering, we will generate revenue primarily by charging fixed fees for volumes of natural gas that we gather and compress through our systems. On a pro forma basis for the twelve months ended September 30, 2014, approximately 85% and 97% of our revenues would have been attributable to Rice Energy and gathering services, respectively.

These assets are located within highly concentrated acreage positions in the dry gas core of the Marcellus Shale in Washington and Greene Counties, Pennsylvania. The dry gas core of the Marcellus Shale in southwestern Pennsylvania is characterized by a combination of low development cost, consistently high production volumes and access to multiple takeaway pipelines, resulting in what Rice Energy believes to be among the highest rate of return wells.

We contract with Rice Energy and other producers to gather natural gas from wells and well pads located in our dedicated areas and/or near our gathering systems. The natural gas that we gather generally requires no processing or treating prior to delivery into interstate takeaway pipelines, and as of September 30, 2014, requires only minimal compression. Over time, we expect to provide associated compression services on our gathering systems to Rice Energy and third parties.

Upon the closing of this offering, we will generate all of our revenues pursuant to long-term, fixed-fee contracts with Rice Energy and other leading Appalachian Basin producers. Our initial assets have been sized to accommodate the projected future production growth of Rice Energy and third parties, as well as to allow us to pursue volumes from additional third parties.

The following provides a summary of the key terms of our gas gathering and compression services agreements as of September 30, 2014.

	Remaining Term (Years)	Gathering Fee		Compression Fee(1)	Escalation / Adjustment Mechanism(2)	Dedication
						Existing Acreage	Dedicated Area
Rice Energy	15	$0.30 / Dth		$0.07 / stage	Yes	63,000 gross	Washington and Greene Counties(3)

Third Parties(4)	6	$0.31 / Dth	(5)	$0.07 / Dth	Yes	21,000 gross	66,000 acres in Washington County

(1)	Compression fees under our gas gathering and compression agreements with Rice Energy and third parties are typically derived on a per stage basis. However, under certain of our third-party agreements, the per stage fees charged for compression varies depending on line pressure as opposed to being a flat fee per stage. Accordingly, the third-party compression fee is shown on a weighted average based on historical throughput.
(2)	The gathering and compression fees we receive under our gathering and compression agreements will be annually escalated based upon changes in the Consumer Price Index.
(3)	The dedicated area from Rice Energy excludes an area roughly encompassing three townships in southwestern Greene County under an existing dedication to a third party in which Rice Energy owned approximately 22,000 gross acres as of September 30, 2014.
(4)	Amounts shown for third parties represent weighted averages based on historical throughput in the case of remaining term, gathering fee and compression fee (based on the twelve months ended September 30, 2014), and in the case of dedications, aggregate acres.
(5)	Certain of our existing third-party contracts provide for an increase in the gathering fee we will receive for gathering volumes upon the completion of construction of an 18-mile, 30-inch gathering pipeline connecting our gathering system in northern Washington County to TETCO, which was completed in November 2014.

As we do not take ownership of the natural gas we gather and compress, we generally do not have direct exposure to fluctuations in commodity prices and basis differentials. However, we have some indirect exposure to commodity prices and basis differentials in that persistently low realized sales prices by our customers may cause them to delay drilling or shut in production, which would reduce the volumes of natural gas available for gathering and compression on our systems. Please read “—Quantitative and Qualitative Disclosures about Market Risk.”

Our Predecessor

In January 2010, Rice Energy began constructing its natural gas gathering systems in southwestern Pennsylvania in conjunction with commencing horizontal development of its Marcellus Shale acreage. Rice Poseidon was formed in July 2013 to hold all of Rice Energy’s wholly owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. At the time of Rice Poseidon’s formation, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania in which Rice Energy owned any interest that were not held directly by Rice Poseidon were the Alpha Assets, which are treated as having been acquired by our Predecessor upon Rice Energy’s acquisition of the remaining 50% interest in Alpha Shale Resources, LP from a third party in January 2014. Prior to the formation of Rice Poseidon, the assets of Rice Poseidon were owned by various subsidiaries of Rice Energy.

As it relates to our Predecessor, when discussing periods:

•

prior to the formation of Rice Poseidon in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of Rice Energy;

•	subsequent to the formation of Rice Poseidon in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon;

•

subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon taken together with the Alpha Assets; and

•

subsequent to April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon, the Alpha Assets and the Momentum Assets (defined below) from their respective dates of acquisition.

Subsequent to January 29, 2014, our Predecessor includes certain natural gas gathering and compression assets held in Alpha Shale Resources, LP, a wholly owned subsidiary of Rice Energy. Prior to January 29, 2014, each of Rice Energy and a third party owned a 50% interest in Alpha Shale Resources, LP, a joint venture formed to develop natural gas acreage in the Marcellus Shale. On January 29, 2014, in connection with the completion of its initial public offering, Rice Energy acquired the remaining 50% interest in Alpha Shale Resources, LP. For more information regarding the impact of the Alpha Assets, please read “Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations.”

In addition, on April 17, 2014, Rice Poseidon acquired, from M3 Appalachia Gathering LLC, the Momentum Assets, which consist of a 28-mile, 6- to 16-inch gathering system in eastern Washington County, Pennsylvania, and permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30-inch gathering system connecting the northern system to TETCO.

Our Predecessor includes certain fresh water distribution assets and operations in Pennsylvania that will be distributed to Rice Midstream Holdings concurrently with the closing of this offering. Such fresh water distribution assets historically have not derived any revenue for our Predecessor and represented approximately 7.8% and 9.5%, respectively, of the capital expenditures and operating expenditures of our Predecessor for the nine months ended September 30, 2014.

Items Affecting Comparability of Our Financial Condition and Results of Operations

Our future results of operations may not be comparable to the historical results of operations of our Predecessor presented below for the following reasons:

Revenues. There are differences in the way our Predecessor recorded revenues and the way we will record revenues. As our assets have historically been a part of the integrated operations of Rice Energy, our Predecessor generally recognized only the costs and did not record revenue associated with the gathering services provided to Rice Energy on an intercompany basis. Accordingly, the revenues in our Predecessor’s historical financial statements relate generally only to amounts received from third parties for these services. Following the closing of this offering, our revenues will be generated by existing third-party contracts and from the gas gathering and compression services agreement that we will enter into with Rice Energy at the closing of this offering.

Midstream Build-out. All of the natural gas gathering and compression assets of our Predecessor that will be contributed to us upon the completion of this offering have been constructed in the last five years. As a result of this build out, the aggregate capacity on our natural gas gathering systems will have increased to 3.2 MMDth/d as of the closing of this offering as compared to 1.6 MMDth/d as of December 31, 2013, a 100% increase. Pro forma average daily throughput on our systems has increased from 184 MDth/d for the year ended December 31, 2013 to 331 MDth/d for the twelve months ended September 30, 2014, a 82% increase. Due to the significant build-out of our gathering systems, capital expenditures by our Predecessor over the covered periods were higher than those that we anticipate we will experience in future periods. Capital expenditures with respect to our assets for the year ended December 31, 2013 and the nine months ended September 30, 2014 were $43.3 million and $68.4 million, respectively, and we expect incurring total capital expenditures of approximately $181.0 million for the year ending December 31, 2015, of which approximately $90 million is anticipated to pertain to the construction and development of compressor stations.

Rice Energy’s Development Focus. In the second quarter of 2013, Rice Energy, our anchor customer, shifted its operational focus from exploration to development, commencing a two-horizontal rig drilling program in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. With a development focus, Rice Energy has focused almost exclusively on pad drilling, in which Rice Energy drills multiple wells on a single well pad (and a single receipt point for our gathering systems) as opposed to one or two wells per pad. As such, within our dedicated area, Rice Energy turned 19 horizontal Marcellus wells into sales in the nine months ended September 30, 2014 as compared to 37 horizontal Marcellus wells over the preceding four years. Furthermore, Rice Energy has continued to increase the average lateral length of wells drilled, resulting in increased initial throughput volumes per receipt point for our gathering systems.

System Acquisition. As described under “—Our Predecessor,” our Predecessor is treated as having acquired two businesses in the first half of 2014. Collectively, the acquired businesses represent approximately 41% of the natural gas volumes on our gathering systems for the three months ended September 30, 2014. Similar to the balance of our Predecessor’s assets, the assets and operations acquired were early stage assets, in particular with respect to the Momentum Assets.

Exclusion of Water. The fresh water distribution assets included in our Predecessor will be distributed to Rice Midstream Holdings concurrent with the closing of this offering. Similar to the natural gas gathering and compression assets of our Predecessor, these assets have been in the early stages of development. Furthermore, these assets have historically serviced Rice Energy’s completion needs for which Rice Energy has not been charged a fee. As such, the inclusion of the fresh water distribution assets in our Predecessor primarily results in increased capital expenditures and operating expenses, but has no impact on the revenues of our Predecessor.

General and Administrative Expenses. Our Predecessor’s general and administrative expenses included direct and indirect charges for the management of our assets and certain expenses allocated by Rice Energy for general corporate services, such as treasury, accounting and legal services. These expenses were charged or allocated to our Predecessor based on the nature of the expenses and Rice Energy’s estimate of the expense attributable to our Predecessor’s operations. Following the closing of this offering, under our omnibus agreement, Rice Energy will continue to charge us a combination of direct and allocated charges for general and administrative services. We also currently anticipate incurring approximately $2.5 million of incremental general and administrative expenses attributable to operating as a publicly traded partnership, such as costs associated with: annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation.

Financing. There are differences in the way we will finance our operations as compared to the way our Predecessor financed its operations. Historically, our Predecessor’s operations were financed as part of Rice Energy’s integrated operations and our Predecessor did not record any separate costs associated with financing its operations. Additionally, our Predecessor largely relied on capital contributions from Rice Energy to satisfy its capital expenditure requirements. For purposes of our Predecessor’s historical financial statements, we have recorded our proportionate share of Rice Energy’s interest based upon Rice Energy’s estimate of the expense attributable to our operations. Following the closing of this offering, we intend to make cash distributions to our unitholders at an initial distribution rate of $0.1875 per unit per quarter ($0.75 per unit on an annualized basis). Based on the terms of our cash distribution policy, we expect that we will distribute most of the cash generated by our operations to our unitholders. As a result, we expect to fund future growth capital expenditures primarily from a combination of borrowings under our revolving credit facility and the issuance of additional equity or debt securities.

How We Evaluate Our Operations

We evaluate our business on the basis of the following key measures:

•	our throughput volumes;

•	our operating expenses;

•	our Adjusted EBITDA; and

•	our distributable cash flow.

Throughput Volumes

Our management analyzes our performance based on the aggregate amount of throughput volumes on our gathering systems. We must connect additional wells or well pads within our dedicated areas in order to maintain or increase throughput volumes on our gathering systems as a whole. Our success in connecting additional wells is impacted by successful drilling activity on the acreage dedicated to our systems, our ability to secure volumes from new wells drilled on non-dedicated acreage, our ability to attract natural gas volumes currently gathered by our competitors and our ability to cost-effectively construct new infrastructure to connect new wells.

Operating Expenses

Our management seeks to maximize the profitability of our operations in part by minimizing operating expenses. These expenses are comprised primarily of field operating costs (which include labor and measurement services, among other items), compression expense, ad valorem taxes and other operating costs, some of which are independent of the volumes through our systems but fluctuate depending on the scale of our operations during a specific period.

We plan to utilize Rice Energy’s operational, commercial, technical and administrative personnel to enhance our operating efficiency and overall asset utilization. In some instances, these services are available to us at a low cost compared to the expense of developing these functions internally, and we intend to use Rice Energy personnel for many general and administrative services that represent a significant expense for competing midstream businesses.

Adjusted EBITDA and Distributable Cash Flow

We define Adjusted EBITDA as net income (loss) before interest expense, income tax benefit, depreciation and amortization, stock compensation expense and incentive unit expense and certain other items management believes affect the comparability of operating results.

We define distributable cash flow as Adjusted EBITDA, plus interest income, less net cash paid for interest expense, maintenance capital expenditures and income taxes. Distributable cash flow does not reflect changes in working capital balances. Distributable cash flow and Adjusted EBITDA are not presentations made in accordance with GAAP.

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

•

our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing or capital structure;

•	our ability to incur and service debt and fund capital expenditures;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to each of Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA and distributable cash flow should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Each of Adjusted EBITDA and distributable cash flow has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. You should not consider either Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Results of Operations

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

The following table sets forth selected operating data for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013:

	Nine months ended September 30,		Amount of Increase (Decrease)
	2013	2014
	(unaudited)
	($ in thousands)
Operating revenues:
Third-party	$—	$2,842	$2,842
Affiliate	370	237	(133)

Total operating revenues	370	3,079	2,709

Operating expenses:
Direct operating expenses	1,202	3,398	2,196
General and administrative expenses	1,979	8,633	6,654
Incentive unit expense	—	11,663	11,663
Stock compensation expense	—	402	402
Depreciation and amortization expense:
Gathering and compression	834	2,543	1,709
Amortization	—	749	749

Total depreciation and amortization expense	834	3,292	2,458

Total operating expenses	4,015	27,388	23,373

Operating loss	(3,645)	(24,309)	(20,664)
Interest expense	3,868	11,636	7,768

Net loss before income taxes	(7,513)	(35,945)	(28,432)
Income tax benefit	—	9,860	9,860

Net loss	$(7,513)	$(26,085)	$(18,572)

Adjusted EBITDA(1)	$(2,811)	$(8,952)	$(6,141)

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), please read “Summary—Non-GAAP Financial Measure.”

Gathering volumes. Gathering volumes increased from 87 MDth/d for the nine months ended September 30, 2013 to 340 MDth/d for the nine months ended September 30, 2014, an increase of 253 MDth/d. The increase was comprised of an increase in affiliate volumes of 215 MDth/d and an increase in third-party volumes of 38 MDth/d. The increase in affiliate gathering volumes was attributable to the continued build-out of our Predecessor’s gathering systems and the acquisition of the Alpha Assets, which represented 99 MDth/d and 116 MDth/d, respectively, of the increase in affiliate gathering volumes. The third-party volume increase was attributable to the acquisition of the Momentum Assets.

Operating revenues. Revenues from gathering and compression of natural gas increased from $0.4 million for the nine months ended September 30, 2013 to $3.1 million for the nine months ended September 30, 2014, an increase of $2.7 million. The increase period over period was primarily due to revenues associated with third-party contracts acquired as part of the Momentum acquisition on April 17, 2014.

Direct operating expenses. Total direct operating expenses increased from $1.2 million for the nine months ended September 30, 2013 to $3.4 million for the nine months ended September 30, 2014, an increase of $2.2 million. The increase period over period was primarily due to increased expenses associated with the ongoing operation of the gathering assets including compression, contract labor and permitting.

General and administrative expenses. General and administrative expenses increased from $2.0 million for the nine months ended September 30, 2013 to $8.6 million for the nine months ended September 30, 2014, an increase of $6.6 million. The increase was primarily as a result of additional employees and associated indirect costs incurred to operate the entity.

Incentive unit expense. Incentive unit expense for the nine months ended September 30, 2014 was $11.7 million. This expense was triggered by Rice Energy’s initial public offering in January 2014 and as such was not applicable for periods prior thereto. These costs have been allocated to our Predecessor based on its estimate of the expense attributable to its operations. The payment obligation as it relates to the incentive units is with Rice Energy Family Holdings, LP and NGP Rice Holdings LLC and will not be borne by Rice Energy or by us.

Stock compensation expense. Stock compensation expense for the nine months ended September 30, 2014 was $0.4 million and relates to restricted stock units issued by Rice Energy. These costs have been allocated to our Predecessor based on its estimate of the expense attributable to its operations.

Depreciation and amortization expense. Total depreciation and amortization expense increased from $0.8 million for the nine months ended September 30, 2013 to $3.3 million for the nine months ended September 30, 2014, an increase of $2.5 million. The increase period over period was primarily due to additional assets placed into service during 2014 and intangible assets recorded in the acquisition of the Momentum Assets.

Interest expense. Interest expense increased from $3.9 million for the nine months ended September 30, 2013 to $11.6 million for the nine months ended September 30, 2014, an increase of $7.7 million. The increase period over period was primarily due to additional financing necessary by Rice Energy to us to allow for the continued development of our assets.

Income tax benefit. No income taxes were recorded for the nine month period ended September 30, 2013 compared to $9.9 million for the nine months ended September 30, 2014. The $9.9 million increase was driven by the initial public offering and reorganization of Rice Energy as a corporation subject to U.S. federal income tax. We will not be subject to U.S. federal income tax and certain state income taxes in the future due to our status as a partnership subsequent to the offering.

Adjusted EBITDA. Adjusted EBITDA decreased from $(2.8) million for the nine months ended September 30, 2013 to $(8.9) million for the nine months ended September 30, 2014, a decrease of $6.1 million. The decrease is primarily due to additional direct operating, general and administrative, depreciation, and interest expense incurred without an incremental increase in revenues as we have not historically charged a gathering fee to Rice Energy.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table sets forth selected operating data for the year ended December 31, 2013 compared to the year ended December 31, 2012:

	Year ended December 31,		Amount of Increase (Decrease)
	2012	2013
	($ in thousands)
Operating revenues:
Third-party	$—	$—	$—
Affiliate	—	498	498

Total operating revenues	—	498	498

Operating expenses:
Direct operating expense	1,218	1,412	194
General and administrative expenses	778	3,054	2,276
Depreciation and amortization expense:
Gathering and compression	784	1,186	402
Amortization	—	—	—

Total depreciation and amortization expense	784	1,186	402

Total operating expenses	2,780	5,652	2,872

Operating loss	(2,780)	(5,154)	(2,374)
Interest expense	348	3,681	3,333

Net loss	$(3,128)	$(8,835)	$(5,707)

Adjusted EBITDA(1)	$(1,996)	$(3,968)	$(1,972)

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), please read “Summary—Non-GAAP Financial Measure.”

Gathering volumes. Gathering volumes increased from 32 MDth/d for the year ended December 31, 2012 to 95 MDth/d for the year ended December 31, 2013, an increase of 63 MDth/d, all of which increase was comprised of affiliate gathering volumes. The increase in affiliate gathering volumes was attributable to the continued build-out of our Predecessor’s gathering systems.

Direct operating expenses. Total direct operating expenses increased from $1.2 million for the year ended December 31, 2012 to $1.4 million for the year ended December 31, 2013, an increase of $0.2 million, the increase was due to increased costs associated with operating a more developed gathering system.

General and administrative expenses. General and administrative expenses increased from $0.8 million for the year ended December 31, 2012 to $3.1 million for the year ended December 31, 2013, an increase of $2.3 million. The increase was primarily as a result of additional employees and associated indirect costs incurred to operate the assets.

Depreciation expense. Total depreciation expense increased from $0.8 million for the year ended December 31, 2012 to $1.2 million for the year ended December 31, 2013, an increase of $0.4 million. The increase was due to additional assets placed into service in 2013 as compared to 2012.

Interest expense. Interest expense increased from $0.3 million for the year ended December 31, 2012 to $3.7 million for the year ended December 31, 2013, primarily due to additional financing necessary by Rice Energy to us in 2013 as compared to 2012 for the continued development of our assets.

Adjusted EBITDA. Adjusted EBITDA decreased from $(2.0) million for the year ended December 31, 2012 to $(4.0) million for the year ended December 31, 2013, a decrease of $2.0 million. The decrease is primarily due to additional direct operating, general and administrative, depreciation, and interest expense incurred without an incremental increase in revenues as we have not historically charged a gathering fee to Rice Energy.

Liquidity and Capital Resources

Sources and Uses of Cash

Historically, our sources of liquidity included cash generated from operations and funding from Rice Energy. We historically participated in Rice Energy’s centralized cash management program for all periods presented, whereby excess cash from most of its subsidiaries was maintained in a centralized account. In the future, we will maintain our own bank accounts and sources of liquidity and will utilize Rice Energy’s cash management system and expertise.

In addition to the retention of a portion of the net proceeds from this offering to fund expansion capital expenditures, we expect that, following this offering, capital and liquidity will be provided by operating cash flow and borrowings under our new revolving credit facility, discussed below. We expect cash flow from operations to continue to contribute to our liquidity in the future. However, other sources of liquidity will include borrowing capacity under the new $450.0 million revolving credit facility we intend to enter into in connection with the closing of this offering and proceeds from the issuance of additional limited partner units. We expect the combination of these capital resources will be adequate to meet our short-term working capital requirements, long-term capital expenditures program and expected quarterly cash distributions.

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the quarterly distribution of $0.1875 per unit ($0.75 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our expansion capital expenditures will be funded by borrowings under our new revolving credit facility or from potential capital market transactions.

The following table and discussion presents a summary of our Predecessor’s combined net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated.

	Nine months ended September 30,		Amount of Increase (Decrease)	Year ended December 31,		Amount of Increase (Decrease)
	2013	2014		2012	2013
	(unaudited)
Net cash provided by (used in):
Operating activities	$(6,405)	$(20,397)	$(13,992)	$(2,197)	$(7,137)	$(4,940)
Investing activities	(31,754)	(234,879)	(203,125)	(14,705)	(43,272)	(28,567)
Financing activities	38,159	256,326	218,167	16,902	50,557	33,655

Cash Flow Used in Operating Activities

Net cash used in operating activities was $6.4 million for the nine months ended September 30, 2013 and $20.4 million for the nine months ended September 30, 2014. The decrease in cash flow from operations for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 was primarily the result of increased operating expenses.

Net cash used in operating activities was $2.2 million for the year ended December 31, 2012 and $7.1 million for the year ended December 31, 2013. The decrease in cash flow from operations for the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily the result of increased operating expenses.

Cash Flow Used in Investing Activities

Our Predecessor’s historical capital expenditures were funded by Rice Energy.

During the nine months ended September 30, 2014, we used cash flows in investing activities totaling $234.9 million primarily to fund the Momentum acquisition and capital expenditures for gathering systems. During the nine months ended September 30, 2013, we used cash flows in investing activities totaling $31.8 million to fund capital expenditures for gathering systems.

During the years ended December 31, 2013 and December 31, 2012, we used cash flows in investing activities totaling $43.3 million and $14.7 million, respectively to fund gathering system expenditures.

Cash Flow Provided by Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2014 and September 30, 2013 of $256.3 million and $38.2 million, respectively, was the result of contributions by Rice Energy.

Net cash provided by financing activities for the years ended December 31, 2013 and December 31, 2012 of $50.6 million and $16.9 million, respectively, was the result of contributions by Rice Energy.

Capital Requirements

The gathering and compression business is capital intensive, requiring significant investment for the maintenance of existing assets and the development of new systems and facilities. We categorize our capital expenditures as either:

•

Expansion capital expenditures: Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our capacity or our operating income. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures.

•

Maintenance capital expenditures: Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our capacity or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain gathering and compression, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

We estimate that total capital expenditures for the year ending December 31, 2015 will be $181.0 million, of which $4.5 million represent estimated maintenance capital expenditures and $176.5 million represent estimated expansion capital expenditures. Estimated maintenance capital expenditures for the year ending December 31, 2015 reflect our management’s judgment of the amount of capital that will be needed annually to maintain, over the long term, the operating capacity and operating income of our assets. The types of maintenance capital expenditures that we expect to incur include expenditures to connect additional wells to maintain current gathering and compression throughput and expenditures to replace system components and equipment that have suffered significant wear and tear, become obsolete or approached the end of their useful lives. Our natural gas gathering systems have been recently constructed, and as a result we anticipate that they will require minimal levels of capital expenditure to repair wear and tear and sustain their current level of operation. The expansion capital expenditures estimated to be spent during the year ending December 31, 2015 are related to projects that will increase our long-term operating capacity and operating income and position us to capitalize on the growth opportunities we anticipate impacting our dedicated areas in the near-term. In particular, during 2015, we anticipate incurring approximately $90 million of capital expenditures pertaining to the construction and development of compressor stations.

Our future expansion capital expenditures may vary significantly from period to period based on the investment opportunities available to us. We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our growth or expansion capital expenditures will be funded by borrowings under our new revolving credit facility or from potential capital market transactions

Debt Agreements and Contractual Obligations

New Revolving Credit Facility

We, as guarantor, and Rice Midstream OpCo LLC, as borrower, expect to enter into a new revolving credit facility in connection with the closing of this offering. Our new revolving credit facility will provide for lender commitments of $450.0 million, with an additional $200.0 million of commitments available under an accordion feature subject to lender approval. Our new revolving credit facility, and the currently expected terms and conditions thereof described herein, remain subject to our expected lenders’ credit approval and the negotiation and execution of definitive financing documentation. The credit facility is expected to provide for a letter of credit sublimit of $50.0 million. The credit facility is expected to mature five years following closing of this offering.

Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. We will have a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans will bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 175 to 275 basis points, depending on the leverage ratio then in effect. Base rate loans will bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the leverage ratio then in effect. We will also pay a commitment fee based on the undrawn commitment amount ranging from 35 to 50 basis points.

Our new revolving credit facility will be secured by mortgages and other security interests on substantially all of our properties and guarantees from us and our restricted subsidiaries.

Our new revolving credit facility is expected to limit our ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

We expect that our new revolving credit facility will also require us to maintain the following financial ratios:

•

an interest coverage ratio, which is the ratio of our consolidated EBITDA (as defined within the new revolving credit facility) to our consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•

a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•	if we elect to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

Contractual Obligations

We have a lease obligation for compression equipment under an existing contract with a third party. Future payments for this item as of September 30, 2014 totaled $2.6 million (remainder of 2014 - $0.1 million, 2015 - $0.3 million, 2016 - $0.3 million, 2017 - $0.3 million, 2018 - $0.3 million, 2019 - $0.3 million and thereafter - $1.0 million).

Our Critical Accounting Policies and Estimates

The discussion and analysis of our Predecessor’s financial condition and results of operations are based upon our Predecessor’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate these estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of these financial statements. Please read Note 2 of the notes to the audited financial statements of our Predecessor for an expanded discussion of our significant accounting policies and estimates made by management.

Property and Equipment

Property and equipment primarily consists of gathering pipelines and is stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired. We capitalize construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

Depreciation is computed over the asset’s estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Gathering pipelines are depreciated over a 60 year useful life. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

We evaluate the ability to recover the carrying amount of long-lived assets and determine whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

General and Administrative Costs

General and administrative costs were allocated to our Predecessor based on the nature of the expenses and are allocated based on our estimate of the expense attributable to our operations. These allocations are based on estimates and assumptions that management believes are reasonable.

Stock-based compensation and incentive unit expenses were allocated to our Predecessor based on costs specifically related to those employees who provide direct, full time support to our operations and an allocation, based on our estimate of the expense attributable to our operations, for those employees of Rice Energy who provide indirect services to us. These allocations are based on estimates and assumptions that management believes are reasonable.

Incentive Unit and Stock Compensation Expenses. Similar to general and administrative expenses, our Predecessor was allocated its proportionate share of certain incentive unit and stock compensation expenses recognized by Rice Energy based on Rice Energy’s estimate of the expense attributable to our Predecessor’s operations. For a discussion of these expenses, please read Note 4 to our Predecessor’s unaudited financial statements for the nine months ended September 30, 2014 included elsewhere in this prospectus. We anticipate that we will continue to be allocated a portion of stock compensation and incentive unit expense going forward.

New Accounting Pronouncements

In May 2014, the FASB issued ASU, No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU No. 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. Additionally, ASU 2014-09 will reduce the number of requirements to which an entity must consider in recognizing revenue as this update will replace multiple locations for guidance. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 is effective for fiscal and interim periods beginning after December 15, 2016 and should be applied retrospectively. Early adoption of this standard is not permitted. The Company is currently evaluating the impact of the provisions of ASU 2014-09.

Material Weakness in Rice Energy Internal Control over Financial Reporting

Prior to the completion of its initial public offering, Rice Energy was a private company with limited accounting personnel to adequately execute its accounting processes and other supervisory resources with which to address its internal control over financial reporting. In addition, Rice Energy’s Marcellus joint venture previously relied on Rice Energy’s accounting personnel for its accounting processes. Historically, Rice Energy and its Marcellus joint venture had not maintained effective internal control environments in that the design and execution of such controls had not consistently resulted in effective review and supervision by individuals with financial reporting oversight roles. The lack of adequate staffing levels resulted in insufficient time spent on review and approval of certain information used to prepare the financial statements of Rice Energy and its Marcellus joint venture. Rice Energy concluded that these control deficiencies constituted material weaknesses in its control environment for the years ended December 31, 2012 and 2013. A material weakness is a control deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In 2011, Rice Energy and its Marcellus joint venture did not maintain effective controls to ensure proper close processes, formal account reconciliations and technical accounting matter resolution and documentation. In 2012, Rice Energy and its Marcellus joint venture did not maintain effective controls to ensure proper staffing and supervisory review. For each of these periods, effective controls were not adequately designed or consistently operating to ensure that key computations were properly reviewed before the amounts were recorded in Rice Energy’s accounting records. The above identified control deficiencies resulted in audit adjustments to Rice Energy’s consolidated financial statements during 2011 and 2012.

To address these control deficiencies, Rice Energy implemented additional analysis and reconciliation procedures and increased the levels of review and approval. In addition, Rice Energy hired 24 additional accounting and financial reporting staff to complement its historical accounting staff of four individuals as of December 31, 2012. These hires were made to allow for additional preparation and review time during Rice Energy’s monthly accounting close process. Additionally, Rice Energy has begun taking steps to comprehensively document and analyze its system of internal control over financial reporting in preparation for its first management report on internal control over financial reporting required in connection with its annual report for the year ended December 31, 2014. Although remediation efforts are still in progress, Rice Energy believes the implementation of these changes has substantially improved its control environment as evidenced by the timely filing of its Annual Report on Form 10-K for the year ended December 31, 2013 and a significant decrease in audit adjustments as compared to prior periods. None of these audit adjustments were deemed material.

Due to the recent implementation of these changes to Rice Energy’s control environment, Rice Energy’s management will continue to evaluate the design and effectiveness of these control changes in connection with its ongoing evaluation, documentation, review, formalization and testing of internal control environment over the remainder of 2014. Rice Energy has evaluated, under the supervision and with the participation of its management, including its principal executive officer and principal financial officer, the effectiveness of the design and operation of its disclosure controls and procedures as of September 30, 2014. Based upon the status of its review, Rice Energy and its independent auditors have concluded that the material weakness had not been fully remediated as of September 30, 2014.

During the course of the review, Rice Energy may identify additional control deficiencies, which could give rise to significant deficiencies and other material weaknesses in addition to the material weakness previously identified. Rice Energy’s remediation efforts may not enable it to remedy or avoid material weaknesses or significant deficiencies in the future.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes

Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002,

which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting.

Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the

SEC. To comply with the requirements of being a publicly traded company, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting and finance staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes Oxley Act of 2002 for our fiscal year ending December 31, 2015, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2020. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

Off-Balance Sheet Arrangements

As of September 30, 2014, we did not have any off-balance sheet arrangements other than an operating lease for compression equipment further described in “—Contractual Obligations.”

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Commodity Price Risk

The gas gathering and compression agreement with Rice Energy provides for fixed-fee structures, and we intend to continue to pursue additional fixed-fee opportunities with Rice Energy and third parties in order to avoid direct commodity price exposure. However, to the extent that our future contractual arrangements with Rice Energy or third parties do not provide for fixed-fee structures, we may become subject to commodity price risk. Please read “Risk Factors—Risks Related to Our Business—Our exposure to commodity price risk may change over time.”

Interest Rate Risk

As described above, in connection with the closing of this offering, we intend to enter into a new $450.0 million revolving credit facility. We may or may not hedge the interest on portions of our borrowings under the credit facility from time-to-time in order to manage risks associated with floating interest rates.

Credit Risk

We are dependent on Rice Energy as our most significant current customer, and we expect to derive a substantial majority of our revenues from Rice Energy for the foreseeable future. As a result, any event, whether in our dedicated areas or otherwise, that adversely affects Rice Energy’s production, drilling schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution.

Further, we are subject to the risk of non-payment or non-performance by Rice Energy, including with respect to our gathering and compression agreement. We cannot predict the extent to which Rice Energy’s business would be impacted if conditions in the energy industry were to deteriorate, nor can we estimate the impact such conditions would have on Rice Energy’s ability to execute its drilling and development program or to perform under our agreements. Any material non-payment or non-performance by Rice Energy could reduce our ability to make distributions to our unitholders. Please read “Risk Factors—Risks Related to Our Business—Because a substantial majority of our pro forma revenue currently is, and over the long term is expected to be, derived from Rice Energy, any development that materially and adversely affects Rice Energy’s operations, financial condition or market reputation could have a material and adverse impact on us.”

INDUSTRY

Midstream Natural Gas Industry

General

The midstream natural gas industry provides the link between the exploration and production of natural gas from the wellhead and the delivery of natural gas and its by-products to industrial, commercial and residential end-users. Companies generate revenues at various links within the midstream value chain by gathering, compressing, processing, treating, fractionating, transporting, storing or marketing natural gas and NGLs. As all of our customers’ current production within their dedicated areas is dry natural gas, our midstream operations currently focus on the gathering and compression of natural gas. The following diagram illustrates the various components of the midstream value chain:

Midstream Services

The services we provide are generally classified into the categories described below. As indicated above, we do not currently provide all of these services, although we may do so in the future.

Our Current Services

Gathering. At the initial stages of the midstream value chain, a network of pipelines known as gathering systems connect to wellheads and other receipt points in the production area. These gathering systems transport natural gas from the wellhead and other receipt points either to treating and processing plants (if such gas is wet) or directly to intrastate or interstate pipelines (if such gas is dry). A large gathering system may involve thousands of miles of gathering lines connected to thousands of wells and other receipt points. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures. Gathering systems are operated at design pressures that maximize the total throughput from all connected wells.

Compression. Since wells produce at progressively lower field pressures as they deplete, it becomes increasingly difficult to produce the remaining reserves against a higher pressure that exists in the connecting gathering system. Natural gas compression is a mechanical process in which a volume of natural gas at a given pressure is compressed to a desired higher pressure, which allows the natural gas to flow into a higher pressure system. Field compression is typically used to allow a gathering system to operate at a lower pressure or provide sufficient discharge pressure from the compressor to deliver natural gas into a higher pressure pipeline system. If field compression is not installed, then the remaining natural gas will not be produced if it cannot overcome the higher gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering natural gas that otherwise would not be produced. Consequently, gathering systems that operate at lower pressures or that can provide tiered compression service often have a competitive advantage over high-pressure gathering systems. Midstream service providers typically provide compression services in exchange for a fixed fee or a percentage of the applicable commodity for fuel, or a combination of the two.

Our Potential Future Services

Fresh Water Distribution. Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand (or other proppant) combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. Although some of the larger producers in the Marcellus and Utica Shales have (or have begun construction of) fresh water distribution systems like Rice Energy’s, many other producers still rely on third-party providers for distribution services. Providers range from independent, dedicated trucking providers to consolidated service companies that provide a full range of oilfield services, including fresh water distribution. Our ability to provide fresh water distribution services is primarily contingent on our obtaining a ruling or interpretive guidance from the IRS that income from fresh water distribution services is qualifying income for federal income tax purposes.

Processing and Treating. After the natural gas has been gathered, it is usually treated to remove impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide. These impurities must be removed for the natural gas to meet the specifications for transportation on intrastate and interstate pipelines. Additionally, natural gas containing significant amounts of NGLs must be processed to remove these heavier hydrocarbon components. NGLs not only interfere with pipeline transportation, but are also valuable commodities once removed from the natural gas stream and fractionated into their key components. Gas processors typically charge for these services under three types of contracts: (i) fee-based arrangements, in which the service provider receives a fee for each unit of natural gas gathered and compressed at the wellhead and an additional fee per unit of natural gas treated or processed at its facility; (ii) percent-of-proceeds arrangements in which the service provider typically remits to the producers either a percentage of the proceeds from the sale of residue gas and/or NGLs or a percentage of the actual residue gas and/or NGLs at the outlet of the plant; or (iii) keep-whole arrangements, in which the service provider keeps 100% of the NGLs produced, and the processed natural gas, or value of the gas, is returned to the producer. Since some of the gas is used and removed during processing, the processor compensates the producer for the amount of gas used and removed in processing by supplying additional gas or paying an agreed-upon value for the gas utilized.

Transportation. The transportation of natural gas involves the movement of pipeline-quality natural gas from gathering systems (and, to the extent necessary, processing and treating facilities) to wholesalers and end-users, including industrial plants and local distribution companies. The transportation of natural gas may be accomplished through header system transmission pipelines or long-haul transmission pipelines or both. The concentration of natural gas production in a few regions of the U.S. generally requires transportation pipelines to cross state borders to meet national demand. These pipelines are referred to as interstate pipelines and are primarily regulated by federal agencies or commissions, including the FERC. Pipelines that transport natural gas produced and consumed wholly within one state are generally referred to as intrastate pipelines. Intrastate pipelines are primarily regulated by state agencies or commissions.

Market Fundamentals

According to the EIA, both total energy supply and demand are projected to grow in coming decades. Population is one key determinant of energy consumption through its influence on demand for travel, housing, consumer goods and services. The EIA anticipates the total U.S. population will increase by 21% from 2012 to 2040. The EIA forecasts energy consumption to increase 12% over the same period. A review of other supply and demand elements follows.

Natural Gas Consumption

Natural gas is a significant component of energy consumption in the United States. According to the EIA, natural gas consumption accounted for approximately 28% of all energy used in the United States in 2012. Natural gas consumption is expected to grow 23% from 26 quadrillion BTU in 2012 to 32 quadrillion BTU by 2040. The following charts illustrate expected energy consumption by fuel source in 2040 as compared to 2012.

Energy Consumption by Fuel Source: 2012 and 2040

Source: EIA, Annual Energy Outlook 2014 (April 2014).

Forecasts published by the EIA and other industry sources anticipate continued growth in the long-term domestic demand for natural gas and in the natural gas demand from seasonal and weather-sensitive consumption sectors. These forecasts are supported by various factors, including (i) expectations of continued growth in the U.S. gross domestic product, which has a significant influence on long-term growth in natural gas demand; (ii) an increased likelihood that regulatory and legislative initiatives regarding domestic carbon policy will drive greater demand for cleaner burning fuels like natural gas; (iii) increased acceptance of the view that natural gas is a clean and abundant domestic fuel source that can lead to greater energy independence of the United States by reducing its dependence on imported petroleum; (iv) the emergence of low-cost natural gas shale developments, which contain ample supplies and which are expected to keep natural gas prices low relative to crude oil prices, making the commodity attractive as a feedstock; and (v) continued growth in electricity generation from intermittent renewable energy sources, primarily wind and solar energy, for which natural-gas fired generation is a logical back-up power supply source.

The majority of fuel switching is occurring in electric power generation where coal-fired plants are being replaced with cleaner burning fuel sources. However, as a result of more rapid increases in generation from natural gas and renewable fuels, coal’s share of the total generation mix is projected to fall from 37% to 32% from 2012 to 2040. Over the same period, the share of generation from natural gas is projected to increase from 30% in 2012 to 35% in 2040.

Electricity Generation by Fuel Source: 1990-2040

Source: EIA, Annual Energy Outlook 2014 (April 2014).

In addition to increasing domestic consumption, domestic natural gas consumers will also compete for supply with foreign natural gas consumers. According to the EIA, the U.S. is expected to become a net exporter of LNG starting in 2016 and an overall net exporter of natural gas in 2018. This shift from being a net importer of natural gas to a net exporter of natural gas is driven by the increased use of LNG in markets outside of North America, strong domestic production, and relatively low U.S. natural gas prices in comparison with other global markets. The following chart illustrates the trend of overall domestic natural gas net imports shifting to net exports after 2018.

Imports and Exports of Natural Gas: 1990-2040

Source: EIA, Annual Energy Outlook 2014 (April 2014).

Natural Gas Production

In response to increased domestic energy consumption, total domestic energy production is projected to grow significantly over the next 25 years. The EIA estimates that total domestic energy production will increase by 29%, from 79.2 to 102.1 quadrillion Btu, and natural gas production will increase by 52%, from 27.8 to 42.4 quadrillion Btu, between 2012 and 2040. The chart below shows the total production for fuel sources through 2040.

Energy Production by Domestic Fuel Source: 2012-2040

Source: EIA, Annual Energy Outlook 2014 (April 2014).

Domestic natural gas consumption today is satisfied primarily by production from conventional and unconventional onshore and offshore production in the lower 48 states, and is supplemented by production from historically declining pipeline imports from Canada, imports of LNG from foreign sources and some Alaska production. In order to maintain current levels of U.S. natural gas supply and to meet the projected increase in demand, new sources of domestic natural gas must continue to be developed to offset natural depletion associated with existing production.

Over the past several years, a fundamental shift in production has emerged with the contribution of natural gas from unconventional resources (defined by the EIA as natural gas produced from shale formations and coalbeds) increasing from 9.5% of total U.S. natural gas supply in 2000 to 47% in 2012. According to the EIA, during the three-year period from January 15, 2007 through December 15, 2010 domestic production of natural gas increased by an average of approximately 3.8% per annum, largely due to continued development of shale resources. The emergence of shale plays has resulted primarily from advances in horizontal drilling and hydraulic fracturing technologies, which have allowed producers to extract significant volumes of natural gas from these plays at cost-advantaged per unit economics versus most conventional plays.

As the depletion of conventional onshore and offshore resources continues, natural gas from unconventional resource plays is forecasted to fill the void and continue to gain market share from higher-cost sources of natural gas. As shown in the graphic below, natural gas production from the major shale formations is forecast to provide the majority of the growth in domestically produced natural gas supply, increasing to approximately 53% in 2040 as compared with 40% in 2012. The increase in natural gas production from 2012 to 2040 results primarily from continued exploration and development of shale gas resources. Shale gas is the largest contributor to production growth, while production from tight sands, coalbed methane deposits and offshore waters remains relatively stable.

Natural Gas Production by Source, 1990-2040 (trillion cubic feet)

Source: EIA, Annual Energy Outlook 2014 (April 2014).

The abundance of natural gas shale production as well as the divergence between U.S. domestic and international prices for natural gas has caused a renewed interest in exporting domestic natural gas through LNG export terminals. While these projects take many years to develop, some domestic producers and foreign consumers view them as attractive opportunities to improve their respective economics and provide for an alternative source of demand for natural gas.

Overview of the Marcellus Shale Region

The Marcellus Shale is widely viewed as a premier North American shale play due to its significant reserves of hydrocarbon resources, consistent and predictable geology, high well recoveries relative to drilling and completion costs and proximity to high-demand metropolitan markets in the northeastern United States. Based on these attributes, as well as Rice Energy’s drilling results and those publicly released by other operators, Rice Energy believes that the Marcellus Shale offers some of the most attractive single-well rates of return of all North American conventional and unconventional play types. All of our current dedicated acreage is located in the dry gas core of the Marcellus Shale in Washington and Greene Counties, Pennsylvania, which Rice Energy believes is one of the most productive areas of the Marcellus Shale.

The Marcellus Shale is the most expansive natural gas shale play in the United States, spanning six states in the northeastern United States. As depicted below, the shale play is a Devonian age formation underlying much of the Appalachian region and spanning six states in the northeastern United States. The drilling activity is currently concentrated in two core regions of the Marcellus Shale: northeast Pennsylvania, which contains mostly dry gas production and southwest Pennsylvania and northern West Virginia, which contains natural gas and some NGLs.

Source: EIA (September 2014).

The Marcellus Shale is a black, organic rich shale formation located at depths between 4,000 and 8,500 feet, covering approximately 95,000 square miles at an average net thickness of 50 feet to 200 feet. The western portion has a higher organic content but is shallower and thinner, while the east section is relatively deeper and thicker, with lower organic content. The shallow depth of the Marcellus, its low permeability and expansive size have made it a top unconventional exploration target. Recent advancements in both horizontal drilling and hydraulic stimulation have produced promising results. These developments have resulted in increased leasing and drilling activity in the area, primarily focusing on natural gas and condensate.

According to EIA, natural gas production from the Marcellus Shale is expected to grow from 1.9 Tcf in 2012 to a peak production volume of 5.0 Tcf per year from 2022 through 2025. The large-scale production growth in the Marcellus formation is expected to alter natural gas transportation patterns to markets east of the Mississippi River which have historically been served by natural gas produced in Texas, Louisiana, Oklahoma and the Gulf of Mexico, as well as volumes from Canada and the Rocky Mountains. EIA forecasts that given the formation’s production increase, it could provide up to 39% of the natural gas needed to meet demand in markets east of the Mississippi River from 2022 through 2025, up from 16% in 2012. Although Marcellus gas production declines after 2024, it still provides sufficient natural gas to meet at least 31% of the region’s total demand through 2040.

Marcellus Shale Production as a Percentage of U.S. Natural Gas Consumption

East of the Mississippi River

Source: EIA, Annual Energy Outlook (April 2014).

The rise of Marcellus Shale production as a share of total U.S. production is a key to development in a rapidly evolving U.S. natural gas market. Although the number of drilling rigs in the area has remained relatively flat in recent months, production from new wells has continued to grow. New well gas production per rig in the Marcellus Shale rose by 23% in 2013 year over year.

New Well Gas Production Per Rig

Source: EIA, Drilling Productivity Report (August 2014).

Growth in the efficiency of new wells is largely driven by increases in production volumes in the region. A contributing factor to such production growth is recent infrastructure upgrades in West Virginia and Pennsylvania. Such upgrades have also increased the output from previously shut-in wells or wells that were operating at reduced volume because of constraints in takeaway capacity in the region. Production growth in the region has driven the forward price of natural gas at the Columbia Gas Transmission Appalachia Hub below Louisiana’s Henry Hub price, the benchmark for natural gas throughout North America. Natural gas pipeline expansion projects are expected to add at least 3.5 Bcf/d of takeaway capacity to the New York/New Jersey and Mid-Atlantic markets by 2015. Natural gas production in the region has reduced the flow of natural gas from other regions into the northeastern United States.

BUSINESS

Our Company

We are a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian Basin. Our initial assets consist of natural gas gathering and compression assets servicing high quality producers in the rapidly developing dry gas core of the Marcellus Shale in southwestern Pennsylvania. We provide our services under long-term, fixed-fee contracts, primarily to Rice Energy in one of its core operating areas. We believe that our strategically located assets, high quality customers and relationship with Rice Energy position us to become a leading midstream energy company in the Appalachian Basin.

We have secured dedications from Rice Energy under a 15 year, fixed-fee contract for gathering and compression services covering (i) approximately 63,000 gross acres of its acreage position as of September 30, 2014 in Washington and Greene Counties, Pennsylvania, and (ii) any future acreage it acquires within these counties, other than in select areas subject to pre-existing third-party dedications and subject to the terms of our gas gathering and compression agreement described elsewhere in this prospectus. In addition, we have secured dedications from third-party customers under fixed-fee contracts for gathering and compression services in Washington County, Pennsylvania with respect to approximately 21,000 of their existing gross acres, and any future acreage they may acquire within areas of mutual interest of approximately 66,000 acres. We refer to these areas of dedication and areas of mutual interest as our “dedicated areas.” Our third-party fixed-fee contracts have a weighted average remaining term of six years. For a discussion of the key terms of the fixed-fee contracts, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Operations.”

At the closing of this offering, our assets will consist of:

•	a 2.8 MMDth/d high-pressure dry gas gathering system and associated compression in Washington County, Pennsylvania, with connections to the Dominion, TCO, EQT and TETCO interstate pipelines; and

•	a 420 MDth/d high-pressure dry gas gathering system in Greene County, Pennsylvania, with connections to Dominion, TCO and NFGS interstate pipelines.

Our initial assets are located within highly concentrated acreage positions in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. We believe that the combination of the location and available capacity of our initial assets will accommodate future production growth of Rice Energy and third parties and provide us with the opportunity to significantly increase our throughput through additional well connects with minimal capital expenditures. The dry gas core of the Marcellus Shale in southwestern Pennsylvania is characterized by a combination of low development cost, consistently high production volumes and access to multiple takeaway pipelines, resulting in what Rice Energy believes to be among the highest rate of return wells in North America.

Rice Energy is our largest customer, and for the twelve months ending December 31, 2015, Rice Energy is projected to represent approximately 84% of our gathering volumes. We derive revenues under our long-term contracts by charging customers fixed fees for gathering and compression services based on throughput. As of September 30, 2014, a limited number of the wells we service require compression, but we expect to add additional compression starting in 2015. Our near-term revenues are expected to be proportionate to the production volumes of our customers from wells connected or to be connected to our systems.

Rice Energy has been able to achieve top-tier production growth, in part due to its operational proficiency. As of September 30, 2014, Rice Energy has turned 56 horizontal Marcellus wells into sales on its Pennsylvania acreage, each of which is included in our dedicated areas and 35 of which are located in Washington County. Of approximately 750 producing horizontal Marcellus Shale wells in Washington County, Pennsylvania, Rice Energy drilled and completed the top three, and seven of the top ten, wells in terms of cumulative production through June 30, 2014 as reported by Pennsylvania’s Department of Environmental Protection. Rice Energy expects to turn an additional 22 horizontal Marcellus wells into sales in the fourth quarter of 2014, 17 of which have already been turned into sales, and an additional 32 horizontal Marcellus wells into sales in 2015, in each case within our dedicated areas. As of September 30, 2014, Rice Energy’s drilling inventory consisted of an aggregate of approximately 705 gross drilling locations in the Marcellus Shale and Upper Devonian within our dedicated areas. In addition, operators in the region have announced plans to test the potential for Utica Shale production in and around our dedicated areas.

Rice Energy’s rapid production growth has resulted in significant increases in gathering volumes on our systems, and we expect that Rice Energy will rely on us to deliver the midstream infrastructure necessary to support its continued growth in our dedicated areas. The following chart highlights the average daily throughput on our gathering systems for the periods presented.

(1)	Includes 100% of throughput volumes attributable to the Alpha Assets and Momentum Assets for all periods presented. The Momentum Assets commenced operations during 2013 and had no attributable throughput volumes during 2011 or 2012.
(2)	The projections set forth above are subject to numerous assumptions. Please read “Risk Factors.”

Our Initial Assets

In connection with the completion of this offering, Rice Energy will contribute to us all of its natural gas gathering and compression assets in the dry gas core of the Marcellus Shale in southwestern Pennsylvania, as well as the right to develop additional natural gas gathering and compression infrastructure to service the rapidly growing production of Rice Energy and our third-party customers in Washington and Greene Counties, Pennsylvania. Because of our close operational and contractual relationship with Rice Energy and its economic interest in us, we expect to grow significantly as Rice Energy pursues its development plan.

The following table provides information regarding our gathering and compression assets for the periods presented.

	Dedicated Gross Acres	Average Daily Throughput for the Three Months Ended September 30, 2014 (MDth/d)(1)	Pipeline (miles)		Capacity (MDth/d)		Compression Capacity (HP)
	As of September 30, 2014		December 31, (projected)(2)		December 31, (projected)(2)		As of September 30, 2014
			2014	2015	2014	2015
Washington County System	68,000	261	72.9	92.0	2,772	3,266	3,550
Greene County System	16,000	113	9.7	19.3	420	840	—

Total	84,000	374	82.6	111.3	3,192	4,106	3,550

(1)	Includes 100% of throughput volumes attributable to the Alpha Assets for all periods presented and includes throughput volumes attributable to the Momentum Assets following April 17, 2014, their date of acquisition.
(2)	The projections set forth above are subject to numerous assumptions. Please read “Risk Factors.”

Washington County System

As of September 30, 2014, our Washington County gathering system consists of a network of 48.7 miles of 6- to 16-inch gathering pipelines and a compressor station that collects natural gas from Rice Energy and third-party producers. In addition, as of September 30, 2014, this system was connected to all of Rice Energy’s 35 horizontal Marcellus producing wells in Washington County.

Rice Energy began constructing the Washington County gathering system in January 2010, in connection with commencing horizontal development of its Marcellus Shale acreage. Since 2010, Rice Energy has expanded the Washington County gathering system through a combination of organic growth and third-party acquisitions. In April 2014, Rice Energy completed the acquisition of the Momentum Assets from M3 Appalachia Gathering LLC. The Momentum Assets included (a) a 28-mile, 6- to 16-inch gathering system in eastern Washington County providing gathering services to third-party producers, (b) a compressor station located in eastern Washington County and (c) permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30 inch gathering system connecting the northern system to the TETCO pipeline located primarily in Washington County. We completed the construction of the 18-mile, 30-inch pipeline connecting the gathering system to TETCO in November 2014. As a result, upon completion of this offering, we expect that our Washington County gathering system will have approximately 2.8 MMDth/d of capacity with connections to Dominion, TCO, EQT and TETCO and will consist of 72.9 miles of high pressure pipeline.

During 2015, we expect to complete construction of the Washington County gathering system with the addition of approximately 20 miles of high pressure pipeline in central Washington County. Upon completion of construction, we expect that the Washington County gathering system will have approximately 3.3 MMDth/d of capacity. In addition, substantially all of Rice Energy’s drilling locations within our dedicated area in Washington County will be within two miles of the completed system and, as a result, we expect that substantially all of such drilling locations will be connectable to this gathering and compression system for minimal cost.

Greene County System

As of September 30, 2014, our Greene County gathering system consists of a network of 8.9 miles of 6- to 16-inch gathering pipelines that collects natural gas from Rice Energy and has a capacity of approximately 420 MDth/d. In addition, as of September 30, 2014, this system was connected to all of Rice Energy’s 21 horizontal Marcellus producing wells in Greene County.

During the remainder of 2014 and 2015, we expect to expand the Greene County gathering system by constructing an additional 10.4 miles of high pressure pipeline that will result in aggregate capacity of approximately 840 MDth/d upon completion of construction. In addition, substantially all of Rice Energy’s drilling locations within our dedicated area in Greene County will be within two miles of the completed system and, as a result, we expect that substantially all of such drilling locations will be connectable to this gathering and compression system for minimal cost.

Our Customers—Rice Energy and Third Parties

One of our principal strengths is having Rice Energy as our anchor customer. During the twelve months ended September 30, 2014, Rice Energy represented approximately 87% of our pro forma gathering volumes. We believe that having Rice Energy as our anchor customer is advantageous for the following reasons:

•

Rice Energy’s multi-year drilling inventory in our dedicated areas drives long-term demand for our services. Rice Energy has dedicated to us all of its natural gas production in Washington and Greene Counties, Pennsylvania, excluding approximately 22,000 gross acres dedicated to a third party. Within the dedicated areas, Rice Energy holds approximately 63,000 gross acres containing approximately 705 gross drilling locations in the Marcellus Shale and Upper Devonian as of September 30, 2014. Since its initial acquisition of 856 gross acres in the southwestern core in 2009, Rice Energy has grown its acreage position within our dedicated area entirely through organic leasing. Rice Energy plans to run a two horizontal rig drilling program in the Marcellus Shale and turn 41 horizontal Marcellus wells into sales in 2014 and 32 horizontal Marcellus wells into sales in 2015 within our dedicated areas. Based on expected 2015 drilling activity, as of September 30, 2014, Rice Energy maintains a 22-year drilling inventory in the Marcellus Shale and Upper Devonian (11-year drilling inventory in the Marcellus Shale alone) within our dedicated areas, which we believe will provide significant demand for our services.

•

Rice Energy’s top tier, consistent production results and low-cost development establishes line-of-sight to volume production growth in our systems. Rice Energy has assembled a strong technical staff of shale petroleum engineers and shale geologists that have extensive experience in horizontal drilling, operating multi-rig development programs and using advanced drilling technology. Rice Energy has been an early adopter of new oilfield services and techniques for drilling (including rotary steerable tools) and completions (including reduced-length frac stages). By leveraging its operating proficiency, Rice Energy has increased its production while reducing development costs on a dollar per foot basis. Rice Energy has grown its Marcellus Shale average gross daily production from 216 MDth/d for the three months ended December 31, 2013 to 327 MDth/d for the three months ended September 30, 2014, a 51% increase. As of September 30, 2014, Rice Energy has turned 56 horizontal Marcellus wells into sales on its Pennsylvania acreage, each of which is included in our dedicated areas. The hydrocarbon composition of Rice Energy’s current production within our dedicated areas is 100% natural gas with heat content of 1,030 to 1,100 Btu/scf, which does not require processing or treating prior to delivery into downstream pipelines. Rice Energy expects the same gas profile from its remaining drilling locations within our dedicated areas. The following table provides operational data as of October 31, 2014 related to these wells:

	Horizontal Marcellus Wells Turned Into Sales	Average Lateral Length (Feet)					D&C ($/Foot)
			Periodic Flow Rates (MMcf/d)
Period			0-90	91-180	181-360	361-720
2010-2011	6	3,281	5.7	6.0	4.4	2.7	2,377
2012	9	5,731	9.2	10.0	6.8	4.7	1,660
2013	22	6,286	11.2	10.6	8.2	NA	1,476
Q1 2014	4	6,691	12.7	9.4	NA	NA	1,349
Q2 2014	10	8,452	12.9	9.5	NA	NA	1,254
Q3 2014	5	8,163	NA	NA	NA	NA	1,247

Total(1)	56	6,458	10.6	9.7	6.9	3.2	1,533

(1)	With the exception of wells turned into sales, totals represent averages weighted by number of wells with available production history.

•

Rice Energy’s actively managed firm transportation portfolio and hedging program mitigate the impact of basis differentials and commodity prices on our throughput volumes. As of September 30, 2014, Rice Energy had 595 and 834 MDth/d of firm transportation and firm sales contracts on interstate pipelines to which our initial assets in Pennsylvania will have interconnects for the years ending December 31, 2014 (October through December) and 2015, respectively. Rice Energy continues to actively manage its firm transportation and firm sales portfolio to ensure the deliverability of its natural gas to high quality markets, thereby mitigating the effect of basis differentials on development decisions. Furthermore, Rice Energy maintains an active hedging program designed to mitigate commodity price volatility and to protect its future cash flows, which allows its drilling schedule to remain active in a variety of commodity price environments.

In addition to the growth we anticipate as a result of Rice Energy’s development drilling, we expect to benefit from dedications we have secured from third parties. For the twelve months ended September 30, 2014, third parties represented approximately 13% of our pro forma gathering volumes. We have secured dedications under fixed-fee contracts with a weighted average remaining term of six years for gathering and compression services in the dry gas core of the Marcellus Shale in southwestern Pennsylvania with respect to current third-party acreage positions of approximately 21,000 gross acres, and any future acreage acquired by such third-parties within areas of mutual interest of approximately 66,000 acres. Furthermore, we believe we will be able to attract additional third-party customers given our assets’ strategic location, available capacity and access to multiple takeaway pipelines.

Our Relationship with Rice Energy

In addition to being a high-quality anchor customer, we believe that our relationship with Rice Energy will provide us with competitive advantages to position us to become a leading midstream energy company in the Appalachian Basin. Because of its ownership of our incentive distribution rights and a 56.5% limited partner interest in us upon the completion of this offering, Rice Energy is positioned to directly benefit from the growth of our business through organic initiatives or acquisitions, including acquisitions of its retained midstream assets. In particular, we have a right of first offer on all of Rice Energy’s interests in its gas gathering system in the core of the Utica Shale in Belmont County, Ohio, and in each of its fresh water distribution systems in Washington and Greene Counties, Pennsylvania, and Belmont County, Ohio. While we believe that we are well positioned to be the ultimate acquirer of these retained midstream assets from Rice Energy, including those subject to our right of first offer, Rice Energy is under no obligation to contribute these assets to us. Furthermore, our relationship with Rice Energy poses conflicts of interest in connection with any such acquisition. Any decision to exercise our right of first offer will require the approval of the board of directors of our general partner, all of the members of which will be appointed by Rice Energy as the indirect owner of our general partner. Please read “Conflicts of Interest and Fiduciary Duties.”

Ohio Gathering System. Rice Energy is constructing an aggregate of 49.7 miles of high-pressure gas gathering pipeline with capacity of 2.6 MMDth/d in the core of the Utica Shale in Belmont County, Ohio. Average daily throughput on Rice Energy’s Ohio gathering system for November 2014 was 73 MDth/d. Rice Energy expects this system will be substantially completed in 2015 and will service approximately 36,854 and 19,604 net acres of the current positions of Rice Energy and Gulfport Energy Corporation, or Gulfport, respectively, in Belmont County, Ohio. In July 2014, Rice Energy entered into a letter of intent with Gulfport pursuant to which Gulfport is expected to dedicate its production from the aforementioned acreage. Also in July 2014, Rice Energy entered into a letter of intent with MarkWest Energy Partners, LP, or MarkWest, pursuant to which MarkWest will construct gas gathering facilities to gather Rice Energy’s Utica Shale production from certain dedicated areas in Ohio, including portions of Belmont County, which production Rice Energy anticipates will be wet gas and therefore will require processing. Both of these letters of intent are non-binding and the execution of definitive agreements with respect thereto is subject to, among other things, the ability of the applicable parties to reach agreement on commercial and other business terms.

As of September 30, 2014, Rice Energy has approximately 257 gross Utica Shale drilling locations in Belmont County in areas not dedicated to MarkWest. In addition, Rice Energy expects approximately 138 Gulfport gross drilling locations within the Utica Shale in the area anticipated to be dedicated to Rice Energy in

Belmont County, Ohio based on its acreage position as of September 30, 2014 and an assumed well spacing of 138 acres. In June 2014, Rice Energy completed its first Utica well in Belmont County, the Bigfoot 9H, which continues to flow 14 MMcf/d under our restricted choke program and has cumulatively produced approximately 2.0 Bcf (100% of which is natural gas). Rice Energy has since turned two additional Utica shale wells into sales in Belmont County.

Fresh Water Distribution Systems. In addition, Rice Energy will retain all of its interest in its fresh water distribution systems in Washington and Greene Counties, Pennsylvania, and Belmont County, Ohio, each of which are under various stages of construction and are expected to be completed in 2015.

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Pennsylvania Water Systems. Rice Energy is expanding two independent fresh water distribution systems that, upon completion, will have direct access to 9.2 MMGPD of fresh water from the Monongahela River and several other regional water sources for distribution to Rice Energy’s well completion operations in the Marcellus Shale.

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Ohio Water System. Rice Energy is constructing a fresh water distribution system that, upon completion, will have direct access to 16.5 MMGPD of fresh water from the Ohio River and several other regional sources for distribution to Rice Energy’s well completion operations.

These systems consist of a combination of permanent buried pipelines, portable surface pipelines and fresh water impoundments, as well as pumping stations to transport the fresh water throughout the pipeline system. Because hydraulic fracturing requires substantial volumes of fresh water, these fresh water distribution services are utilized in connection with completion activities. Our potential acquisition of the fresh water distribution systems will be conditioned upon our obtaining a ruling or interpretive guidance from the IRS that income from fresh water distribution services is qualifying income for federal income tax purposes.

Business Strategies

Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business. We expect to achieve this objective through the following business strategies:

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Providing gathering and compression services to Rice Energy’s rapidly growing Marcellus Shale production. Rice Energy’s initial dedication to us of acreage in the dry gas core of the Marcellus Shale in southwestern Pennsylvania and its economic interest in us provides us with a platform for organic growth. We expect to achieve this growth by meeting Rice Energy’s natural gas gathering and compression needs, which we expect to increase as a result of Rice Energy’s anticipated drilling activity in our dedicated areas. In the short-term, we anticipate significant growth in demand for our natural gas gathering and compression services driven by Rice Energy’s plan to turn approximately 41 horizontal Marcellus wells into sales in 2014 and 32 horizontal Marcellus wells into sales in 2015 in our dedicated areas. Over the long-term, we expect to achieve growth by servicing Rice Energy’s approximately 705 gross drilling locations within our dedicated areas as of September 30, 2014. We expect Rice Energy will continue to grow its leasehold position, which we believe will result in additional drilling locations and additional long-term demand for our midstream services.

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Pursuing accretive acquisitions from Rice Energy. We intend to seek opportunities to expand our existing natural gas gathering and compression systems primarily through accretive acquisitions from Rice Energy. While we will review acquisition opportunities from third parties as they become available, we expect that the majority of our near-term opportunities will be sourced from Rice Energy. Pursuant to our omnibus agreement with Rice Energy, we have a right of first offer on any future divestitures of its gas gathering and fresh water distribution assets in the core of the Utica Shale in Belmont County, Ohio, and of its fresh water distribution systems in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. In addition, as a result of its significant economic interest in us, we believe that we are the natural acquirer of additional midstream assets that Rice Energy may develop in the future.

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Attracting additional third-party business. We plan to actively market our midstream services to, and pursue strategic relationships with, third-party producers in order to attract additional services and expansion opportunities. We believe that our assets’ strategic location, available capacity and access to multiple takeaway pipelines will allow us to capture additional third-party volumes. For the year ending December 31, 2015, we anticipate that production from Rice Energy and our existing third-party customers will represent approximately 15% of the aggregate capacity of our gas gathering systems upon their expected completion in 2015.

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Leveraging our relationship with Rice Energy to participate in its acquisitions. Rice Energy has a history of pursuing and consummating acquisitions. During the first three quarters of 2014, Rice Energy has invested approximately $750 million in acquiring exploration and production and midstream assets in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. As a result of the combination of our expected ability to finance midstream development or acquisitions at a relatively low cost of capital and Rice Energy’s retained economic interest in us, we believe that we will provide Rice Energy with a competitive advantage in pursuing acquisitions of exploration and production assets in our dedicated areas that are not otherwise dedicated to third-party midstream companies. As Rice Energy acquires these assets, we believe that we will have the ability to develop the associated midstream assets on our own or purchase the associated midstream assets from either a third party or Rice Energy, following Rice Energy’s development thereof. As such, we may have the opportunity to work jointly with Rice Energy to pursue certain acquisitions that may not otherwise be attractive acquisition candidates for either Rice Energy or us individually. We believe this arrangement will give us and Rice Energy access to an array of third-party acquisition opportunities that we and they would not otherwise be in a position to pursue.

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Focusing on fixed-fee business to avoid direct commodity price exposure. The natural gas gathering and compression agreements with Rice Energy and third parties are structured as fixed-fee arrangements, and we intend to continue to pursue additional fixed-fee opportunities with Rice Energy and third parties in order to avoid direct commodity price exposure. We will pursue additional long-term commitments from customers, which may include throughput-based charges, reservation-based charges, volume commitments and/or acreage dedications.

Competitive Strengths

We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

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Our newly constructed assets service sizeable, contiguous acreage positions with access to high production growth through limited capital expenditures. Our initial assets are located entirely within large, contiguous acreage positions in the dry gas core of the Marcellus Shale in southwestern Pennsylvania with multi-year, low-risk development drilling inventory. Substantially all of Rice Energy’s drilling locations within our dedicated areas will be within two miles of our assets upon completion of construction. These drilling locations are located within Rice Energy’s core position in the Marcellus Shale where it has achieved top tier production growth, increasing average gross daily production in the Marcellus Shale from 216 MDth/d for the three months ended December 31, 2013 to 327 MDth/d for the three months ended September 30, 2014, a 51% increase. As a result of the close proximity of our gathering and compression systems to substantially all of Rice Energy’s dedicated acreage where it has exhibited substantial production growth, we believe that we will have a high ratio of projected volume growth to expansion capital expenditures, resulting in minimal financing requirements for organic growth. In addition, our systems consist of recently constructed, high-quality and well-maintained assets, resulting in lower maintenance cost, higher uptime and longer useful lives.

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Our affiliation with Rice Energy. One of our principal strengths is our relationship with Rice Energy. In addition to the benefits that we expect to receive as a result of having Rice Energy as our anchor customer, as more fully described in “—Our Customers—Rice Energy and Third Parties,” we believe that our affiliation with Rice Energy will provide us with the following opportunities for growth:

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Acquisitions of midstream assets developed by Rice Energy. Pursuant to our omnibus agreement with Rice Energy, we have a right of first offer on any future divestitures of Rice Energy’s (i) high-pressure gas gathering pipeline that will have capacity of 2.6 MMDth/d in the core of the Utica Shale in Belmont County, Ohio; (ii) two independent fresh water distribution systems in Pennsylvania that will have direct access to 9.2 MMGPD of fresh water and (iii) fresh water distribution system in Ohio that will have direct access to 16.5 MMGPD of fresh water. In addition, as a result of its ownership of our incentive distribution rights and a 56.5% limited partner interest in us upon the completion of this offering, we believe that Rice Energy is incentivized to offer us similar assets that it may develop in the future outside of our current dedicated areas. Please read “—Our Relationship with Rice Energy.”

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Organic development of additional gathering and compression assets. Rice Energy has a successful track record of acquiring additional acreage through infield and bolt-on leasing programs as well as third-party acquisitions. Since its initial acquisition in 2009, Rice Energy has increased its leasehold position within the dry gas core of the Marcellus Shale in southwestern Pennsylvania from 856 gross acres to approximately 63,000 gross acres in our dedicated areas and approximately 141,000 gross acres in the aggregate as of September 30, 2014, the substantial majority of which has been accomplished through organic leasing. As Rice Energy expands its exploration and production operations in our dedicated areas, we will have the first right to develop midstream assets to support such acreage.

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Joint acquisition and development opportunities. We believe that we provide Rice Energy a competitive advantage in acquisitions of exploration and production assets that have associated midstream assets. We anticipate that we will have opportunities to purchase developed midstream assets along-side of Rice Energy in connection with its acquisition of exploration and production assets. Furthermore, we believe that there will be opportunities to partner with Rice Energy to develop midstream assets.

Although we believe our relationship with Rice Energy provides us with a significant advantage in the midstream market, there is no assurance that we will achieve such an advantage or otherwise benefit as a result of this relationship. Furthermore, our relationship with Rice Energy provides a source of potential conflicts. Please read “Conflicts of Interest and Fiduciary Duties.”

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Long-term, fixed-fee contracts with Rice Energy and third parties to support cash flows. We service high quality producers in the dry gas core of the Marcellus Shale in southwestern Pennsylvania pursuant to long-term, fixed-fee contracts. For the twelve months ended September 30, 2014, Rice Energy represented approximately 87% of our pro forma gathering volumes. We have secured dedications from Rice Energy under a 15 year, fixed-fee contract for gathering and compression services in the dry gas core of the Marcellus Shale in southwestern Pennsylvania with respect to Rice Energy’s current acreage position of approximately 63,000 gross acres in Washington and Greene Counties, Pennsylvania, and any future acreage Rice Energy acquires within Washington and Greene Counties, Pennsylvania, other than in select areas subject to pre-existing third-party dedications. We have secured dedications from third parties under fixed-fee contracts with a weighted average remaining term of six years for gathering and compression services in the dry gas core of the Marcellus Shale in southwestern Pennsylvania with respect to current acreage positions of approximately 21,000 gross acres, and any future acreage acquired by such third-parties within areas of mutual interest of approximately 66,000 acres. We believe that the drilling activity of Rice Energy and our third-party customers will result in significant growth of our midstream operations. Our contract structure eliminates our direct exposure to commodity price risk and provides us with long-term cash flow stability.

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System takeaway optionality provides competitive advantage in attracting third-party volumes. Our Pennsylvania gas gathering systems are connected to multiple interstate pipelines, providing our customers with the ability to select sales destinations from a diverse group of downstream markets. Specifically, we have interconnects to the TETCO, TCO, Dominion, NFGS and EQT interstate pipelines. These multiple interconnects enable our customers to direct their gas to markets with preferred pricing or to pipelines on which they hold firm transportation. Furthermore, for the year ending December 31, 2015, we anticipate that production from Rice Energy and our existing third-party customers will represent approximately 15% of the aggregate capacity of our gas gathering systems upon their expected completion in 2015. We believe the combination of system takeaway optionality and available capacity of our assets will provide us with a competitive advantage in attracting third-party volumes.

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Financial flexibility and strong capital structure. At the closing of this offering, we expect to have no outstanding indebtedness under a new $450.0 million revolving credit facility. We believe that our borrowing capacity and our expected ability to effectively access debt and equity capital markets provide us with the financial flexibility necessary to execute our business strategy.

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Proven and unitholder-aligned management team. Rice Energy’s management team, who will also manage our business, possess extensive oil and natural gas acquisition, exploration and development expertise in two of the leading unconventional resources plays in North America—the Marcellus Shale and Utica Shale. Our management team includes certain members of the Rice family (the founders of Rice Energy) who, along with other members of the management team, are also highly aligned with unitholders through a 16.5% economic interest in Rice Energy as of December 4, 2014, which will own our incentive distribution rights and a 56.5% limited partner interest in us after giving effect to this offering.

Rice Energy’s Existing Third-Party Commitments

In connection with its acquisition of approximately 22,000 gross acres in southwestern Greene County, Pennsylvania, Rice Energy assumed a dedication obligation to Access Midstream Partners under an existing gas gathering agreement. As such, the dedicated area from Rice Energy to us excludes an area roughly encompassing three townships in southwestern Greene County dedicated to Access Midstream Partners. We refer to this acreage dedication as the “excluded dedication.” Other than the excluded dedication, Rice Energy has dedicated all of its gross leasehold acreage in Washington and Greene Counties, Pennsylvania, to us pursuant to the gathering and compression services agreement.

In addition, in July 2014 Rice Energy entered into a letter of intent with MarkWest pursuant to which MarkWest will construct gas gathering facilities to gather Rice Energy’s Utica Shale production from certain dedicated areas in Ohio, including portions of Belmont County, which production Rice Energy anticipates will be wet gas and therefore will require processing.

Title to Properties

Our real property is classified into two categories: (1) parcels that we own in fee and (2) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. Portions of the land on which our pipelines and major facilities are located are owned by us in fee title, and we believe that we have satisfactory title to these lands. The remainder of the land on which our pipelines and major facilities are located are held by us pursuant to surface leases between us, as lessee, and the fee owner of the lands, as lessors. We have leased or owned these lands without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that we have satisfactory leasehold estates or fee ownership of such lands. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or lease, and we believe that we have satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses.

Some of the leases, easements, rights-of-way, permits and licenses that were transferred to us from Rice Energy required the consent of the grantor of such rights, which in certain instances is a governmental entity. Rice Energy obtained sufficient third-party consents, permits and authorizations for the transfer of the assets necessary to enable us to operate our business in all material respects. With respect to any remaining consents, permits or authorizations that have not been obtained, we have determined these will not have a material adverse effect on the operation of our business should we or Rice Energy fail to obtain such consents, permits or authorization in a reasonable time frame.

Seasonality

Demand for natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies such as mild winters or mild summers sometimes lessen this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. These seasonal anomalies can increase demand for our services during the summer and winter months and decrease demand for our services during the spring and fall months.

Competition

As a result of our relationship with Rice Energy, we do not compete for the portion of Rice Energy’s existing operations for which we currently provide midstream services and will not compete for future portions of Rice Energy’s operations within our dedicated areas. However, we will face competition in attracting third-party volumes to our gathering and compression systems. In addition, these third parties may develop their own gathering and compression systems in lieu of employing our assets. Our ability to attract such third-party volumes to our gathering and compression systems will depend on our ability to evaluate and select suitable projects and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than we are able to offer. The cost to attract and retain qualified personnel has increased over the past three years due to competition and may increase substantially in the future. We may not be able to compete successfully in the future in attracting third-party volumes to our gathering and compression systems, attracting and retaining quality personnel, and raising additional capital, which could have a material adverse effect on our business.

Regulation of Operations

Regulation of pipeline gathering services may affect certain aspects of our business and the market for our services. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily the Federal Energy Regulatory Commission, or FERC. FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the Natural Gas Act, or NGA, and by regulations and orders promulgated under the NGA by FERC. In certain limited circumstances, intrastate transportation, gathering, and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Although its policy is still in flux, FERC has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase our costs of getting gas to point of sale locations. State regulation of natural gas gathering facilities generally include various safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as our assets are determined to be intrastate transportation facilities, such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, and we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis would not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Changes in law and to FERC policies and regulations may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate pipelines, and we cannot predict what future action FERC will take. We do not believe, however, that any regulatory changes will affect us in a way that materially differs from the way they will affect other natural gas gatherers with which we compete.

The Energy Policy Act of 2005, or EPAct 2005, amended the NGA to add an anti-market manipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore provides FERC with additional civil penalty authority. EPAct 2005 provided FERC with the power to assess civil penalties of up to $1,000,000 per day for violations of the NGA and increases FERC’s civil penalty authority under the NGPA from $5,000 per violation per day to $1,000,000 per violation per day. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. In Order No. 670, the FERC promulgated rules implementing the anti-market manipulation provision of EPAct 2005. The rules make it unlawful: (1) in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. The anti-market manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction.

Gathering Pipeline Regulation

Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by the FERC as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests the FERC has used to establish whether a pipeline is a gathering pipeline not subject to FERC jurisdiction as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by the FERC, the courts, or Congress. If the FERC were to consider the status of an individual facility and determine that the facility and/or services provided by it are not exempt from FERC regulation, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the NGA or the NGPA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such service in excess of the cost-based rate established by the FERC.

While our systems have not been regulated by FERC as a natural gas company under the NGA, we are required to report aggregate volumes of natural gas purchased or sold at wholesale to the extent such transactions utilize, contribute to, or may contribute to the formation of price indices. In addition, Congress may enact legislation or FERC may adopt regulations that may subject certain of our otherwise non-FERC jurisdictional facilities to further regulation. Failure to comply with those regulations in the future could subject us to civil penalty liability.

State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. Our natural gas gathering facilities are not subject to rate regulation or open access requirements by the Pennsylvania Public Utilities Commission. However, the Pennsylvania Public Utilities Commission requires us to register as pipeline operators, pay assessment and registration fees, undergo inspections, and report annually on the miles of pipeline we operate. We cannot predict what new or different regulations federal and state regulatory agencies may adopt, or what effect subsequent regulation may have on our activities. Such regulations may have a material adverse effect on our financial condition, result of operations and cash flows.

Pipeline Safety Regulation

Some of our gas pipelines are subject to regulation by the PHMSA pursuant to the Natural Gas Pipeline Safety Act of 1968, or NGPSA, and the Pipeline Safety Improvement Act of 2002, or PSIA, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, or the PIPES Act. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. oil and natural gas transmission pipelines in high-consequence areas, or HCAs.

The PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators, including us, to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a HCA;

•	improve data collection, integration and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

The 2011 Pipeline Safety Act reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. The 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. Effective October 25, 2013, PHMSA finalized rules that increased the maximum administrative civil penalties for violation of the pipeline safety laws and regulations after January 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a series of violations. The PHMSA has also issued a final rule applying safety regulations to certain rural low-stress hazardous liquid pipelines that were not covered previously by some of its safety regulations. In addition, PHMSA has published advanced notice of proposed rulemakings to solicit comments on the need for changes to its natural gas and liquid pipeline safety regulations, including whether to extend the integrity management program requirements to gathering lines. The PHMSA also issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure. On September 23, 2014, the Government Accountability Office, or GAO, released a report in which the GAO recommended that DOT and PHMSA propose a rulemaking to address safety risks, including emergency response planning, from large-diameter, high-pressure gathering lines due to the recent increase in their size and operating pressures. PHMSA reportedly concurred with the GAO’s recommendation and stated that it is developing a proposed rulemaking that will include collecting new information about gathering lines to better understand the risks they pose.

The National Transportation Safety Board has recommended that the PHMSA make a number of changes to its rules, including removing an exemption from most safety inspections for natural gas pipelines installed before 1970. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our operations, particularly by extending more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines and gathering lines not previously subject to such requirements. While we expect any legislative or regulatory changes to allow us time to become compliant with new requirements, costs associated with compliance may have a material effect on our operations.

States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the DOT to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include more stringent requirements for facility design and management in addition to requirements for pipelines. We do not anticipate any significant difficulty in complying with applicable state laws and regulations. Our natural gas pipelines have continuous inspection and compliance programs designed to keep the facilities in compliance with pipeline safety and pollution control requirements.

We have incorporated all existing requirements into our programs by the required regulatory deadlines, and are continually incorporating the new requirements into procedures and budgets. We expect to incur increasing regulatory compliance costs, based on the intensification of the regulatory environment and upcoming changes to regulations as outlined above. In addition to regulatory changes, costs may be incurred when there is an accidental release of a commodity gathered on our system, or a regulatory inspection identifies a deficiency in our required programs.

Regulation of Environmental and Occupational Safety and Health Matters

General

Our natural gas gathering and compression activities are subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	requiring the installation of pollution-control equipment, imposing emission or discharge limits or otherwise restricting the way we operate resulting in additional costs to our operations;

•	limiting or prohibiting construction activities in areas, such as air quality nonattainment areas, wetlands, coastal regions, endangered species habitat and other protected areas;

•	delaying system modification or upgrades during review of permit applications and revisions;

•	requiring investigatory and remedial actions to mitigate discharges, releases or pollution conditions associated with our operations or attributable to former operations; and

•	enjoining operations deemed to be in non-compliance with permits issued pursuant to, or regulatory requirements imposed by, such environmental laws and regulations.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and/or criminal enforcement measures, including the assessment of monetary penalties and natural resource damages. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or solid wastes have been disposed or otherwise released. Moreover, neighboring landowners and other third parties may file common law claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other pollutants into the environment.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. As with the midstream industry in general, complying with current and anticipated environmental laws and regulations can increase our capital costs to construct, maintain and operate equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we do not believe they will have a material adverse effect on our business, financial position or results of operations or cash flows, nor do we believe that they will affect our competitive position since the operations of our competitors are generally similarly affected. In addition, we believe that the various activities in which we are presently engaged that are subject to environmental laws and regulations are not expected to materially interrupt or diminish our operational ability to gather natural gas or obtain and deliver water. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations, or the development or discovery of new facts or conditions will not cause us to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to our business. We believe that we are in substantial compliance with all of these environmental laws and regulations.

Hydraulic Fracturing Activities

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand, and chemicals under pressure through a cased and cemented wellbore into targeted subsurface formations to fracture the surrounding rock and stimulate production. Our customers regularly use hydraulic fracturing as part of their operations as does most of the domestic oil and natural gas industry. Hydraulic fracturing typically is regulated by state oil and natural gas commissions, but the EPA has asserted regulatory authority pursuant to the Safe Drinking Water Act, or SDWA, over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. EPA has moved forward with various regulatory actions, including the issuance of new regulations requiring green completions for hydraulically fractured wells, emission requirements for certain midstream equipment, and in May 2014 issued an Advanced Notice of Proposed Rulemaking seeking public comment on its intent to develop regulations under the Toxic Substances and Control Act to require companies to disclose information related to the chemicals used in hydraulic fracturing. Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards sometime in 2014. In addition, the U.S. Department of the Interior published a revised proposed rule on May 24, 2013 that would implement updated requirements for hydraulic fracturing activities on federal lands, including new requirements relating to public disclosure, well bore integrity, and handling of flowback water.

Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. At the state level, several states have adopted or are considering adopting legal requirements that could impose more stringent permitting, disclosure, and well construction requirements on hydraulic fracturing activities. For example, in Ohio, the Department of Natural Resources recently proposed draft regulations that would require a minimum distance between the hydraulic fracturing facilities and streams, require operators to take spill-containment measures, and regulate the types of liners required for waste storage. Local government also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular, or otherwise ban some or all of these activities. If new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Rice Energy operates, Rice Energy could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells. Any such added costs or delays for Rice Energy, could significantly affect our operations. In addition, if the amount of water needed to hydraulically fracture wells is unavailable or if flowback water disposal options become more limited, Rice Energy may experience added costs or delays, which could significantly affect our operations.

Certain governmental reviews also have been conducted or are underway that focus on environmental aspects of hydraulic fracturing practices. On September 15, 2014, the U.S. Department of Energy released its technical report from the Department’s National Energy Technology Laboratory, which evaluated the potential for impacts to groundwater from hydraulic fracturing. According to the report, researchers injected tracers into the hydraulic fracturing fluid in six wells in Greene County, Pennsylvania and monitored the wells for twelve months to identify signs of possible migration. The report concluded that the researchers found no evidence of upward migration of gas or fluid from the underlying shale formation into groundwater. In addition, on April 13, 2012, the EPA, U.S. Department of Energy, and U.S. Department of Interior signed a memorandum of agreement initiating multi-agency collaboration on unconventional oil and gas research. The objective of this collaborative effort is to provide information for policy decision-makers and industry to ensure the safety of hydraulic fracturing practices. Moreover, the White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and the EPA has commenced a study of the potential impacts of hydraulic fracturing on drinking water and groundwater. These studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SWDA or other regulatory mechanisms.

Hazardous Waste

Our operations generate solid wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose requirements for the handling, storage, treatment and disposal of nonhazardous and hazardous waste. RCRA currently exempts certain wastes associated with the exploration, development or production of crude oil and natural gas, which we handle in the course of our operations, including produced water. However, these oil and gas exploration and production wastes may still be regulated by the EPA or state agencies under RCRA’s less stringent nonhazardous solid waste provisions or other federal laws, or state laws, and it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous waste in the future.

Site Remediation

The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Under CERCLA, such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations, such as landfills. Although petroleum as well as natural gas is excluded from CERCLA’s definition of “hazardous substance,” in the course of our ordinary operations, we generate wastes that may be designated as hazardous substances. CERCLA authorizes the EPA, states, and, in some cases, third parties to take actions in response to releases or threatened releases of hazardous substances into the environment and to seek to recover from the classes of responsible persons the costs they incur to address the release. Under CERCLA, we could be subject to strict joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In some states, including Pennsylvania, site remediation of oil and natural gas facilities is regulated by state agencies with jurisdiction over oil and natural gas operations. The regulated releases and remediation activities, including the classes of persons that may be held responsible for releases of hazardous substances, may be broader than those regulated under CERCLA or RCRA.

We currently own, lease or operate, and may have in the past owned, leased or operated, properties that have been used for the gathering and compression of natural gas. Although we typically used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by it or on or under other locations where such substances have been taken for disposal. Such petroleum hydrocarbons or wastes may have migrated to property adjacent to our owned and leased sites or the disposal sites. In addition, some of the properties may have been operated by third parties or by previous owners whose treatment and disposal or release of petroleum hydrocarbons or wastes was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed wastes, including waste disposed of by prior owners or operators; remediate contaminated property, including groundwater contamination, whether from prior owners or operators or other historic activities or spills; or perform remedial operations to prevent future contamination. We are not currently a potentially responsible party in any federal or state Superfund site remediation and there are no current, pending or anticipated Superfund response or remedial activities at our facilities.

Air Emissions

The Clean Air Act, and comparable state laws, regulate emissions of air pollutants from various industrial sources, including natural gas processing plants and compressor stations, and also impose various preconstruction requirements, emission limits, operational limits and monitoring, reporting and recordkeeping requirements on air emission sources. Failure to comply with these requirements could result in monetary penalties, injunctions, conditions or restrictions on operations, and/or criminal enforcement actions. Such laws and regulations, for example, require preconstruction permits for the construction or modification of certain projects or facilities with the potential to emit air pollutants above certain thresholds. Preconstruction permits generally require use of best available control technology, or BACT, to limit air emissions. Several federal and state new source performance standards, or NSPS, and national emission standards for hazardous air pollutants, or NESHAP, and analogous state law requirements, also apply to our facilities and operations. These applicable federal and state standards impose emission limits and operational limits as well as detailed testing, recordkeeping and reporting requirements on the facilities subject to these regulations. Several of our facilities are “major” facilities requiring Title V operating permits which impose semi-annual reporting requirements.

We may incur capital expenditures in the future for air pollution control equipment in connection with complying with existing and recently proposed rules, or with obtaining or maintaining operating or preconstruction permits and complying with federal, state and local regulations related to air emissions (including air emission reporting requirements). However, we do not believe that such requirements will have a material adverse effect on our operations.

Water Discharges

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including sediment, and spills and releases of oil, brine and other substances into waters of the United States. The discharge of pollutants into jurisdictional waters is prohibited except in accordance with the terms of a permit issued by the EPA, Army Corps of Engineers or a delegated state agency. Federal and state regulatory agencies can impose administrative, civil and/or criminal penalties for non-compliance with permits or other requirements of the Clean Water Act and analogous state laws and regulations. We believe that we maintain all required discharge permits necessary to conduct our operations, and further believe we are in substantial compliance with the terms thereof. Any unpermitted release of petroleum or other pollutants from our operations could result in government penalties and civil liability.

Occupational Safety and Health Act

We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA. Specifically, OSHA’s hazard communication standard, the Emergency Planning and Community Right-to-Know Act and implementing regulations, and similar state statutes and regulations, require that information be maintained about hazardous materials used or produced in our operations and that this information be provided to state and local government authorities and citizens. Certain of our operations are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive material.

Endangered Species and Migratory Bird Treaty Act

The Endangered Species Act, or ESA, and analogous state laws restrict activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. Some of our pipelines are located in areas that are or may be designated as protected habitats for endangered or threatened species, including the Indiana Bat, which has a seasonal impact on our construction activities and operations. The future listing of previously unprotected species in areas where we conduct or may conduct operations, or the designation of critical habitat in these areas, could cause us to incur increased costs arising from species protection measures or could result in limitations on our operating activities, which could have an adverse impact on our results of operations. For example, the U.S. Fish and Wildlife Service is expected to make a final determination about the Northern Long-Eared Bat in 2015, which, if listed, may impact our operations.

Climate Change

In December 2009, the EPA determined that emissions of greenhouse gases, or GHGs, present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, EPA adopted regulations under existing provisions of the federal Clean Air Act that establish pre-construction and operating permit requirements for GHG emissions from certain large stationary sources. Under these regulations, for example, facilities required to obtain PSD permits because of their potential criteria pollutant emissions must comply with BACT-driven GHG permit limits established by the states or, in some cases, by the EPA, on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain onshore oil and natural gas processing and fractionating facilities. We believe we are in substantial compliance with all GHG emissions permitting and reporting requirements applicable to our operations.

Additionally, while Congress has from time to time considered legislation to reduce emissions of GHGs, the prospect for adoption of significant legislation at the federal level to reduce GHG emissions is perceived to be low at this time. Nevertheless, the Obama Administration has announced it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies. In March 2014, the Obama Administration announced several components of its methane reduction strategy that apply to the oil and gas industry. These efforts include an EPA assessment of methane and other emissions from the oil and gas industry that could lead to additional regulations by the end of 2016 and updated standards from the BLM to reduce venting and flaring from oil and gas production on public lands, which are expected to be released in late 2014. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations that limit emissions of GHGs could adversely affect demand for the oil and natural gas that exploration and production operators produce, some of whom are our customers, which could thereby reduce demand for our midstream services. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events; if any such effects were to occur, it is uncertain if they would have an adverse effect on our financial condition and operations.

In summary, we believe we are in substantial compliance with currently applicable environmental laws and regulations. Although we have not experienced any material adverse effect from compliance with environmental requirements, there is no assurance that this will continue.

Employees

We do not have any employees. The officers of our general partner, who are also officers of Rice Energy, will manage our operations and activities. As of September 30, 2014, Rice Energy employed approximately 34 people who will provide direct, full-time support to our operations. All of the employees required to conduct and support our operations will be employed by Rice Energy and seconded to us pursuant to a secondment agreement and all of our direct, full-time personnel are subject to the omnibus agreement that we expect to enter into with our general partner and Rice Energy. For additional information regarding the omnibus agreement we expect to enter into with Rice Energy, please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.”

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not a party to any material legal proceedings. In addition, we are not aware of any material legal or governmental proceedings against us, or contemplated to be brought against us.

MANAGEMENT

Management of Rice Midstream Partners LP

We are managed and operated by the board of directors and executive officers of our general partner upon the consummation of this offering. Our general partner is controlled by Rice Energy. All of our officers and certain of our directors are also officers and/or directors of Rice Energy. Neither our general partner nor its board of directors will be elected by our unitholders and neither will be subject to re-election in the future. Rice Midstream Holdings, a wholly owned subsidiary of Rice Energy, is the sole member of our general partner and will have the right to appoint our general partner’s entire board of directors, including at least three independent directors meeting the independence standards established by the NYSE. At least two of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to directly or indirectly participate in our management or operations. Our general partner owes certain contractual duties to our unitholders as well as a fiduciary duty to its owners.

Upon the closing of this offering, we expect that our general partner will have five directors. The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following the completion of this offering. Rice Energy, through its ownership of Rice Midstream Holdings, will appoint at least one member of the audit committee to the board of directors of our general partner by the date our common units first trade on the NYSE.

In evaluating director candidates, Rice Energy will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of Rice Energy. The amount of time that our executive officers will devote to our business and the business of Rice Energy will vary in any given year based on a variety of factors. Our executive officers intend, however, to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Following the consummation of this offering, Rice Energy shall provide customary management and general administrative services to us pursuant to an omnibus agreement. Our general partner shall reimburse Rice Energy at cost for its direct expenses incurred on behalf of us and a proportionate amount of its indirect expenses incurred on behalf of us, including, but not limited to, compensation expenses. Neither our general partner nor Rice Energy will receive any management fee or other compensation. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions.”

Executive Officers and Directors of Our General Partner

The following table shows information for the executive officers and directors of our general partner as of November 24, 2014. Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. Some of the directors and executive officers of our general partner also serve as executive officers and/or directors of Rice Energy.

Name	Age	Position With Our General Partner
Daniel J. Rice IV	34	Director, Chief Executive Officer
Grayson T. Lisenby	28	Vice President and Chief Financial Officer
Robert R. Wingo	35	Director, Vice President, Chief Operating Officer
James W. Rogers	34	Vice President, Chief Accounting & Administrative Officer, Treasurer
William E. Jordan	34	Vice President, General Counsel and Corporate Secretary
Daniel J. Rice III	63	Director
Robert F. Vagt	67	Director
D. Mark Leland	52	Director Nominee

Daniel J. Rice IV was appointed Chief Executive Officer and member of the board of directors of our general partner in August 2014. Mr. Rice has served as a member of Rice Energy’s board of directors and as Rice Energy’s Chief Executive Officer since October 2013. Mr. Rice joined Rice Partners in October 2008 and served as the Vice President and Chief Financial Officer of Rice Energy from October 2008 through October 2012. From October 2012 through September 2013, Mr. Rice served as the Chief Operating Officer of Rice Energy. Prior to joining Rice Energy, he served as an investment banker for Tudor Pickering Holt & Co., LLC, an integrated energy investment bank in Houston, Texas, from February 2008 to October 2008. Prior to his employment at Tudor Pickering Holt, he served as a senior analyst of corporate planning for Transocean Inc., responsible for mergers and acquisitions and business development, from March 2005 to February 2008. He was appointed Chief Executive Officer of Rice Energy in October 2013. Daniel J. Rice IV holds a BS in Finance from Bryant University. He is the son of Daniel J. Rice III.

The board believes that Mr. Rice’s considerable financial and operational experience brings important and valuable skills to the board of directors.

Grayson T. Lisenby was appointed Vice President and Chief Financial Officer of our general partner in August 2014. Mr. Lisenby has served as Rice Energy’s Vice President and Chief Financial Officer since October 2013. Mr. Lisenby joined Rice Energy in February 2013, initially serving as Rice Energy’s Vice President of Finance. Prior to joining Rice Energy, Mr. Lisenby was an investment professional at Natural Gas Partners from July 2011 to January 2013 and concentrated on transaction analysis and execution as well as the monitoring of active portfolio companies. Mr. Lisenby was involved in NGP’s original $100 million investment into Rice Energy and spent a significant amount of his time monitoring and advising the company during his tenure at Natural Gas Partners. Prior to his employment at NGP, he served an investment banker for Barclays Capital Inc.’s energy group in Houston from August 2009 to July 2011. Mr. Lisenby holds a BBA in Finance from the University of Texas, where he was a member of the Business Honors Program.

Robert R. Wingo was appointed as Vice President, Chief Operating Officer and a member of the board of directors of our general partner in August 2014. Mr. Wingo has served as Rice Energy’s Vice President, Midstream and Marketing, since June 2013. Prior to joining Rice Energy, he served as Director, Corporate Development for Copano Energy, LLC, a Houston based midstream energy company, from January 2010 until May 2013 where he helped lead the company’s pursuit of mergers, acquisitions and greenfield projects. From March 2008 until January 2010 he served as Director, Business Development and Field Services in Copano’s Denver office and was responsible for acquisitions, business development and field services in the Rocky Mountain region. From 2006 to 2008 Mr. Wingo served as Manager, Corporate Development for Copano focusing on mergers and acquisitions. Mr. Wingo began his career in 2002 as a Project Engineer and Operations Manager for Copano and managed all engineering, construction and operations activities for over 1,400 miles of natural gas and NGL pipelines. Mr. Wingo holds a BS in Aerospace Engineering from the University of Texas.

The board believes that Mr. Wingo’s considerable midstream industry and operational experience brings important and valuable skills to the board of directors.

James W. Rogers was appointed Vice President, Chief Accounting & Administrative Officer and Treasurer of our general partner in August 2014. Mr. Rogers has served as Rice Energy’s Vice President, Chief Accounting & Administrative Officer and Treasurer, since October 2013. Mr. Rogers joined Rice Energy in April 2011 as Controller and subsequently served as Rice Energy’s Vice President and Chief Accounting Officer from January 2012 through October 2012 and Rice Energy’s Chief Financial Officer from November 2012 through September 2013. Prior to joining Rice Energy, Mr. Rogers served as a Financial Specialist with EQT Corporation, working in the Corporate Accounting Group, from May 2010 to March 2011. Prior to EQT, Mr. Rogers served as an assurance manager for Ernst & Young in their Pittsburgh office from September 2007 to April 2010. He began his career in 2002 as an auditor with PricewaterhouseCoopers LLP, in its Pittsburgh office. Mr. Rogers is a certified public accountant in the state of Pennsylvania and holds a BSBA in accounting from the University of Pittsburgh. He is also a member of the AICPA.

William E. Jordan was appointed as Vice President, General Counsel and Corporate Secretary of our general partner in August 2014. Mr. Jordan has served as Rice Energy’s Vice President, General Counsel and Corporate Secretary since January 2014. From September 2005 through December 2013, Mr. Jordan practiced corporate law at Vinson & Elkins L.L.P., representing public and private companies including master limited partnerships in capital markets offerings and mergers and acquisitions, primarily in the oil and natural gas industry. He is a graduate of Davidson College with a BA in Mathematics and a graduate of the Duke University School of Law with a Doctor of Jurisprudence degree.

Daniel J. Rice III joined our general partner’s board of directors in August 2014 and has served as a member of Rice Energy’s board of directors since October 2013. He has also served as Managing General Partner of Rice Partners. Since January 2013, Mr. Rice has served as Lead Portfolio Manager for GRT Capital’s energy division. From 2005 to December 2012, Mr. Rice served as a Managing Director and Portfolio Manager for BlackRock, Inc. and was a member of BlackRock, Inc.’s Global Resources team, responsible for Small Cap and All Cap Energy funds. Prior to joining BlackRock, Inc. in 2005, he was a Senior Vice President and Portfolio Manager at State Street Research & Management, responsible for the Small Cap Energy and All Cap Energy Global Resources Funds. Prior to joining State Street Research in 1984, he was a Vice President and Portfolio Manager with Fred Alger Management. Earlier in his career, Mr. Rice was a Vice President and Analyst with EF Hutton and an Analyst with Loomis Sayles and Co. He began his career in 1975 as an auditor with Price Waterhouse & Co. He earned a BS degree from Bates College in 1973 and an MBA degree from New York University in 1975. Mr. Rice has more than 30 years of experience in the oil and gas industry. He is the father of Daniel J. Rice IV.

The board believes that Mr. Rice’s considerable financial and energy investing experience brings important and valuable skills to the board of directors.

Robert F. Vagt joined our general partner’s board of directors in August 2014 and has served as the chairman of Rice Energy’s board of directors since January 2014. Mr. Vagt has served as a member of the board of directors of Kinder Morgan, Inc. since May 2012, where he serves as a member of the audit committee. Mr. Vagt served as a member of the board of directors of El Paso Corporation from May 2005 until June 2012, where he was a member of the compensation and health, safety and environmental committees. From January 2008 until January 2014, Mr. Vagt was also the President of The Heinz Endowments. Prior to his tenure at The Heinz Endowments, Mr. Vagt served as President of Davidson College from July 1997 to August 2007. Mr. Vagt served as President and Chief Operating Officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as President, Chairman and Chief Executive Officer of Global Natural Resources. Mr. Vagt served as President and Chief Operating Officer of Adobe Resources Corporation from 1989 to 1992. Prior to 1989, he served in various positions with Adobe Resources Corporation and its predecessor entities.

The board believes that Mr. Vagt’s professional background in both the public and private sectors make him an important advisor and member of the board of directors. Mr. Vagt brings to the board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides the board with a welcomed diversity of perspective gained from service as President of The Heinz Endowments, as well as from service as the president of an independent liberal arts college.

D. Mark Leland will become a member of our general partner’s board of directors in connection with the closing of this offering. Mr. Leland has served on the board of directors of the general partner of Oiltanking Partners, L.P. since May 2012 and on the board of directors of KiOR, Inc. since May 2013. Mr. Leland served as Executive Vice President of El Paso Corporation and President of El Paso’s midstream business unit from October 2009 to May 2012, and as Director of El Paso Pipeline Partners, L.P. from its formation in 2007 to May 2012. Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso Corporation from August 2005 to November 2009. He served as Executive Vice President of El Paso Exploration & Production Company from January 2004 to August 2005, and as Chief Financial Officer and a director from April 2004 to August 2005. Mr. Leland served as Senior Vice President and Chief Operating Officer of the general partner of GulfTerra Energy Partners, L.P. from January 2003 to December 2003, and as Senior Vice President and Controller from July 2000 to January 2003.

The board believes that Mr. Leland’s extensive operational and financial experience in the midstream energy industry, as well as his experience on the boards of numerous publicly traded energy companies, provides significant contributions to the board of directors of our general partner.

Committees of the Board of Directors

We expect that the board of directors of our general partner will have an audit committee and a conflicts committee. We do not expect that we will have a compensation committee, but rather that our board of directors will approve equity grants to directors and employees.

Audit Committee

Our general partner will establish an audit committee prior to the completion of this offering. Rules implemented by the NYSE and SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act, subject to transitional relief during the one-year period following the commencement of this offering. As required by the rules of the SEC and listing standards of the NYSE, the audit committee will consist solely of independent directors, subject to transitional relief. We anticipate that following completion of this offering, our audit committee will initially consist of Messrs. Vagt and Leland, each of whom will be independent under the rules of the SEC. Subsequent to the transitional period, we will comply with the requirement to have three independent directors. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our board of directors believes Mr. Leland satisfies the definition of “audit committee financial expert.”

This committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements. We expect to adopt an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE.

Conflicts Committee

At least one independent member of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is adverse to the interest of the partnership. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including Rice Energy, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Executive Compensation

We and our general partner were formed in August 2014 and will have no material assets or operations until the closing of this offering. Accordingly, our general partner has not accrued and will not accrue any obligations with respect to management incentive or retirement benefits for its directors and executive officers for any periods prior to the closing of this offering. Because the executive officers of our general partner are employed by Rice Energy, compensation of the executive officers, other than any awards granted under the long term incentive plan we intend to adopt prior to the completion of this offering, will be set by Rice Energy. The executive officers of our general partner will continue to participate in employee benefit plans and arrangements sponsored by Rice Energy, including plans that may be established in the future.

Compensation of Directors

Officers and employees of Rice Energy and members of the Rice family who also serve as directors of our general partner will not receive additional compensation for such service. We expect to grant 7,500 phantom units to each of D. Mark Leland and Robert F. Vagt in connection with the closing of this offering, assuming an initial unit public offering price equal to the mid-point of the range set forth on the cover of this prospectus. These phantom units will vest 100% on the second anniversary of the date of grant and will not be entitled to receive cash distributions prior to vesting. Beginning after the closing of this offering, our general partner anticipates that its directors who are not also officers or employees of Rice Energy or members of the Rice family will receive compensation for their service on our general partner’s board of directors and committees thereof as follows: (a) an annual cash retainer of $250,000 for the chairman of the board, $100,000 for committee chairmen, and $90,000 for all other such directors, each to be paid on a quarterly basis, and (b) an annual LTIP award valued at approximately $250,000 for the chairman of the board, $170,000 for committee chairmen, and $165,000 for all other such directors. Each non-employee director will be reimbursed for out-of-pocket expenses incurred in connection with attending board and committee meetings. Each director will be fully indemnified by us for actions associated with serving as a director to the fullest extent permitted under Delaware law.

Long-Term Incentive Plan

Our general partner intends to implement the Rice Midstream Partners LP 2014 Long Term Incentive Plan, or the LTIP, prior to the completion of this offering. Awards under the LTIP may be granted to our employees, consultants and directors and the employees, consultants and directors of our affiliates. Any awards that are made under our LTIP to our executive officers will be approved by the board of directors of our general partner or a committee thereof that may be established for such purpose. We will be responsible for the cost of awards granted under the LTIP.

The description of the LTIP set forth below is a summary of the material features of the plan our general partner intends to adopt. This summary, however, does not purport to be a complete description of all the provisions of the LTIP. This summary is qualified in its entirety by reference to the LTIP, which is filed as an exhibit to this registration statement. The purpose of the LTIP is to provide employees, consultants and directors with incentive compensation awards to encourage superior performance and to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability and to encourage them to devote their best efforts to advancing our business. The LTIP provides for grants of (1) Restricted Units, (2) unit appreciation rights, referred to as UARs, (3) unit options, referred to as Options, (4) Phantom Units, (5) Unit Awards, (6) substitute awards, (7) other Unit-Based Awards, (8) cash awards, (9) performance awards and (10) distribution equivalent rights, referred to as DERs, collectively referred to as Awards. Any individual that receives an Award under the LTIP is referred to as a “participant” below.

Administration

The LTIP will be administered by the board of directors of our general partner or an alternative committee appointed by the board of directors of our general partner, which we refer to together as the “committee” for purposes of this summary. The committee will administer the LTIP pursuant to its terms and all applicable state, federal, or other rules or laws. The committee will have the power to determine to whom and when Awards will be granted, determine the amount of Awards (measured in cash or in shares of our common units), proscribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), accelerate the vesting provisions associated with an Award, delegate duties under the LTIP and execute all other responsibilities permitted or required under the LTIP. In the event that the committee is not comprised of “nonemployee directors” within the meaning of Rule 16b-3 under the Exchange Act, the full Board or a subcommittee of two or more nonemployee directors will administer all Awards granted to individuals that are subject to Section 16 of the Exchange Act.

Securities to be Offered

The maximum aggregate number of common units that may be issued pursuant to any and all Awards under the LTIP shall not exceed 5,000,000 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of Awards, as provided under the LTIP.

If a common unit subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because units are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an Award or because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common units, or is otherwise terminated without a delivery of units, those common units will again be available for issue, transfer, or exercise pursuant to Awards under the LTIP, to the extent allowable by law. Common units to be delivered pursuant to awards under our LTIP may be common units acquired by our general partner in the open market, from any other person, directly from us, or any combination of the foregoing.

Awards

Restricted Units. A Restricted Unit is a grant of a common unit subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the committee. If determined by the committee, a common unit distributed in connection with a unit split or unit dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Unit with respect to which such common unit or other property has been distributed. Absent such a restriction on distribution rights in the Award agreement, such distributions shall be paid to the holder of the Restricted Unit at the same time distributions are paid by the Partnership to its unitholders.

Options. Option Awards are options to acquire common units at a specified price. The exercise price of each Option granted under the LTIP will be stated in the Option agreement and may vary; provided, however, that, the exercise price for an Option must not be less than 100% of the fair market value per common unit as of the date of grant of the Option unless that Option is intended to otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. Options may be exercised in the manner and at such times as the committee determines for each Option, unless that Option is determined to be subject to Section 409A of the Code, where the Option will be subject to any necessary timing restrictions imposed by the Code or federal regulations. The committee will determine the methods and form of payment for the exercise price of an Option and the methods and forms in which common units will be delivered to a participant.

UARs. A UAR is the right to receive, in cash or in common units, as determined by the committee, an amount equal to the excess of the fair market value of one common unit on the date of exercise over the exercise price of the UAR. The committee will be able to make grants of UARs and will determine the time or times at which a UAR may be exercised in whole or in part. The exercise price of each UAR granted under the LTIP will be stated in the UAR agreement and may vary; provided, however, that, the exercise price must not be less than 100% of the fair market value per common unit as of the date of grant of the UAR unless that UAR Award is intended to otherwise comply with the requirements of Section 409A of the Code.

Phantom Units. Phantom Units are rights to receive common units, cash or a combination of both at the end of a specified period. The committee may subject Phantom Units to restrictions (which may include a risk of forfeiture) to be specified in the Phantom Unit agreement that may lapse at such times or upon such events as determined by the committee. Phantom Units may be satisfied by delivery of common units, cash equal to the fair market value of the specified number of common units covered by the Phantom Unit, or any combination thereof determined by the committee. Cash distribution equivalents are typically included as a component of a Phantom Unit award and may be paid during or after the vesting period with respect to a Phantom Unit, as determined by the committee.

Unit Awards. The committee will be authorized to grant fully vested common units that are not subject to restrictions. The committee may grant Unit Awards to any eligible person in such amounts as the committee, in its sole discretion, may select.

Substitute Awards. The LTIP will permit the grant of Awards in substitution for similar awards held by individuals who become employees, consultants or directors as a result of a merger, consolidation, or acquisition by or involving us, an affiliate of another entity, or the assets of another entity. Such substitute Awards that are Options or UARs may have exercise prices less than 100% of the fair market value per common unit on the date of the substitution if such substitution complies with Section 409A of the Code and its regulations and other applicable laws and exchange rules.

Unit-Based Awards. The LTIP will permit the grant of other Unit-Based Awards, which are Awards that may be based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, the Unit-Based Award may be paid in common units, cash or a combination thereof, as provided in the Award agreement.

Cash Awards. The LTIP will permit the grant of Awards denominated in and settled in cash. Cash Awards may be based, in whole or in part, on the value or performance of a common unit.

Performance Awards. The committee may condition the right to exercise or receive an Award under the LTIP, or may increase or decrease the amount payable with respect to an Award, based on the attainment of one or more performance conditions deemed appropriate by the committee.

DERs. The committee will be able to grant DERs in tandem with Awards under the LTIP (other than an award of Restricted Units or Unit Awards), or DERs may be granted alone. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the DER is outstanding. Payment of a DER issued in connection with another Award may be subject to the same vesting terms as the Award to which it relates or different vesting terms, in the discretion of the committee.

Offering Awards. The board of directors of our general partner has approved grants of phantom unit awards under the LTIP to our executive officers, our employees and directors that are not officers or members of the Rice family, in the aggregate, of approximately 400,000 phantom units (based on an assumed initial offering price of $20.00 per common unit, which is the mid-point of the price range set forth on the cover of this prospectus). These awards will be granted upon the filing of the registration statement on Form S-8 registering common units issuable under the LTIP. Each award will be subject to the terms and conditions of the LTIP and an award agreement that we will enter into with the applicable individual.

Miscellaneous

Tax Withholding. At our discretion, and subject to conditions that the committee may impose, a participant’s minimum statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of common units issuable pursuant to the Award based on the fair market value of the common units.

Anti-Dilution Adjustments. If any “equity restructuring” event occurs that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to Awards with respect to such event were discretionary, the committee will equitably adjust the number and type of units covered by each outstanding Award and the terms and conditions of such Award to equitably reflect the restructuring event, and the committee will adjust the number and type of units with respect to which future Awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to Awards were discretionary, the committee shall have complete discretion to adjust Awards in the manner it deems appropriate. In the event the committee makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, in the case of (i) a subdivision or consolidation of the common units (by reclassification, split or reverse split or otherwise), (ii) a recapitalization, reclassification, or other change in our capital structure or (iii) any other reorganization, merger, combination, exchange, or other relevant change in capitalization of our equity, then a corresponding and proportionate adjustment shall be made in accordance with the terms of the LTIP, as appropriate, with respect to the maximum number of units available under the LTIP, the number of units that may be acquired with respect to an Award, and, if applicable, the exercise price of an Award, in order to prevent dilution or enlargement of Awards as a result of such events.

Change of Control. Upon a “change of control” (as defined in the LTIP), the committee may, in its discretion, (i) remove any forfeiture restrictions applicable to an Award, (ii) accelerate the time of exercisability or vesting of an Award, (iii) require Awards to be surrendered in exchange for a cash payment, (iv) cancel unvested Awards without payment or (v) make adjustments to Awards as the committee deems appropriate to reflect the change of control.

Termination of Employment or Service. As a general matter, the consequences of the termination of a grantee’s employment, consulting arrangement, or membership on the board of directors will be determined by the committee in the terms of the relevant award agreement. However, if not otherwise provided by the committee in the applicable agreement or otherwise, Awards subject to forfeiture restrictions will be forfeited upon termination of a participant’s employment prior to the expiration of such restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common and subordinated units that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

•	our general partner;

•	beneficial owners of 5% or more of our common units;

•	each director, director nominee and named executive officer; and

•	all of our directors, director nominee and executive officers as a group.

The amounts and percentage of our common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all common units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted, the address for each beneficial owner listed below is 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317.

Name of Beneficial Owner	Common Units Beneficially Owned(1)	Percentage of Common Units Beneficially Owned(2)	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Common and Subordinated Units Beneficially Owned
Rice Energy(3)(4)	3,753,623	13.1%	28,753,623	100%	56.5%
Daniel J. Rice IV	—	—	—	—	—
Grayson T. Lisenby	—	—	—	—	—
Robert R. Wingo	—	—	—	—	—
James W. Rogers	—	—	—	—	—
William E. Jordan	—	—	—	—	—
Daniel J. Rice III	—	—	—	—	—
Robert F. Vagt	—	—	—	—	—
D. Mark Leland	—	—	—	—	—
All directors, director nominee and executive officers as a group (8 persons)(5)	—	—	—	—	—

(1)	Does not include common units that may be purchased in the directed unit program. Please see “Underwriting—Directed Unit Program.”
(2)	Percentage of total common units to be beneficially owned after this offering is based on 28,753,623 common units outstanding.
(3)	Assumes no exercise of the underwriters’ option to purchase additional common units. If the underwriters exercise their option to purchase additional common units in full, Rice Energy’s percentage of common units to be beneficially owned after the offering will decrease to less than 0.1%, and its percentage of total common and subordinated units to be beneficially owned will decrease to 50.0%.
(4)	Under Rice Energy’s amended and restated certificate of incorporation and bylaws, the voting and disposition of any of our common or subordinated units held by Rice Energy will be controlled by the board of directors of Rice Energy. The board of directors of Rice Energy, which acts by majority approval, is comprised of Daniel J. Rice IV, Toby Z. Rice, Robert F. Vagt, Daniel J. Rice III, Scott A. Gieselman and James W. Christmas. Each of the members of Rice Energy’s board of directors disclaims beneficial ownership of any of our units held by Rice Energy.
(5)

Does not include 12,500 phantom units that we expect to grant to each of Daniel J. Rice IV, Grayson T. Lisenby and James W. Rogers, 20,000 phantom units that we expect to grant to each of Robert R. Wingo and William E. Jordan and 7,500 phantom units that we expect to grant to each of D. Mark Leland and

Robert F. Vagt in connection with the closing of this offering pursuant to the Rice Midstream Partners LP Long-Term Incentive Plan, in each case assuming an initial public offering price equal to the mid-point of the range set forth on the cover of this prospectus. These phantom units will vest 100% on the second anniversary of the date of grant and will not be entitled to receive cash distributions prior to vesting.

The following table sets forth the number of shares of common stock of Rice Energy owned by each of the named executive officers, directors and director nominee of our general partner and all directors, director nominee and executive officers of our general partner as a group as of December 4, 2014:

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Daniel J. Rice IV(2)	25,009	*
Grayson T. Lisenby(3)	30,014	*
Robert R. Wingo(4)	1,657	*
James W. Rogers(5)	23,088	*
William E. Jordan(6)	36,375	*
Daniel J. Rice III(7)	22,356,844	16.4
Robert F. Vagt(8)	25,869	*
D. Mark Leland	—	—
All directors, director nominee and executive officers as a group (8 persons)(9)	22,498,856	16.5

*	Less than one percent.
(1)	Based upon an aggregate of 136,280,766 shares outstanding as of November 10, 2014.
(2)	Includes 13,770 unvested restricted stock units.
(3)	Includes 13,770 unvested restricted stock units.
(4)	Includes 1,657 unvested restricted stock units.
(5)	Includes 12,049 unvested restricted stock units.
(6)	Includes 36,375 unvested restricted stock units.
(7)	Includes 19,800,000 shares of Rice Energy’s common stock beneficially owned by the Rice Energy Irrevocable Trust. The Rice Energy Irrevocable Trust’s shares of Rice Energy common stock are held in a trust for the benefit of Daniel J. Rice III’s children and descendants. Daniel J. Rice III’s spouse is a trustee of the trust. By virtue of his relationship with Rice Energy Irrevocable Trust, Daniel J. Rice III is deemed to have an indirect beneficial interest in the shares of Rice Energy’s common stock held by Rice Energy Irrevocable Trust. Daniel J. Rice III disclaims beneficial ownership of these securities. Daniel J. Rice III directly owns 2,556,844 shares of Rice Energy’s common stock.
(8)	Includes 22,869 unvested restricted stock units.
(9)	Includes an aggregate of 100,940 unvested restricted stock units granted to all directors and executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, Rice Energy will own 3,753,623 common units and 28,753,623 subordinated units representing an aggregate approximately 56.5% limited partner interest in us and all of the incentive distribution rights. Rice Energy will own and control (and appoint all the directors of) our general partner, which will own a non-economic general partner interest in us.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the conversion, ongoing operation and any liquidation of us.

Formation Stage

The aggregate consideration received by our general partner and its affiliates, including Rice Energy, for the contribution of our initial assets	• 3,753,623 common units;

• 28,753,623 subordinated units;

• the non-economic general partner interest;

• the incentive distribution rights; and

• approximately $437.9 million of the net proceeds of this offering, $195.3 million of which represents a reimbursement of capital expenditures incurred by Rice Energy on our behalf and $242.6 million of which represents a distribution to Rice Energy.

Option units or proceeds from option units	If the underwriters do not exercise their option to purchase additional common units, in whole or in part, any remaining common units not purchased by the underwriters pursuant to the option will be issued to Rice Energy at the expiration of the option period for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Use of Proceeds.”

Operational Stage

Distributions of cash available for distribution to our general partner and its affiliates, including Rice Energy	We will generally make cash distributions 100% to our unitholders, including affiliates of our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, Rice Energy, or the initial holder of the incentive distribution rights, will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming we have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, our general partner and its affiliates (including Rice Energy) would receive an annual distribution of approximately $24.4 million on their units.

Payments to our general partner and its affiliates	Rice Energy will provide customary management and general administrative services to us. Our general partner will reimburse Rice Energy at cost for its direct expenses incurred on behalf of us and a proportionate amount of its indirect expenses incurred on behalf of us, including, but not limited to, compensation expenses. Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf, including payments made to Rice Energy for customary management and general administrative services. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its non-economic general partner interest and its incentive distribution rights and those of its affiliates will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Affiliates in Connection with the Transactions

In connection with this offering, we will enter into certain agreements with Rice Energy, as described in more detail below.

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement with Rice Energy pursuant to which we may be required to register the sale of the (i) common units issued (or issuable) to Rice Energy pursuant to the contribution agreement, (ii) subordinated units and (iii) common units issuable upon conversion of subordinated units pursuant to the terms of the partnership agreement (together, the “Registrable Securities”) it holds. Under the registration rights agreement, Rice Energy will have the right to request that we register the sale of Registrable Securities held by it, and Rice Energy will have the right to require us to make available shelf registration statements permitting sales of Registrable Securities into the market from time to time over an extended period, subject to certain limitations. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, the registration rights agreement gives Rice Energy “piggyback” registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with indemnification and contribution and allocation of expenses. All of the Registrable Securities held by Rice Energy and any permitted transferee will be entitled to these registration rights.

Omnibus Agreement

In connection with the closing of this offering, we will enter into an omnibus agreement with our general partner, Rice Midstream Holdings and Rice Energy, pursuant to which:

•

Rice Energy will grant us a right of first offer on any future divestiture of all of Rice Energy’s interests in (i) its gas gathering system in the core of the Utica Shale in Belmont County, Ohio, (ii) its fresh water distribution systems in Washington and Greene Counties, Pennsylvania and (iii) its fresh water distribution system in Belmont County, Ohio;

•

we will be obligated to reimburse Rice Energy for all expenses incurred by Rice Energy or its affiliates (or payments made on our behalf) in conjunction with its provision of general and administrative services to us, including, but not limited to, our publicly traded partnership expenses and an allocated portion of the compensation expense of the executive officers and other employees of Rice Energy and our general partner who perform general and administrative services for us or on our behalf; and

•	Rice Energy will provide us with a license to use certain Rice Energy-related names and trademarks in connection with our operations.

Rice Energy will indemnify us for three years after the closing of this offering against certain environmental and other liabilities for events and conditions associated with the operation of our assets that occurred or existed on or before the closing of this offering. The maximum liability of Rice Energy for this indemnification obligation will not exceed $15 million and Rice Energy will not have any obligation under this indemnification until our aggregate losses exceed $250,000. Rice Energy will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws enacted or promulgated after the closing date of this offering.

In addition, Rice Energy will indemnify us for three years after the closing of this offering for losses attributable to title defects and failures to obtain consents or permits necessary for the operation of our assets. Rice Energy will also indemnify us for any event or condition related to the assets retained by Rice Energy and income taxes attributable to pre-closing operations.

We have agreed to indemnify Rice Energy against all losses, including environmental liabilities, related to the operation of our assets after the closing of this offering, to the extent Rice Energy is not required to indemnify us. There is no limit on the amount for which we will indemnify Rice Energy under the omnibus agreement. As a result, we may incur such expenses in the future, which may be substantial.

Our potential acquisition of the fresh water distribution systems will be conditioned upon our obtaining a ruling or interpretive guidance from the Internal Revenue Service that income from fresh water distribution services is qualifying income for federal income tax purposes.

The initial term of the omnibus agreement will be ten years from the closing of this offering and will thereafter automatically extend from year-to-year unless terminated by us or our general partner. We or Rice Energy may also terminate the omnibus agreement in the event that Rice Energy ceases to control our general partner or our general partner is removed. The omnibus agreement may only be assigned by any party with the other parties’ consent.

Contribution Agreement

In connection with the closing of this offering, we intend to enter into a contribution agreement with Rice Energy following certain other formation transactions described under “Summary—The Formation Transactions,” that will effect the transfer of Rice Poseidon to Rice Midstream OpCo LLC, our wholly owned subsidiary, and the issuance by us to Rice Midstream Holdings of common units, subordinated units, incentive distribution rights and a portion of the net proceeds of this offering. All of the transaction expenses incurred in connection with these transactions will be paid from proceeds of this offering.

Secondment Agreement

Concurrently with the closing of this offering, we and Rice Energy will enter into a secondment agreement pursuant to which we anticipate that specified employees of Rice Energy will be seconded to us to provide operating and other services with respect to our business under the direction, supervision and control of us or our general partner. We will reimburse Rice Energy for the services provided by the seconded employees pursuant to the secondment agreement.

Other Contractual Relationships with Rice Energy

Gas Gathering and Compression Agreement

We will enter into a 15 year, fixed fee gas gathering and compression agreement with Rice Energy under which we will agree to gather natural gas on our Washington County and Greene County gathering systems and provide compression services. Under the agreement, we will charge Rice Energy a gathering fee of $0.30 per Dth and a compression fee of $0.07 per Dth per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covers approximately 63,000 gross acres of Rice Energy’s acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of September 30, 2014 and any future acreage it acquires within these counties, other than 22,000 gross acres subject to a pre-existing third-party dedication.

Pursuant to the gas gathering and compression agreement, Rice Energy will from time to time provide us with notice of the date on which it expects to require gas production to be delivered from a particular well pad. Subject to the provisions described in the following paragraph, we will be obligated to build out our gathering systems to such well pad and to install facilities to connect all wells planned for such well pad as soon as reasonably practicable, but in any event within one year of receipt of such notice, subject to extension for force majeure, including inability to obtain or delay in obtaining permits and rights of way.

We will be obligated to connect all of Rice Energy’s wells that produce gas from the area dedicated to us under the gas gathering and compression agreement that (i) have been completed as of the closing of this offering, (ii) are included in Rice Energy’s initial development plan for drilling activity for the period from the closing of this offering through December 31, 2017, or (iii) are within five miles of our gas gathering system on the date Rice Energy provides us with notice that a new well pad is expected to require gathering services. For wells other than those described in the preceding sentence, we and Rice Energy will negotiate in good faith an appropriate gathering fee. If we cannot reach agreement with Rice Energy on a gathering fee for any such additional well, Rice Energy will have the option to have us connect such well to our gathering systems for a gathering fee of $0.30 per Dth and bear the incremental cost of constructing the connection to such well in excess of the cost we would have incurred to connect a well located on the five-mile perimeter, or Rice Energy will cause such well to be released from our dedication under the gas gathering and compression agreement.

Substantially all of Rice Energy’s current drilling locations and acreage position within the area dedicated to us under the gas gathering and compression agreement will be within a five-mile perimeter of our gas gathering systems as of the closing of this offering.

Pipeline, Construction, Ownership and Operating Agreement

A subsidiary of Rice Energy is party to a Pipeline, Construction, Ownership and Operating Agreement, or the Whipkey Agreement, pursuant to which it owns a 60% working interest in a joint venture that owns a natural gas gathering pipeline in Greene County, Pennsylvania. The gathering pipeline owned by the joint venture is connected to a single producing well operated by Rice Energy. The Whipkey Agreement will be contributed to us in connection with the closing of this offering. Our Predecessor recognized approximately $0.5 million and $0.2 million of revenue, respectively, during the year ended December 31, 2013 and nine months ended September 30, 2014 pursuant to the Whipkey Agreement.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of our chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by the conflicts committee.

Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest” for additional information regarding the relevant provisions of our partnership agreement.

The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, officers, affiliates (including Rice Energy) and owners, on the one hand, and us and our limited partners, on the other hand. Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. We are managed and operated by the board of directors and officers of our general partner, Rice Midstream Management, which is indirectly owned by Rice Energy. All of our initial officers and a majority of our initial directors will also be officers or directors of Rice Energy. Although our general partner has a contractual duty to manage us in a manner that it believes is not adverse to our and our unitholders’ interests, the directors and officers of our general partner have a fiduciary duty at the same time to manage our general partner in a manner that is beneficial to Rice Energy. In addition, our directors and officers who are also directors and officers of Rice Energy have a fiduciary duty to manage Rice Energy in a manner that is beneficial to Rice Energy and its shareholders. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership. Pursuant to this authority, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. Furthermore, our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

Whenever a conflict arises between our general partner or its owners and affiliates (including Rice Energy), on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner; or

•	approved by the holders of a majority of the outstanding common units, excluding any units owned by our general partner or any of its affiliates.

However, our general partner may, but is not required to, seek such approval. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interest of the partnership. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	the amount of estimated maintenance capital expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $35.0 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Distributions To Our Partners.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “How We Make Distributions To Our Partners—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of Rice Energy have a fiduciary duty to make decisions in the best interests of the owners of Rice Energy, which may be contrary to our interests.

The officers and certain directors of our general partner that are also officers and/or directors of Rice Energy have fiduciary duties to Rice Energy that may cause them to pursue business strategies that disproportionately benefit Rice Energy or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Rice Energy, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•

our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it did not act in bad faith, meaning it did not believe that the decision was adverse to the interest of the partnership, and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

•

our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or engaged in fraud or willful misconduct or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful; and

•

in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties of Our General Partner.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates (including Rice Energy), on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. For the twelve months ended September 30, 2014, Rice Energy accounted for approximately 87% of the pro forma natural gas volumes on our gathering systems and approximately 85% of our pro forma revenues. We are substantially dependent on Rice Energy as our most significant current customer, and we expect to derive a substantial majority of our revenues from Rice Energy for the foreseeable future. Rice Energy may have an economic incentive to cause us not to seek higher gathering fees, even if such higher fees would reflect fees that could be obtained in arm’s-length, third-party transactions. Even though Rice Energy controls our general partner, our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•

expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•

controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•

purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates (including Rice Energy) own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than those activities incidental to its management or ownership of debt or equity interests in us or our subsidiaries or providing management or other services to other persons.

However, other than with respect to our dedicated areas, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and such affiliates (including Rice Energy) may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially Rice Midstream Holdings) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (50%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, a baseline distribution amount will be calculated equal to an amount equal to the prior cash distribution per common unit for the fiscal quarter immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “How We Make Distributions To Our Partners—Incentive Distribution Rights.”

Fiduciary Duties of Our General Partner

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving a conflict of interest.

The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware law on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transaction were entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must not act in “bad faith,” meaning that it cannot believe its actions or omissions were adverse to the interest of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held under applicable Delaware law.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. Unitholders are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of unitholders in and to partnership distributions, please read this section and “How We Make Distributions To Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement, which we will adopt in connection with the closing of this offering. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide investors and prospective investors with a copy of our partnership agreement, when available, upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of cash available for distribution, please read “How We Make Distributions To Our Partners”;

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

We were organized in August 2014 as a Delaware limited partnership and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the midstream business, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner’s intention with respect to the distributions to be made to unitholders.

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Distributions To Our Partners.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units whose vote is controlled by our general partner or its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	No approval right. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, for cause. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to Rice Energy or to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Reimbursement of Partnership Litigation Costs

Our partnership agreement provides that if a limited partner or any person holding a beneficial interest in us files a claim, suit, action or proceeding against us and does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding, then such partner or person will be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. By purchasing a common unit, a limited partner is irrevocably consenting to these reimbursement obligations as set forth in the partnership agreement.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Following the completion of this offering, we expect that our subsidiaries will conduct business in several states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, an affiliate of our general partner will own approximately 56.5% of our outstanding common and subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests, derivative instruments relating to the partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of partnership interests as compared to other classes of partnership interests in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any such amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners— Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days’ written notice to our unitholders.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, an affiliate of our general partner will own approximately 56.5% of our outstanding limited partner units, including all of our subordinated units.

In the event of the removal of our general partner or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Rice Midstream Management as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates or any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates (including Rice Energy) own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice.

The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend our partnership agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners (or their owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of such person’s federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates (including Rice Energy), or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. During the year ending December 31, 2015, we estimate that our direct operating expenses will be $5.3 million and our general and administrative expenses will be $9.3 million. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.”

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

In addition, in connection with the completion of this offering, we expect to enter into a registration rights agreement with Rice Energy. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to Rice Energy and the common units issuable upon the conversion of the subordinated units upon request of Rice Energy. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, the registration rights agreement gives Rice Energy “piggyback” registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of Rice Energy and, in certain circumstances, to third parties. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, Rice Energy will indirectly hold an aggregate of 3,753,623 common units and 28,753,623 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some or all may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits common units acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the common units outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months, would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least one year, would be entitled to sell those common units under Rule 144 without regard to the other provisions.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type and at any time without a vote of the unitholders. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Interests.”

Under our partnership agreement, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

In addition, we will enter into a registration rights agreement with Rice Energy pursuant to which we may be required to register the sale of the (i) common units issued (or issuable) to Rice Energy pursuant to the contribution agreement, (ii) subordinated units and (iii) common units issuable upon conversion of subordinated units pursuant to the terms of the partnership agreement (together, the “Registrable Securities”) it holds. Under the registration rights agreement, Rice Energy will have the right to request that we register the sale of

Registrable Securities held by it, and Rice Energy will have the right to require us to make available shelf registration statements permitting sales of Registrable Securities into the market from time to time over an extended period, subject to certain limitations. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by Rice Energy. In addition, the registration rights agreement gives Rice Energy “piggyback” registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with indemnification and contribution and allocation of expenses. All of the Registrable Securities held by Rice Energy and any permitted transferee will be entitled to these registration rights. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement.”

Rice Midstream Holdings and the executive officers and directors of our general partner have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations thereunder, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Rice Midstream Partners LP and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, IRAs, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes , or the Qualifying Income Exception. Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and our partnership and limited liability company subsidiaries will be disregarded as entities separate from us for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a) Neither we nor any of our partnership or limited liability company subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes;

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our nonrecourse liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2017, will be allocated, on a cumulative basis, an amount of federal taxable income that will be 20% or less of the cash distributed on those units with respect to that period. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and which could be changed or with which the IRS could disagree. Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	we distribute less cash than we have assumed in making this projection; or

•	we make a future offering of units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes during such period or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code, or Section 751 Assets. To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated among our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units, or a Book-Tax Disparity. As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax, or NIIT, applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units, or syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, or the Allocation Date. However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons, or, collectively, Non-U.S. Unitholders, raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business, or effectively connected income, and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We will conduct business or own property in Pennsylvania, which imposes a personal income tax on individuals. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of the unitholder’s investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN RICE MIDSTREAM PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other federal, state, local, and non-U.S. laws or regulations that are similar to ERISA or the Internal Revenue Code, or Similar Laws. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or individual retirement accounts (“IRAs”) established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•

whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

•

whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

•

whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the applicable Department of Labor regulations) and are either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Barclays Capital Inc. is acting as the representative of the underwriters, and Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co. and RBC Capital Markets, LLC are acting as the joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Goldman, Sachs & Co.
RBC Capital Markets, LLC
Tudor, Pickering, Holt & Co. Securities, Inc.
BMO Capital Markets Corp.
Capital One Securities, Inc.
Comerica Securities, Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
USCA Securities LLC
Janney Montgomery Scott LLC

Total	25,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•

the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per Common Unit	$	$
Total	$	$

In addition, we will pay an aggregate structuring fee of 0.375% of the gross proceeds from this offering to Barclays Capital Inc. for evaluation, analysis and structuring of this offering.

The representative of the underwriters has advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers,

which may include the underwriters, at such offering price less a selling concession not in excess of $         per common unit. After the offering, the representatives may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters. The offering of the common units by the underwriters is subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The expenses of the offering that are payable by us are estimated to be $2.5 million (excluding underwriting discounts and the structuring fee). We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.

Option to Purchase Additional Common Units

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 3,750,000 common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

If the underwriters do not exercise their option to purchase additional common units, in whole or in part, any remaining common units not purchased by the underwriters pursuant to the option will be issued to Rice Energy at the expiration of the option period for no additional consideration.

Lock-Up Agreements

We, Rice Midstream Holdings, our general partner and each of our directors and executive officers, certain of our employees and other investors have agreed that, subject to certain exceptions, without the prior written consent of Barclays Capital Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable for common units or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

As described below under “—Directed Unit Program,” any participants in the Directed Unit Program shall be subject to a 180-day lock up with respect to any common units sold to them pursuant to that program. This lock up will have similar restrictions as the lock-up agreement described above. Any common units sold in the Directed Unit Program to our directors or officers shall be subject to the lock-up agreement described above.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representative and us. In determining the initial public offering price of our common units, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common units of generally comparable companies.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed unit program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Unit Program

At our request, the underwriters have reserved for sale at the initial public offering price up to 1,250,000 common units offered hereby for officers, directors, employees and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any common units sold to them pursuant to this program for a period of 180 days after the date of this prospectus.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

We have been approved to list our common units on the NYSE under the symbol “RMP,” subject to official notice of issuance. In connection with that listing, the underwriters will undertake to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the NYSE listing requirements.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services for us and our affiliates, including Rice Energy, and to persons and entities with relationships with us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our or our affiliates’ assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us or our affiliates. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, affiliates of certain of the underwriters are lenders under Rice Energy’s Third Amended and Restated Credit Agreement and/or holders of their notes and are expected to be lenders under our or our affiliates’ revolving credit facilities. Certain of the underwriters or their affiliates were also underwriters in connection with Rice Energy’s initial public offering in January 2014, were initial purchasers in connection with its offering of 6.25% Senior Notes due 2022 in April 2014 and were underwriters in connection with its follow-on equity offering in August 2014 and received customary fees and reimbursement of expenses. In addition, an affiliate of Barclays Capital Inc. is a limited partner in the general partner of each of Natural Gas Partners IX, L.P. and NGP Natural Resources X, L.P., which are both members of NGP Rice Holdings LLC, a holder of Rice Energy’s common stock.

Direct Participation Program Requirements

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”), who are:

(a) “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of Section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in Section 708 of the Corporations Act; and

(b) “wholesale clients” (within the meaning of Section 761G of the Corporations Act);

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both Section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The common units have not been and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

VALIDITY OF OUR COMMON UNITS

The validity of our common units offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The financial statements of Rice Midstream Partners Predecessor as of December 31, 2012 and 2013 and for each of the years then ended and the balance sheet of Rice Midstream Partners LP dated as of October 1, 2014, have been included herein in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the Alpha Shale Resources Midstream Assets as of December 31, 2012 and 2013 and for each of the years then ended have been included herein in reliance on the report of Ernst & Young LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of North System as of December 31, 2013 and December 31, 2012, and for each of the two years in the period ended December 31, 2013 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, as independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to our common units offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information regarding us and our common units offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

As a result of this offering, we will become subject to the reporting requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our unitholders with annual reports containing financial statements certified by an independent public accounting firm.

Rice Midstream Partners LP

Introduction

The unaudited pro forma financial statements of Rice Midstream Partners LP (the “Partnership”) for the year ended December 31, 2013 and as of and for the nine months ended September 30, 2014 are derived from historical audited and unaudited financial statements of certain natural gas gathering, compression and water distribution assets located in the dry gas core of the Marcellus Shale in southwestern Pennsylvania and owned by Rice Poseidon Midstream, LLC (“RPM”), including natural gas gathering assets (the “Momentum Assets”) acquired on April 17, 2014 by RPM, and certain natural gas gathering and water distribution assets (the “Alpha Assets”) owned by Alpha Shale Resources, LP, an indirect wholly-owned subsidiary of Rice Energy (collectively, “Rice Midstream Partners Predecessor” or our “Predecessor”). These pro forma financial statements have been prepared to reflect acquisitions completed by our Predecessor during 2014, and the formation, initial public offering (the “Offering”) and related transactions of the Partnership.

RPM was formed in July 2013 to hold all of Rice Energy’s wholly owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. At the time of the formation of RPM, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania not included in RPM and in which Rice Energy owned any interest were the Alpha Assets, which are treated as having been acquired by our Predecessor upon Rice Energy’s acquisition of the remaining 50% interest in Alpha Shale Resources, LP from a third party in January 2014. Prior to the formation of RPM, the assets of RPM were held in various subsidiaries of Rice Energy.

As it relates to our Predecessor, when discussing periods:

•	prior to the formation of RPM in July 2013, refers to the Pennsylvania natural gas gathering and water distribution assets and operations held in various subsidiaries of Rice Energy;

•	subsequent to the formation of RPM in July 2013 through January 29, 2014, refers to the natural gas gathering and water distribution assets and operations of RPM;

•

subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of RPM taken together with the Alpha Assets; and

•

subsequent to April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of RPM, the Alpha Assets and the Momentum Assets from their respective dates of acquisition.

Subsequent to January 29, 2014, our Predecessor includes the Alpha Assets. Prior to January 29, 2014, Rice Energy and a third-party each owned a 50% interest in Alpha Shale Resources, LP (“Alpha Shale”), a joint venture formed to own and develop natural gas acreage in the Marcellus shale, including the Alpha Assets. On January 29, 2014, in connection with the completion of its initial public offering, Rice Energy acquired the remaining 50% third-party interest in Alpha Shale.

In addition, on April 17, 2014, RPM acquired the Momentum Assets in eastern Washington and Greene Counties, Pennsylvania, from M3 Appalachia Gathering LLC.

Our Predecessor includes certain fresh water distribution assets and operations (the “Water Systems”) in Pennsylvania that will be retained by Rice Energy upon completion of this offering. Such retained fresh water distribution assets historically have not derived any revenue for our Predecessor.

The historical financial statements of our Predecessor are set forth elsewhere in this prospectus, and the pro forma financial data of the Partnership should be read in conjunction with, and are qualified in their entirety by reference to, such historical financial statements and the related notes contained herein. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, management believes that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions and are properly applied in the pro forma financial data.

The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the offering had taken place on September 30, 2014, in the case of the pro forma balance sheet and on January 1, 2013, in the case of the pro forma statements of operations. The pro forma financial data have been prepared on the assumption that we will be treated as a partnership for United States federal income tax purposes. Our Predecessor did not recognize income tax expense during the year ended December 31, 2013, or for the period from January 1, 2014 to January 28, 2014.

The unaudited pro forma financial data gives effect to the matters described in the notes hereto, including:

•	the acquisition by the Predecessor of the Alpha Assets and the Momentum Assets;

•	the contribution to the Partnership of RPM and the Alpha Assets;

•	the distribution of the Water Systems by RPM and Alpha Shale to Rice Energy;

•

the Partnership’s entry into a gathering and compression agreement with Rice Energy, and the recognition of gathering revenue under such agreement (using historical volumes) at a rate that was not recognized on a historical basis by the Predecessor;

•	the elimination of interest expense recognized by the Predecessor relating to capital expenditures funded by Rice Energy;

•	the Partnership’s entry into a new $450.0 million revolving credit facility;

•

the issuance and sale of 25,000,000 common units to the public in the Offering at an assumed initial public offering price of $20.00 per unit and the associated issuances of (i) a non-economic general partner interest in the Partnership to Rice Midstream Management LLC, and (ii) all of the Partnership’s incentive distribution rights and 3,753,623 common units and 28,753,623 subordinated units to Rice Midstream Holdings LLC;

•

the elimination of tax benefit and associated deferred income taxes related to the period from January 29, 2014 to September 30, 2014, the period during which the Predecessor recognized a tax benefit; and

•	the use of proceeds of the Offering as described in “Use of Proceeds.”

The unaudited pro forma financial data do not give effect to the estimated $2.5 million in incremental annual general and administrative expenses that the Partnership expects to incur as a result of being a publicly traded partnership. The unaudited pro forma financial data may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated or that would be obtained in the future.

Rice Midstream Partners LP

Statement of Operations (unaudited)

	Year Ended December 31, 2013
		Pro Forma Adjustments
		(a)	(b)	(c)	(d)
	Predecessor Historical	Alpha Acquisition	Momentum Acquisition	Distribution of Water Systems	Affiliate Gathering Fee	Offering and Related Formation Transactions		Pro Forma as Adjusted
	(in thousands, except per unit amounts)
Operating revenues:
Third-party	$—	$—	$1,352	$—	$—	$—		$1,352
Affiliate	498	—	—	—	18,045	—		18,543

Total operating revenues	498	—	1,352	—	18,045	—		19,895

Operating expenses:
Direct operating expense	1,412	1,015	614	(356)	—	—		2,685
General and administrative expenses	3,054	831	497	(535)	—	—		3,847
Depreciation and amortization	1,186	635	1,183	(971)	—	—		2,033
Amortization of intangible assets	—	—	1,632	—	—	—		1,632

Total operating expenses	5,652	2,481	3,926	(1,862)	—	—		10,197

Interest expense	3,681	179	—	(533)	—	(3,327	)(e)	3,413
						3,413	(f)

Net income (loss)	$(8,835)	$(2,660)	$(2,574)	$2,395	$18,045	$(86)		$6,285

Common unitholders’ interest in net income								$3,143
Subordinated unitholders’ interest in net income								$3,142
Net income per common unit (basic and diluted)								$0.11
Net income per subordinated unit (basic and diluted)								$0.11
Weighted average number of limited partner units outstanding
Common units								28,754
Subordinated units								28,754

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Rice Midstream Partners LP

Statement of Operations (unaudited)

	Nine Months Ended September 30, 2014
		Pro Forma Adjustments
		(a)	(b)	(c)	(d)
	Predecessor Historical	Alpha Acquisition	Momentum Acquisition	Distribution of Water Systems	Affiliate Gathering Fee	Offering and Related Formation Transactions		Pro Forma as Adjusted
	(in thousands, except per unit amounts)
Operating revenues:
Third-party	$2,842	$—	$1,922	$—	$—	$—		$4,764
Affiliate	237	—	—	—	25,163	—		25,400

Total operating revenues	3,079	—	1,922	—	25,163	—		30,164

Operating expenses:
Direct operating expense	3,398	55	139	(535)	—	—		3,057
General and administrative expenses	8,633	9	91	(841)	—	—		7,892
Incentive unit expense	11,663	—	—	(1,137)	—	—		10,526
Stock compensation expense	402	—	—	(24)	—	—		378
Depreciation and amortization	2,543	51	676	(693)	—	—		2,577
Amortization of intangible assets	749	—	476	—	—	—		1,225

Total operating expenses	27,388	115	1,382	(3,230)	—	—		25,655

Operating income (loss)	(24,309)	(115)	540	3,230	25,163	—		4,509
Interest expense	11,636	30	—	(1,135)	—	(10,531	)(e)	5,438
						5,438	(f)

Net income (loss) before income taxes	(35,945)	(145)	540	4,365	25,163	5,093		(929)
Income tax benefit	(9,860)	—	—	—	—	9,860	(g)	—

Net income (loss)	$(26,085)	$(145)	$540	$4,365	$25,163	$(4,767)		$(929)

Common unitholders’ interest in net loss								$(465)
Subordinated unitholders’ interest in net loss								$(464)
Net loss per common unit (basic and diluted)								$(0.02)
Net loss per subordinated unit (basic and diluted)								$(0.02)
Weighted average number of limited partner units outstanding
Common units								28,754
Subordinated units								28,754

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Rice Midstream Partners LP

Balance Sheet (unaudited)

	September 30, 2014
		Pro Forma Adjustments
		(c)
	Predecessor Historical	Distribution of Water Systems	Offering and Related Formation Transactions		Pro Forma as Adjusted
		(in thousands)
Assets
Current assets:
Cash	$1,198	$—	$500,000	(h)	$25,000
			(34,380)	(i)
			(2,700)	(j)
			(1,198)	(k)
			(437,920)	(l)
Accounts receivable	1,662	—	(1,662)	(m)	—
Prepaid expenses and other	317	—	—		317

Total current assets	3,177	—	22,140		25,317
Property and equipment, net	248,808	(24,272)	—		224,536
Intangible assets, net	48,199	—	—		48,199
Deferred finance costs	862	—	2,700	(j)	3,562
Goodwill	38,335	—	—		38,335

Total assets	$339,381	$(24,272)	$24,840		$339,949

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$11,381	$(2,821)	$(8,560)	(n)	$—
Accrued capital expenditures	22,806	(1,078)	(21,728)	(o)	—
Due to related party	227	—	—		227
Other accrued liabilities	1,442	(141)	—		1,301

Total current liabilities	35,856	(4,040)	(30,288)		1,528
Asset retirement obligations	921	(921)	—		—
Deferred tax liability	6,778	—	(6,778)	(g)	—

Total liabilities	43,555	(4,961)	(37,066)		1,528
Parent net equity	295,826	(19,311)	500,000	(h)	—
			(34,380)	(i)
			8,560	(n)
			21,728	(o)
			(1,198)	(k)
			(1,662)	(m)
			6,778	(g)
			(437,920)	(l)
Common units held by public					465,620
Common units held by Rice Energy					(14,688)
Subordinated units					(112,511)

Total liabilities and partners’ capital	$339,381	$(24,272)	$24,840		$339,949

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Rice Midstream Partners LP

Notes to Unaudited Pro Forma Financial Statements

1.	Basis of Presentation, Transactions and the Offering

The unaudited pro forma balance sheet of the Partnership as of September 30, 2014 and the pro forma statements of operations of the Partnership for the year ended December 31, 2013 and nine months ended September 30, 2014 are based upon the historical financial statements of our Predecessor.

RPM was formed in July 2013 to hold all of Rice Energy’s wholly owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. At the time of the formation of RPM, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania not included in RPM and in which Rice Energy owned any interest were the Alpha Assets, which are treated as having been acquired by our Predecessor upon Rice Energy’s acquisition of the remaining 50% interest in Alpha Shale Resources, LP, an indirect wholly-owned subsidiary of Rice Energy (“Alpha Shale”), from a third party in January 2014. Prior to the formation of RPM, the assets of RPM were held in various subsidiaries of Rice Energy.

As it relates to our Predecessor, when discussing periods:

•	prior to the formation of RPM in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of Rice Energy;

•	subsequent to the formation of RPM in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of RPM;

•

subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of RPM taken together with the Alpha Assets; and

•

subsequent to April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of RPM, the Alpha Assets and the Momentum Assets from their respective dates of acquisition.

Subsequent to January 29, 2014, our Predecessor includes the Alpha Assets. Prior to January 29, 2014, Rice Energy and a third party each owned a 50% interest in Alpha Shale, a joint venture formed to develop natural gas acreage in the Marcellus shale, including the Alpha Assets. On January 29, 2014, in connection with the completion of its initial public offering, Rice Energy acquired the third party 50% interest in Alpha Shale.

In addition, on April 17, 2014, RPM acquired the Momentum Assets in eastern Washington and Greene Counties, Pennsylvania, from M3 Appalachia Gathering LLC.

Our Predecessor includes the Water Systems in Pennsylvania that will be retained by Rice Energy upon completion of this offering. Such retained fresh water distribution assets historically have not derived any revenue for our Predecessor.

The Partnership also anticipates incurring incremental general and administrative expenses of approximately $2.5 million per year as a result of being a publicly traded partnership, including expenses associated with annual, quarterly and current reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the New York Stock Exchange; independent auditor fees; investor relations expenses; and registrar and transfer agent fees. The unaudited pro forma financial statements do not reflect these additional public company costs.

2.	Pro Forma Adjustments

The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of those transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments is provided as follows:

(a) Reflects amounts of expense attributable to the Alpha Assets for the period prior to their acquisition by our Predecessor on January 29, 2014.

(b) Reflects amounts of revenue and expense attributable to the Momentum Assets for the period prior to their acquisition by our Predecessor on April 17, 2014.

(c) Reflects the distribution of the Water Systems to Rice Energy prior to the Offering.

(d) Reflects revenues that would have been recognized on affiliate throughput volumes of our Predecessor and the Alpha Assets in accordance with the gathering and compression agreement to be entered into between the Partnership and Rice Energy in connection with the Offering.

(e) Reflects the elimination of interest expense recognized by our Predecessor relating to capital expenditures funded by Rice Energy in connection with the contribution of our Predecessor to us.

(f) Reflects the estimated amortization of the deferred finance costs related to the new revolving credit facility, estimated interest expense related to borrowings under the new revolving credit facility and estimated fees on the unused portion of the new revolving credit facility assuming that the parent did not make net investments to fund capital expenditures. Pro forma interest expense is calculated quarterly, based on accumulated capital expenditures. The interest rate is determined based on LIBOR plus a spread ranging from 1.75% to 2.75%, depending on the Total Funded Debt to EBITDA Ratio (each as defined in the new revolving credit facility). As a result, we used rates ranging from 2.99% to 3.03% and a rate of 2.98% to calculate pro forma interest expense for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. The commitment fee rate ranges from 0.35% to 0.50%, depending on the Total Funded Debt to EBITDA Ratio. We used a rate of 0.50% to calculate 2013 and September 30, 2014 pro forma commitment fees.

(g) Reflects the elimination of tax benefit and associated deferred income taxes related to the period from January 29, 2014 to September 30, 2014, the period during which our Predecessor recognized a tax benefit.

(h) Reflects the assumed gross offering proceeds to the Partnership of $500.0 million from the issuance and sale of 25,000,000 common units to the public at an assumed initial public offering price of $20.00 per unit. If the underwriters were to exercise their option to purchase additional common units in full, gross proceeds to the Partnership would be $575.0 million.

(i) Reflects the payment of estimated underwriting discounts, structuring fee and offering expenses of an aggregate of $34.4 million, all of which will be allocated to public common units.

(j) Reflects the payment of financing costs from the offering proceeds related to the new revolving credit facility. These costs are deferred and amortized over the term of the credit agreement.

(k) Reflects the assignment of cash and cash equivalents by our Predecessor to Rice Energy.

(l) Reflects (i) a reimbursement to Rice Energy for $195.3 million of capital expenditures incurred with respect to our Predecessor prior to the closing of this offering and (ii) a cash distribution to Rice Energy of $242.6 million.

(m) Reflects the assignment of accounts receivable by our Predecessor to Rice Energy.

(n) Reflects the assignment of payment obligations for accounts payable by our Predecessor to Rice Energy.

(o) Reflects the assignment of payment obligations for accrued capital expenditures by our Predecessor to Rice Energy.

3.	Pro Forma Net Income Per Limited Partner Unit

Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the partnership agreement, to the common and subordinated units expected to be outstanding at the closing of the offering.

Pro forma Partnership earnings per unit was calculated using an assumed 28,753,623 common and 28,753,623 subordinated units outstanding. The common and subordinated units represented an aggregate 100% limited partner interest in Rice Midstream Partners LP. All units were assumed to have been outstanding since January 1, 2013.

We compute earnings per unit using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

The two-class method does not impact our overall net income or other financial results; however, in periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the holder of the incentive distribution rights, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit.

Basic and diluted pro forma net income per unit are equivalent as there are no dilutive equity instruments at the date of closing of the initial public offering of the common units of the Partnership. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, our general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to our general partner than to the holders of common and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to our general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the periods.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Rice Energy Inc.

We have audited the accompanying balance sheets of Rice Midstream Partners Predecessor (the Predecessor) as of December 31, 2012 and 2013 and the related statements of operations, cash flows and parent net equity for the years then ended. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor at December 31, 2012 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

October 1, 2014

Rice Midstream Partners Predecessor

Balance Sheets

	December 31,
	2012	2013
	(in thousands)
Assets
Current assets:
Cash	$—	$148
Accounts receivable	—	127
Prepaid expenses and other	—	112

Total current assets	—	387
Property and equipment, net	30,283	72,526

Total assets	$30,283	$72,913

Liabilities and Parent Net Equity
Current liabilities:
Accounts payable	$5,070	$5,541
Accrued capital expenditures	797	589
Other accrued liabilities	63	607

Total current liabilities	5,930	6,737
Asset retirement obligations	297	398

Total liabilities	6,227	7,135
Parent net equity	24,056	65,778

Total liabilities and parent net equity	$30,283	$72,913

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners Predecessor

Statements of Operations

	Year Ended December 31,
	2012	2013
	(in thousands)
Operating revenues:
Affiliate	$—	$498

Total operating revenues	—	498

Operating expenses:
Direct operating expense	$1,218	$1,412
General and administrative expenses	778	3,054
Depreciation and amortization expense	784	1,186

Total operating expenses	2,780	5,652

Operating loss	(2,780)	(5,154)

Interest expense	348	3,681

Net loss	$(3,128)	$(8,835)

Unaudited pro forma basic loss per common unit (See Note 2)		$(0.16)
Unaudited pro forma diluted loss per common unit (See Note 2)		$(0.16)

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners Predecessor

Statements of Cash Flows

	Years Ended December 31,
	2012	2013
	(in thousands)
Cash flows from operating activities:
Net loss	$(3,128)	$(8,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	784	1,186
Increase in:
Accounts receivable	—	(127)
Prepaid expenses and other	—	(112)
Increase in:
Accounts payable	—	106
Accrued liabilities	147	645

Net cash used in operating activities	(2,197)	(7,137)

Cash flows from investing activities:
Capital expenditures	(14,705)	(43,272)

Net cash used in investing activities	(14,705)	(43,272)

Cash flows from financing activities:
Contribution from parent	16,902	50,557

Net cash provided by financing activities	16,902	50,557

Net increase in cash	—	148
Cash at the beginning of the year	—	—

Cash at the end of the year	$—	$148

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners Predecessor

Statements of Parent Net Equity

(in thousands)
Balance at January 1, 2012	$10,282
Contribution from parent	16,902
Net loss	(3,128)

Balance at December 31, 2012	24,056
Contribution from parent	50,557
Net loss	(8,835)

Balance at December 31, 2013	$65,778

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners Predecessor

Notes to Financial Statements

1.	Description of the Business

As of December 31, 2013, the natural gas gathering, compression and water distribution assets of Rice Poseidon Midstream, LLC (“RPM” or the “Company”) are the predecessor for accounting purposes (our “Predecessor”) to Rice Midstream Partners LP (the “Partnership” or “Rice Midstream Partners”). The accompanying financial statements and related notes include the assets, liabilities and results of operations of our Predecessor presented on a carve-out basis, prior to their contribution to the Partnership in connection with the Partnership’s proposed initial public offering. The Partnership was formed in August 2014 as a Delaware limited partnership. As used in these financial statements, the terms “we,” “our,” “us,” or like terms refer to our Predecessor. References in these financial statements to “RDB” refer collectively to Rice Drilling B LLC and its consolidated subsidiaries, other than our Predecessor.

In October 2013, Rice Energy Inc. (“Rice Energy”) was formed as a Delaware corporation for the purpose of becoming a publicly traded company and the holding company of RDB. In connection with the completion of its IPO and corporate reorganization on January 29, 2014, Rice Energy became a holding company whose sole material asset consists of a 100% indirect ownership interest in RDB. For periods prior to January 29, 2014, RPM was a wholly owned subsidiary of RDB.

RPM was formed in July 2013 to hold all of RDB’s wholly owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. At the time of the formation of RPM, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania not included in RPM and in which RDB owned any interest were the natural gas gathering and water distribution assets of Alpha Shale, which are treated as having been acquired by our Predecessor upon Rice Energy’s acquisition of the remaining 50% interest in Alpha Shale Resources, LP, an indirect wholly-owned subsidiary of Rice Energy (“Alpha Shale”), from a third party in January 2014. Prior to the formation of RPM, the assets of RPM were held in various subsidiaries of RDB.

References to our Predecessor, when discussing periods:

•	prior to the formation of RPM in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of RDB; and

•	subsequent to the formation of RPM in July 2013, refers to the natural gas gathering, compression and water distribution assets and operations of RPM.

The financial statements of our Predecessor have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) on the basis of Rice Energy’s historical ownership of our Predecessor assets. These financial statements have been prepared from the separate records maintained by Rice Energy and may not necessarily be indicative of the actual results of operations that might have occurred if our Predecessor had been operated separately during the periods reported. Because a direct ownership relationship did not exist among the businesses comprising our Predecessor, the net investment in our Predecessor is shown as parent net equity, in lieu of owner’s equity, in the financial statements.

The Company does not have any employees. Operational support for the Company is provided by RDB. RDB’s employees manage and conduct the Company’s daily business operations.

The Company’s cost of doing business incurred by RDB on behalf of the Company have been reflected in the accompanying financial statements. These costs include general and administrative expenses allocated by RDB to the Company in exchange for:

•	business services, such as payroll, accounts payable and facilities management;

Rice Midstream Partners Predecessor

Notes to Financial Statements

•	corporate services, such as finance and accounting, legal, human resources and public and regulatory policy; and

•	employee compensation.

2.	Summary of Significant Accounting Policies

Use of Estimates

We prepare our financial statements in conformity with United States GAAP, which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all instruments purchased with an original maturity of three months or less when purchased and all interest-bearing money market funds to be cash equivalents. Our Predecessor maintains cash that might exceed federally insured amounts at times.

Accounts Receivable

Accounts receivable are stated at their historical carrying amount. Our Predecessor extends credit to parties in the normal course of business based upon management’s assessment of their creditworthiness. A valuation allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. There was no allowance recorded for any of the periods presented in the financial statements.

Property and Equipment

Property and other equipment is recorded at cost and is being depreciated over estimated useful lives of fifteen to sixty years on a straight-line basis. Depreciation expense was $0.8 million and $1.2 million for the years ended December 31, 2012 and 2013, respectively. The following table provides detail of property and equipment presented in the balance sheets for the years ended December 31, 2012 and 2013.

	December 31,
	2012	2013
	(in thousands)
Natural gas gathering assets	$15,916	$44,085
Gas assets in progress	9,100	18,495

Accumulated depreciation	(430)	(1,017)

Net gas property and equipment	$24,586	$61,563

Producing water assets	$4,614	$10,548
Water assets in progress	1,675	1,605

Accumulated depreciation	(592)	(1,190)

Net water property and equipment	$5,697	$10,963

Net property and equipment	$30,283	$72,526

At December 31, 2012 and 2013, capitalized interest on midstream assets was $1.9 million and $1.9 million, respectively.

Rice Midstream Partners Predecessor

Notes to Financial Statements

Impairment of Long-Lived Assets

We evaluate the ability to recover the carrying amount of long-lived assets and determine whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure. No impairments for such assets have recorded for the periods presented herein.

Asset Retirement Obligations

We operate and maintain our gathering systems and we intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, no asset retirement obligation has been recorded for our gathering systems as we believe that these assets have indeterminate useful lives. Asset retirement obligations related to our water assets presented in the balance sheets at December 31, 2012 and 2013, respectively, is $0.3 million and $0.4 million.

Revenue Recognition

Revenues relating to the gathering of natural gas are recognized in the period service is provided. Under these arrangements, we receive a fee or fees for gathering of natural gas and/or compression services. The revenue we earn from these arrangements is generally directly related to the volume of natural gas that flows through our systems. Revenue is recognized for gathering activities when deliveries of natural gas are made. No revenues were recognized for our water assets for any of the periods presented herein.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU, No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU No. 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. Additionally, ASU 2014-09 will reduce the number of requirements to which an entity must consider in recognizing revenue as this update will replace multiple locations for guidance. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 is effective for fiscal and interim periods

Rice Midstream Partners Predecessor

Notes to Financial Statements

beginning after December 15, 2016 and should be applied retrospectively. Early adoption of this standard is not permitted. The Company is currently evaluating the impact of the provisions of ASU 2014-09.

Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered as distributions in contemplation of that offering. Upon completion of this offering, the Partnership intends to distribute approximately $437.9 million in cash to Rice Energy. Unaudited basic and diluted pro forma earnings per common unit for the Predecessor for the year ended December 31, 2013 assumed 28,753,623 subordinated units and 27,746,917 common units were outstanding in the period. The common units consist of 3,753,623 common units issued to Rice Energy plus an additional 23,993,294 common units, which is the number of common units the Partnership would have been required to issue to fund the $437.9 distribution of net proceeds to Rice Energy. The number of common units that the Partnership would have been required to issue to fund the $437.9 million distribution was calculated as $437.9 million minus the Predecessor’s net loss of $(8.8) million for the year ended December 31, 2013 divided by an issue price per unit of $18.62, which is the assumed initial public offering price of $20.00 per common unit less the estimated underwriting discounts, structuring fee and offering expenses. There were no potential common units outstanding to be considered in the pro forma diluted earnings per unit calculation.

3.	Related Party Transactions

In the ordinary course of business, we have transactions with affiliated companies. Although the push-down impact of the transactions are recorded in our income statement, no cash settlement occurs, rather, all transactions are in parent net equity unless otherwise indicated.

The accompanying balance sheets include amounts due from related parties as of December 31, 2012 and 2013 of zero and $0.1 million, respectively, presented as prepaid expenses and other in the accompanying balance sheets, and amounts due to related parties as of December 31, 2012 and 2013 of zero and $0.3 million, respectively, presented as other accrued liabilities in the accompanying balance sheets. These amounts represent transactions with subsidiaries of RDB that are cash settled.

The personnel who operate our assets are employees of RDB. RDB directly charges us for the payroll and benefit costs associated with employees.

For the years ended December 31, 2012 and 2013 general and administrative expenses allocated to us were approximately $0.8 million and $2.8 million, respectively. We are allocated a portion of the general and administrative expense incurred by RDB. The allocation is based on the nature of the expenses and is calculated based on our estimate of the expense attributable to our operations.

We recognize interest expense based on an allocation of RDB’s capital contributions for the period using the weighted average effective interest rate for RDB’s long term indebtedness. For the years ended December 31, 2012 and 2013 interest expense allocated to us was approximately $0.3 million and $3.7 million, respectively.

All of the allocations and estimates in these financial statements are based on assumptions that management believes are reasonable under the circumstances. However, such allocations may not be reflective of the actual costs the Company would have incurred if it had operated on a stand-alone basis.

Rice Midstream Partners Predecessor

Notes to Financial Statements

4.	Commitments and Contingencies

Environmental Obligations

Our Predecessor is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on our results of operations, cash flows or financial position.

Parent Credit Facility

As of December 31, 2013, RDB had a senior secured revolving credit facility (“Credit Facility”) that has a maximum borrowing amount of $200.0 million. Borrowings under the Credit Facility are subject to borrowing base limitations based on the collateral value of RDB’s proved oil and gas reserves and are subject to regular semiannual redeterminations. At December 31, 2013, there were $115.0 million in borrowings outstanding, which are a liability to RDB. The Credit Facility is secured by liens on substantially all of the properties of RDB as well as guarantees from RDB’s operating subsidiaries. The assets of the Company are included in the liens on RDB’s properties and the Company is a guarantor under the Credit Facility.

As of December 31, 2013, RDB had a second lien term loan facility (“Second Lien Term Loan Facility”) with an aggregate principal amount of $300.0 million. As of December 31, 2013, RDB had a balance of $293.8 million outstanding relating to this facility. The Second Lien Term Loan Facility is secured by liens on substantially all of RDB’s properties that are subordinated to the liens securing the Credit Facility and guarantees from RDB’s subsidiaries. The assets of the company are included in the liens on RDB’s properties and the Company is a guarantor under the Second Lien Term Loan Facility. The Second Lien Term Loan Facility was repaid and retired in connection the Senior Notes Offering, as described in Note 5—Subsequent Events.

5.	Subsequent Events

On April 25, 2014, Rice Energy issued $900.0 million in aggregate principal amount of 6.25% senior notes due 2022 (the “Notes”) in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act. RDB and RPM were among the guarantors of the Notes. Rice Energy used the net proceeds to repay and retire other outstanding debt, with the remainder used to fund a portion of its 2014 capital expenditure program.

We have evaluated subsequent events that occurred after December 31, 2013 through October 1, 2014. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these financial statements or notes to financial statements.

Rice Midstream Partners Predecessor

Balance Sheets

	December 31, 2013	September 30, 2014 (unaudited)	Pro Forma September 30, 2014 (unaudited)
	(in thousands)
Assets
Current assets
Cash	$148	$1,198	$1,198
Accounts receivable	127	1,662	1,662
Prepaid expenses and other	112	317	317

Total current assets	387	3,177	3,177
Property and equipment, net	72,526	248,808	248,808
Intangible assets, net	—	48,199	48,199
Deferred finance costs	—	862	862
Goodwill	—	38,335	38,335

Total assets	$72,913	$339,381	$339,381

Liabilities and Parent Net Equity
Current liabilities:
Accounts payable	$5,541	$11,381	$11,381
Accrued capital expenditures	589	22,806	22,806
Due to related party	304	227	438,147
Other accrued liabilities	303	1,442	1,442

Total current liabilities	6,737	35,856	473,776
Asset retirement obligations	398	921	921
Deferred tax liability	—	6,778	6,778

Total liabilities	7,135	43,555	481,475
Parent net equity	65,778	295,826	(142,094)

Total liabilities and parent net equity	$72,913	$339,381	339,381

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners Predecessor

Statements of Operations (unaudited)

	Nine Months Ended September 30,
	2013	2014
	(in thousands)
Operating revenues:
Third-party	$—	$2,842
Affiliate	370	237

Total operating revenues	370	3,079

Operating expenses:
Direct operating expense	1,202	3,398
General and administrative expenses	1,979	8,633
Incentive unit expense	—	11,663
Stock compensation expense	—	402
Depreciation and amortization expense	834	2,543
Amortization of intangible assets	—	749

Total operating expenses	4,015	27,388

Operating loss	(3,645)	(24,309)

Interest expense	3,868	11,636

Net loss before income taxes	(7,513)	(35,945)
Income tax benefit	—	(9,860)

Net loss	$(7,513)	$(26,085)

Unaudited pro forma basic loss per common unit (See Note 2)		$(0.45)
Unaudited pro forma diluted loss per common unit (See Note 2)		$(0.45)

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners Predecessor

Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
	2013	2014
	(in thousands)
Cash flows from operating activities:
Net loss	$(7,513)	$(26,085)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	834	2,543
Amortization of intangible assets	—	749
Incentive unit expense	—	11,663
Stock compensation expense	—	402
Deferred income tax benefit	—	(9,860)
Increase in:
Accounts receivable	(113)	(1,535)
Prepaid expenses and other	—	(204)
Increase (decrease) in:
Accounts payable	—	345
Accrued liabilities	387	1,585

Net cash used in operating activities	(6,405)	(20,397)

Cash flows from investing activities:
Capital expenditures	(31,754)	(62,945)
Acquisition of Marcellus joint venture	—	(60,486)
Momentum acquisition	—	(111,448)

Net cash used in investing activities	(31,754)	(234,879)

Cash flows from financing activities:
Costs related to initial public offering	—	(862)
Contribution from parent	38,159	257,188

Net cash provided by financing activities	38,159	256,326

Net increase in cash	—	1,050
Cash at the beginning of the year	—	148

Cash at the end of the period	$—	$1,198

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners Predecessor

Statements of Parent Net Equity (unaudited)

(in thousands)
Balance at January 1, 2013	$24,056
Contribution from parent	38,159
Net loss	(7,513)

Balance at September 30, 2013	$54,702

Balance at January 1, 2014	$65,778
Contribution from parent	257,188
Tax impact of parent initial public offering	(13,120)
Incentive unit compensation expense	11,663
Stock compensation expense	402
Net loss	(26,085)

Balance at September 30, 2014	$295,826

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners Predecessor

Notes to Financial Statements

1.	Description of the Business

As of September 30, 2014, the natural gas gathering, compression and water distribution assets of Rice Poseidon Midstream, LLC (“RPM” or the “Company”), together with the natural gas gathering and water distribution assets (the “Alpha Assets”) of Alpha Shale Resources, LP (“Alpha Shale”), constitute the predecessor to Rice Midstream Partners LP for accounting purposes (the “Predecessor”). The accompanying financial statements and related notes include the assets, liabilities and results of operations of our Predecessor presented on a carve-out basis, prior to their contribution to Rice Midstream Partners, LP, an indirect wholly-owned subsidiary of Rice Energy (the “Partnership” or “Rice Midstream Partners”), in connection with the Partnership’s proposed initial public offering. The Partnership was formed in August 2014 as a Delaware limited partnership. As used in these financial statements, the terms “we,” “our,” “us,” or like terms refer to our Predecessor. References in these financial statements to “Rice Energy” refer collectively to Rice Energy, Inc. and its consolidated subsidiaries, other than our Predecessor.

On January 29, 2014, Rice Energy completed its initial public offering (“IPO”) of 50,000,000 shares of its common stock. A corporate reorganization occurred concurrently with the completion of the IPO on January 29, 2014. As a part of this corporate reorganization, Rice Energy acquired all of the outstanding membership interests in Rice Energy Appalachia LLC, the parent company of Rice Drilling B LLC (“RDB”), in exchange for shares of Rice Energy common stock. Rice Energy’s business continues to be conducted through RDB as a wholly owned subsidiary.

The net proceeds of the IPO, based on the public offering price of $21.00 per share, were approximately $993.5 million, which resulted in net proceeds to Rice Energy of $593.6 million after deducting expenses and underwriting discounts and commissions of approximately $36.4 million and the net proceeds to the selling stockholder of approximately $399.0 million after deducting expenses and underwriting discounts of approximately $21.0 million. Rice Energy did not receive any proceeds from the sale of the shares by the selling stockholder. A portion of the net proceeds from the IPO were used to repay all outstanding borrowings under the revolving credit facility of Alpha Shale, to make a $100.0 million payment to Foundation PA Coal Company, LLC (“Alpha Holdings”) in partial consideration for Rice Energy’s acquisition of the remaining 50% interest in Alpha Shale and to repay all outstanding borrowings under the Credit Facility (defined below).

RPM was formed in July 2013 to hold all of RDB’s wholly owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. At the time of the formation of RPM, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania not included in RPM and in which RDB owned any interest were the Alpha Assets, which are treated as having been acquired by our Predecessor upon RDB’s acquisition of the remaining 50% interest in Alpha Shale from a third party in January 2014. Prior to the formation of RPM, the assets of RPM were held in various subsidiaries of RDB.

As it relates to our Predecessor, when discussing periods:

•	prior to the formation of RPM in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of RDB;

•	subsequent to the formation of RPM in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of RPM;

•

subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of RPM taken together with the Alpha Assets; and

Rice Midstream Partners Predecessor

Notes to Financial Statements

•

subsequent to April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of RPM, the Alpha Assets and the Momentum Assets (discussed below) from their respective dates of acquisition.

Subsequent to January 29, 2014, our Predecessor includes the Alpha Assets. Prior to January 29, 2014, Rice Energy and a third party each owned a 50% interest in Alpha Shale, a joint venture formed to own and develop natural gas acreage in the Marcellus shale, including the Alpha Assets. On January 29, 2014, in connection with the completion of its initial public offering, Rice Energy acquired the remaining 50% third-party interest in Alpha Shale.

In addition, on April 17, 2014, RPM acquired the natural gas gathering assets (the “Momentum Assets”) in eastern Washington and Greene Counties, Pennsylvania, from M3 Appalachia Gathering LLC.

Our Predecessor includes certain fresh water distribution assets and operations in Pennsylvania that will be retained by Rice Energy upon completion of this offering. Such retained fresh water distribution assets historically have not derived any revenue for our Predecessor.

The financial statements of our Predecessor have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) on the basis of Rice Energy’s historical ownership of our Predecessor assets. These financial statements have been prepared from the separate records maintained by Rice Energy and may not necessarily be indicative of the actual results of operations that might have occurred if our Predecessor had been operated separately during the periods reported. Because a direct ownership relationship did not exist among the businesses comprising our Predecessor, the net investment in our Predecessor is shown as parent net equity, in lieu of owner’s equity, in the financial statements.

The Company does not have any employees. Operational support for the Company is provided by Rice Energy. Rice Energy’s employees manage and conduct the Company’s daily business operations.

The Company’s cost of doing business incurred by Rice Energy on behalf of the Company have been reflected in the accompanying financial statements. These costs include general and administrative expenses allocated by Rice Energy to the Company in exchange for:

•	business services, such as payroll, accounts payable and facilities management;

•	corporate services, such as finance and accounting, legal, human resources and public and regulatory policy; and

•	employee compensation.

2.	Recently Issued Accounting Standards

In May 2014, the FASB issued ASU, No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU No. 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. Additionally, ASU 2014-09 will reduce the number of requirements to which an entity must consider in recognizing revenue as this update will replace multiple locations for guidance. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 is effective for fiscal and interim periods

Rice Midstream Partners Predecessor

Notes to Financial Statements

beginning after December 15, 2016 and should be applied retrospectively. Early adoption of this standard is not permitted. The Company is currently evaluating the impact of the provisions of ASU 2014-09.

Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered as distributions in contemplation of that offering. Upon completion of this offering, the Partnership intends to distribute approximately $437.9 million in cash to Rice Energy. Unaudited basic and diluted pro forma earnings per common unit for the Predecessor for the nine months ended September 30, 2014 assumed 28,753,623 subordinated units and 28,673,298 common units were outstanding in the period. The common units consist of 3,753,623 common units issued to Rice Energy plus an additional 24,919,675 common units, which is the number of common units the Partnership would have been required to issue to fund the $437.9 distribution of net proceeds to Rice Energy. The number of common units that the Partnership would have been required to issue to fund the $437.9 million distribution was calculated as $437.9 million minus the Predecessor’s net loss of $(26.1) million for the nine months ended September 30, 2014 divided by an issue price per unit of $18.62, which is the assumed initial public offering price of $20.00 per common unit less the estimated underwriting discounts, structuring fee and offering expenses. There were no potential common units outstanding to be considered in the pro forma diluted earnings per unit calculation.

3.	Property and Equipment

Property and other equipment is recorded at cost and is being depreciated over estimated useful lives of fifteen to sixty years on a straight-line basis. Depreciation expense was $0.8 million and $2.5 million for the periods ended September 30, 2013 and 2014, respectively. The following table provides detail of property and equipment presented in the balance sheets at December 31, 2013 and September 30, 2014.

	December 31, 2013	September 30, 2014
	(in thousands)
Natural gas gathering assets	$44,085	$153,785
Gas assets in progress	18,495	72,959

Accumulated depreciation	(1,017)	(2,208)

Net gas property and equipment	$61,563	$224,536

Producing water assets	$10,548	$15,797
Water assets in progress	1,605	11,018

Accumulated depreciation	(1,190)	(2,543)

Net water property and equipment	$10,963	$24,272

Net property and equipment	$72,526	$248,808

At December 31, 2013 and September 30, 2014, capitalized interest on midstream assets was $1.9 million and $2.3 million, respectively.

4.	Acquisitions

On January 29, 2014, in connection with the completion of its initial public offering, Rice Energy acquired the remaining 50% interest owned by a third party in Alpha Shale. Alpha Shale owned approximately 6.9 miles of gathering pipeline that now comprises a portion of our Predecessor. Rice Energy provided a total consideration of cash and its common stock valued at $322 million for the 50% interest. A valuation was performed based upon estimated replacement cost at the date of acquisition resulting in an allocation of $60.5 million to the midstream assets of Alpha Shale. The $60.5 million was comprised of $25.7 million of property and equipment, $38.3 million of goodwill and a deferred tax liability of $3.5 million.

Rice Midstream Partners Predecessor

Notes to Financial Statements

The following table provides the operating results of the 100% owned joint venture, subsequent to the completion of the purchase of the remaining 50% interest in Alpha Shale for the nine months ended September 30, 2014, not including operating expenses allocated from Rice Energy.

September 30, 2014
(in thousands)
Revenue	$—
Net loss	$947

On February 12, 2014, the Company entered into a purchase and sale agreement with M3 Appalachia Gathering LLC, a Delaware limited liability company, to acquire (the “Momentum Acquisition”) certain gas gathering assets in eastern Washington and Greene Counties, Pennsylvania. On April 17, 2014, the Company completed the Momentum Acquisition for aggregate consideration of approximately $111.4 million (the “Purchase Price”). The Purchase Price was funded by Rice Energy with cash on hand and is included in parent net equity in these financial statements. The Purchase Price was allocated to intangible assets in the amount of $48.9 million related to customer contracts and the remaining balance was recorded as property and equipment.

The customer contracts are amortized over 30 years using a straight line method and amortization expense recorded in the statements of operations for the nine months ended September 30, 2014 was $0.7 million. The estimated annual amortization expense over the next five years is as follows: remainder of 2014—$0.3 million, 2015—$1.6 million, 2016—$1.6 million, 2017—$1.6 million, 2018—$1.6 million.

The properties acquired in the Momentum Acquisition consist of a 28-mile, 6-inch-16-inch gathering system in eastern Washington County, Pennsylvania, and permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30-inch gathering system connecting the northern system to the Texas Eastern pipeline. The northern system is supported by long-term contracts with acreage dedications covering approximately 20,000 acres from third parties.

The following table provides the operating results of the assets acquired in the Momentum Acquisition for the nine months ended September 30, 2014, not including operating expenses allocated from Rice Energy.

September 30, 2014
(in thousands)
Revenue	$2,842
Net income	$648

Pro Forma Information

The following unaudited pro forma combined financial information presents our results as though the midstream assets of Alpha Shale had been acquired at January 1, 2013 and January 1, 2014, respectively.

	Nine Months Ended September 30,
	2013	2014
	(in thousands)
Pro forma net revenues	$370	$3,079
Pro forma net loss	$(9,224)	$(26,171)

Rice Midstream Partners Predecessor

Notes to Financial Statements

The following unaudited pro forma combined financial information presents our results as though the Momentum Acquisition had been completed at January 1, 2013 and January 1, 2014, respectively.

	Nine Months Ended September 30,
	2013	2014
	(in thousands)
Pro forma net revenues	$796	$5,001
Pro forma net loss	$(7,973)	$(25,760)

5.	Related Party Transactions

In the ordinary course of business, we have transactions with affiliated companies. Although the push-down impact of the transactions are recorded in our income statement, no cash settlement occurs, rather, all transactions are in parent net equity unless otherwise indicated.

The accompanying balance sheets include amounts due from related parties as of December 31, 2013 and September 30, 2014, of $0.1 million, presented as prepaid expenses and other in the accompanying balance sheets, and due to related parties as of December 31, 2013 and September 30, 2014 of $0.3 million and $0.2 million, respectively, presented as other accrued liabilities in the accompanying balance sheets. These amounts represent transactions with subsidiaries of Rice Energy that are cash settled.

The personnel who operate our assets are employees of RDB. RDB directly charges us for the payroll and benefit costs associated with employees.

For the nine months ended September 30, 2013 and 2014 general and administrative expenses allocated to us were approximately $2.0 million and $6.1 million, respectively. We are allocated a portion of the selling, general and administrative expense incurred by Rice Energy. The allocation is based on the nature of the expenses and is calculated based on our estimate of the expense attributable to our operations.

We recognize interest expense based on an allocation of Rice Energy’s capital contributions for the period using the weighted average effective interest rate for Rice Energy’s long term indebtedness. For the nine months ended September 30, 2013 and 2014 interest expense allocated to us (net of amounts capitalized) were approximately $3.9 million and $11.6 million, respectively.

During the nine months ended September 30, 2014, Rice Energy granted stock compensation awards to certain non-employee directors and employees. The awards consisted of restricted stock, which vest upon the passage of time, and performance units, which vest based upon attainment of specified market conditions. Stock compensation expense allocated to the Company based on our estimate of the expense attributable to our operations was $0.4 million for the nine months ended September 30, 2014.

Prior to Rice Energy’s IPO on January 29, 2014, the only long-term incentives offered to certain executives were through grants of Incentive Units, which were profits interests representing an interest in the future profits (once a certain level of proceeds has been generated) of Rice Energy’s predecessor parent entity Rice Energy Appalachia, LLC (“REA”) and granted pursuant to the Limited Liability Company Agreement of REA. The compensation expense recognized in these financial statements is a non-cash charge, with the settlement obligation resting on NGP Rice Holdings, LLC (“NGP Holdings”) and Rice Energy Holdings LLC (“Rice Holdings”). Payments on the incentive units will be made by Rice Holdings and NGP Holdings and not Rice Energy or RPM, and as such are not dilutive to Rice Energy or RPM. Incentive unit expense allocated to the

Rice Midstream Partners Predecessor

Notes to Financial Statements

Company based on our estimate of the expense attributable to our operations was $11.7 million for the nine months ended September 30, 2014. No expense was recognized prior to the Rice Energy IPO as the performance conditions related to the Incentive Units were deemed not probable of occurring.

6.	Commitments and Contingencies

Lease Obligations

The Company has a lease obligation for compression equipment under an existing contract with a third party. Rent expense included in direct operating expense for the nine months ended September 30, 2014 was $0.2 million. Future payments for this equipment of September 30, 2014 totaled $2.6 million (remainder of 2014—$0.1 million, 2015—$0.3 million, 2016—$0.3 million, 2017—$0.3 million, 2018—$0.3 million, 2019—$0.3 million and thereafter—$1.0 million).

Environmental Obligations

The Company is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on our results of operations, cash flows or financial position.

Parent Credit Facility

As of September 30, 2014, Rice Energy had a senior secured revolving credit facility (“Credit Facility”) that has a maximum borrowing capacity of $385.0 million. Borrowings under the Credit Facility are subject to borrowing base limitations based on the collateral value of Rice Energy’s proved oil and gas reserves and are subject to regular semiannual redeterminations. At September 30, 2014, there were no borrowings outstanding. The Credit Facility is secured by liens on at least 80% of the proved oil and gas reserves of Rice Energy, a significant amount of unproved acreage and substantially all of Rice Energy’s personal property as well as and guarantees from Rice Energy’s operating subsidiaries. The assets of the Company are included in the liens on Rice Energy’s properties and the Company is a guarantor under the Credit Facility.

Senior Notes Offering

On April 25, 2014, Rice Energy issued $900.0 million (the “Senior Notes Offering”) in aggregate principal amount of 6.25% senior notes due 2022 (the “Notes”) in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act. RDB and RPM were among the guarantors of the Notes. Rice Energy used the net proceeds to repay and retire the Second Lien Term Loan Facility, with the remainder used to fund a portion of its 2014 capital expenditure program.

7.	Income Taxes

We did not report any income tax benefit or expense for periods prior to the consummation of the Rice Energy IPO as prior to the Rice Energy IPO our parent company was a limited liability company and therefore was not subject to income tax. The IPO and corporate reorganization resulted in our parent company becoming a C corporation and being subject to income tax. As such, our income is currently reported and included as part of Rice Energy’s consolidated tax return. For the period subsequent to the IPO we have included a tax provision in the accompanying statement of operations which is calculated on a separate-return basis. At the date of the IPO the corporate reorganization also resulted in us recording a deferred tax liability of approximately $13.1 million which was recorded in parent net equity. Following the initial public offering of the Partnership, our operations will be treated as a partnership for federal income tax purposes, with each partner being separately taxed on its share of the taxable income.

Rice Midstream Partners Predecessor

Notes to Financial Statements

Based on management’s analysis, the Company did not have any uncertain tax positions as of September 30, 2014.

8. Asset Retirement Obligations

We operate and maintain our gathering systems and we intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, no asset retirement obligation has been recorded for our gathering systems as we believe that these assets have indeterminate useful lives. Asset retirement obligations related to water assets presented in the balance sheets at December 31, 2013 and September 30, 2014 is detailed below.

	December 31, 2013	September 30, 2014
	(in thousands)
Beginning asset retirement obligations	$297	$398
Liabilities incurred	63	470
Accretion expense	38	53

Ending asset retirement obligations	$398	$921

9.	Subsequent Events

We have evaluated subsequent events that occurred after September 30, 2014 through November 24, 2014. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these financial statements or notes to financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Rice Midstream Partners LP

We have audited the accompanying balance sheet of Rice Midstream Partners LP (the Partnership) as of October 1, 2014. This balance sheet is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Oversight Accounting Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Rice Midstream Partners LP at October 1, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

October 1, 2014

Rice Midstream Partners LP

Balance Sheet

October 1, 2014
Assets
$—

Total assets	—

Liabilities and Partners’ Capital
Limited partners’ capital	$1,000
Less: Note receivable from limited partner	(1,000)

Total partners’ capital	$—

The accompanying notes are an integral part of these financial statements.

Rice Midstream Partners LP

Notes to Financial Statements

1.	Description of the Business

Organization

Rice Midstream Partners LP (the “Partnership” or “Rice Midstream Partners”), is a Delaware limited partnership formed on August 5, 2014 to acquire certain assets of Rice Energy Inc. (“Rice Energy”).

Rice Midstream Holdings LLC contributed $1,000 in the form of a note receivable to the Partnership on August 5, 2014. There have been no other transactions involving the Partnership as of October 1, 2014.

In connection with the completion of this offering, the Partnership intends to offer common units representing limited partner interests pursuant to a public offering and to concurrently issue all of its incentive distribution rights, common units and subordinated units, representing additional limited partner interests in the Partnership to Rice Midstream Holdings LLC, a wholly owned subsidiary of Rice Energy, and a non-economic general partner interest to Rice Midstream Management LLC, a wholly-owned subsidiary of Rice Energy.

2. Subsequent Events

We have evaluated subsequent events that occurred through October 1, 2014, the date the balance sheet was issued. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these financial statements or notes to financial statements.

Report of Independent Auditors

The Board of Directors of Rice Energy Inc.

We have audited the accompanying financial statements of Alpha Shale Resources Midstream Assets, which comprise the balance sheets as of December 31, 2012 and 2013, and the related statements of operations, cash flows and partners’ capital for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpha Shale Resources Midstream Assets at December 31, 2012 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 24, 2014

Alpha Shale Resources Midstream Assets

Balance Sheets

	December 31,
	2012	2013
	(in thousands)
Assets
Current assets:
Accounts receivable	$5	$100

Total current assets	5	100
Property and equipment, net	16,707	25,120

Total assets	$16,712	$25,220

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$1,626	$2,039
Accrued capital expenditures	298	509
Other accrued liabilities	—	6

Total current liabilities	1,924	2,554
Asset retirement obligations	147	164

Total liabilities	2,071	2,718
Partners’ capital	14,641	22,502

Total liabilities and partners’ capital	$16,712	$25,220

The accompanying notes are an integral part of these financial statements.

Alpha Shale Resources Midstream Assets

Statements of Operations

	Year Ended December 31,
	2012	2013
	(in thousands)
Operating revenues:
Third-party	$—	$—

Total operating revenues	—	—

Operating expenses:
Direct operating expense	373	1,015
General and administrative expenses	436	831
Depreciation and amortization expense	301	635

Total operating expenses	1,110	2,481
Interest expense	—	179

Net loss	$(1,110)	$(2,660)

The accompanying notes are an integral part of these financial statements.

Alpha Shale Resources Midstream Assets

Statements of Cash Flows

	Year Ended December 31,
	2012	2013
	(in thousands)
Cash flows from operating activities:
Net loss	$(1,110)	$(2,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	301	635
Increase in:
Accounts receivable	(5)	(95)
Increase in:
Accrued liabilities	16	112

Net cash used in operating activities	(798)	(2,008)

Cash flows from investing activities:
Capital expenditures	(8,569)	(8,513)

Net cash used in investing activities	(8,569)	(8,513)

Cash flows from financing activities:
Contribution from parent	9,367	10,521

Net cash provided by financing activities	9,367	10,521

Net increase in cash	—	—
Cash at the beginning of the year	—	—

Cash at the end of the year	$—	$—

The accompanying notes are an integral part of these financial statements.

Alpha Shale Resources Midstream Assets

Statements of Partners’ Capital

(in thousands)
Balance at January 1, 2012	$6,384
Contribution from parent	9,367
Net loss	(1,110)

Balance at December 31, 2012	$14,641
Contribution from parent	10,521
Net loss	(2,660)

Balance at December 31, 2013	$22,502

The accompanying notes are an integral part of these financial statements.

Alpha Shale Resources Midstream Assets

Notes to Financial Statements

1.	Description of the Business

Organization

Alpha Shale Resources, LP (“Alpha Shale Resources” or the “Partnership”) was organized through funding from its limited partners, Rice Drilling C, LLC (“Rice C”); a wholly-owned subsidiary of Rice Drilling B, LLC which in turn is a wholly-owned subsidiary of Rice Energy, Inc. (“Rice Energy”); Foundation PA Coal Company, LLC, which is a wholly-owned indirect subsidiary of Alpha Natural Resources, Inc.; and its managing general partner, Alpha Shale Holdings, LLC. On January 29, 2014, pursuant to the Transaction Agreement between Rice Energy, Rice C and Alpha Holdings dated as of December 6, 2013, Rice Energy completed its acquisition of Alpha Holdings’ 50% interest in Alpha Shale Resources.

The accompanying financial statements and related notes include the assets, liabilities and results of operations of the midstream assets of Alpha Shale Resources, presented on a carve-out basis, in connection with the proposed initial public offering of Rice Midstream Partners LP. As used in these financial statements, the terms “we,” “our,” “us,” or like terms refer to the midstream assets of Alpha Shale Resources. References in these financial statements to “Rice Energy” refer collectively to Rice Energy, Inc. and its consolidated subsidiaries, other than Alpha Shale Resources.

Nature of Business

We provide midstream services to natural gas producers in the Appalachian Basin across one county in Pennsylvania through our gas gathering and water sourcing and distribution assets.

Our gathering system consists of 7 miles of gathering pipelines and compressor stations that transports natural gas from Alpha Shale Resources’ wells in the Marcellus Shale. Our water sourcing and distribution assets consist of 10 miles of permanent buried pipelines and portable surface pipelines, and also includes fresh water storage facilities and pumping stations.

Summary of Significant Accounting Policies

Use of Estimates

We prepare our financial statements in conformity with the United States generally accepted accounting principles (“GAAP”), which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and other equipment is recorded at cost and is being depreciated over estimated useful lives of fifteen to sixty years on a straight-line basis. Depreciation expense was $0.3 million and $0.6 million for the years ended December 31, 2012 and 2013, respectively. The following table provides detail of property and equipment presented in the balance sheet for the years ended December 31, 2012 and 2013.

	December 31, 2012	December 31, 2013
	(in thousands)
Property and equipment	$17,198	$26,246
Accumulated depreciation	(491)	(1,126)

Net property and equipment	$16,707	$25,120

Alpha Shale Resources Midstream Assets

Notes to Financial Statements

Impairment of Long-Lived Assets

We evaluate the ability to recover the carrying amount of long-lived assets and determine whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure. No impairments for such assets have recorded for the periods presented herein.

Asset Retirement Obligations

We operate and maintain our gathering systems and we intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, no asset retirement obligation has been recorded for our gathering systems as we believe that these assets have indeterminate useful lives. Asset retirement obligations related to our water assets presented in the balance sheet at December 31, 2012 and 2013 were $0.1 million and $0.2 million, respectively.

New Accounting Pronouncements

In May 2014, the FASB issued ASU, No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU No. 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. Additionally, ASU 2014-09 will reduce the number of requirements to which an entity must consider in recognizing revenue as this update will replace multiple locations for guidance. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 is effective for fiscal and interim periods beginning after December 15, 2016 and should be applied retrospectively. Early adoption of this standard is not permitted. We are currently evaluating the impact of the provisions of ASU 2014-09.

2.	Related Party Transactions

In the ordinary course of business, we have transactions with affiliated companies. Although the push-down impact of the transactions are recorded in our income statement, no cash settlement occurs, rather, all transactions are in parent net equity unless otherwise indicated.

Alpha Shale Resources Midstream Assets

Notes to Financial Statements

The personnel who operate our assets are employees of Rice Energy. Rice Energy directly charges us for the payroll and benefit costs associated with employees and carries the obligations for other employee- related benefits in its financial statements according to the provisions of our master service agreement.

For the years ended December 31, 2012 and 2013 general and administrative expenses charged to us were approximately $0.4 million and $0.8 million, respectively. Alpha Shale Resources is allocated a portion of the general and administrative expense incurred by Rice Energy according to the terms of a master service agreement. Alpha Shale Resources then allocated a portion of its total general and administrative expenses to the midstream asset statements of operations at December 31, 2012 and 2013 based on our estimate of the expense attributable to our operations.

All of the allocations and estimates in these financial statements are based on assumptions that management believes are reasonable under the circumstances. However, such allocations may not be reflective of the actual costs the Company would have incurred if it had operated on a stand-alone basis.

3.	Subsequent Events

We have evaluated subsequent events that occurred after December 31, 2013 through November 24, 2014. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these financial statements or notes to financial statements.

Independent Auditor’s Report

To the Member of M3 Appalachia Gathering, LLC:

We have audited the accompanying financial statements of North System (the “Company”), which comprise the balance sheets as of December 31, 2013 and December 31, 2012, and the related statements of operations, of member’s equity, and of cash flows for the years ended December 31, 2013 and December 31, 2012.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North System at December 31, 2013 and December 31, 2012, and the results of its operations and its cash flows for the years ended December 31, 2013 and December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 1, 2014

North System

Balance Sheets

December 31, 2012 and December 31, 2013

	2012	2013
	(in thousands)
Assets
Current assets
Accounts receivable	—	766
Accounts receivable-other	56	—
Accounts receivable-related parties	5	—
Prepayments and other current assets	36	69

Total current assets	97	835
Property, plant and equipment, net	26,392	67,708

Total assets	$26,489	$68,543

Liabilities and Member’s Equity
Current liabilities
Accounts payable	664	4,892
Other accrued liabilities	3	10

Total current liabilities	667	4,902
Commitments and contingencies (Note 9)
Parent investment, net	27,827	66,158
Accumulated deficit	(2,005)	(2,517)

Total liabilities and member’s equity	$26,489	$68,543

The accompanying notes are an integral part of these financial statements.

North System

Statements of Operations

Years Ended December 31, 2012 and December 31, 2013

	2012	2013
	(in thousands)
Revenues
Gathering revenue	$—	$1,352

Total revenues	—	1,352

Operating expenses
Operations and maintenance expense	—	614
General and administrative expenses (including stock-based compensation allocated from Parent of $155 and $65 in 2013 and 2012, respectively)	850	497
Depreciation	—	753

Total operating expenses	850	1,864

Net loss	$(850)	$(512)

The accompanying notes are an integral part of these financial statements.

North System

Statements of Member’s Equity

Years Ended December 31, 2012 and December 31, 2013

(in thousands)
Balance at January 1, 2012	15,777
Parent investment, net	10,740
Stock-based compensation	155
Net loss	(850)

Balance at December 31, 2012	25,822
Parent investment, net	38,266
Stock-based compensation	65
Net loss	(512)

Balance at December 31, 2013	$63,641

The accompanying notes are an integral part of these financial statements.

North System

Statements of Cash Flows

Years Ended December 31, 2012 and December 31, 2013

	2012	2013
	(in thousands)
Cash flows from operating activities
Net loss	$(850)	$(512)
Changes to reconcile net loss to net cash used in operating activities
Depreciation	—	753
Noncash stock-based compensation	155	65
Changes in assets and liabilities
Accounts receivable	(61)	(705)
Prepayments and other	534	(33)
Accounts payable and other accruals	(5)	40

Net cash used in operating activities	(227)	(392)

Cash flows from investing activities
Additions to property, plant and equipment	(10,513)	(37,874)

Net cash used in investing activities	(10,513)	(37,874)

Cash flows from financing activities
Parent investment, net	10,740	38,266

Net cash provided by financing activities	10,740	38,266

Net cash increase (decrease) for period	—	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$—	$—

Supplemental disclosure of noncash investing activities
Capital expenditures included in accounts payable	$634	$4,829

The accompanying notes are an integral part of these financial statements.

North System

Notes to Carve-out Financial Statements

1.	Background and Basis of Presentation

Background

On April 17, 2014 M3 Appalachia Gathering, LLC (“M3 Appalachia”) sold a 28 mile gathering system in Washington County, Pennsylvania, 18 miles of rights-of-way and associated permits in Washington and Greene Counties, Pennsylvania (the “Sale”), to Rice Poseidon Midstream LLC (“Rice”) for $110 million in cash plus purchase price adjustments related to certain closing conditions.

Basis of Presentation

The North System (the “Company”) carve-out financial statements (“Carve-out”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The North System Carve-out Financial Statements have been derived from the accounting records of M3 Appalachia and the results do not necessarily reflect what the results of operations, financial position, or cash flows would have been had North System been operated as a separate entity during the periods presented. M3 Appalachia is a single member Delaware limited liability company and M3 Midstream LLC (“M3 Midstream”), its Parent company, is the sole member.

The gathering system and rights-of-way included in the Sale were constructed by M3 Appalachia. The property, plant and equipment (“PP&E”) in the Carve-out Financial Statements represent the direct costs incurred related to the construction of the assets acquired in the Sale, and have been specifically identified based on M3 Appalachia’s existing project accounting structure. Accounts receivable due from customers at December 31, 2013 and a vendor receivable due at December 31, 2012 were specifically identified for North System. Accounts payable and other accrued liabilities directly related to North System have been specifically identified based on M3 Appalachia’s project accounting structure.

The Carve-out operating revenues of the Company have been specifically identified based on the customer contracts transferred as part of the Sale. Depreciation expenses of the Company have been specifically identified based on M3 Appalachia’s existing project accounting structure. The expenses directly related to the equipment lease and property tax transferred to Rice with the Sale, were specifically identified and those costs are included in the Carve-out. The remainder of the operating expenses and all of the general and administrative expenses presented in the Carve-out represent allocations and estimates of the costs incurred by M3 Appalachia. These allocations and estimates are based on the Company’s monthly capital expenditure balances as a percentage of M3 Appalachia’s monthly capital expenditure balances. Management believes that these allocations and estimates are based on methodologies that are reasonable.

We evaluated subsequent events through October 1, 2014, the date on which these financial statements were issued (Note 10).

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses during the reporting periods, and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.

North System

Notes to Carve-out Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid investments with original contractual maturities of three months or less to be cash equivalents. For the purposes of preparing the Carve-out, it is assumed that the Company’s operations are funded by M3 Midstream via cash management services provided through a centralized treasury system. All of the Company’s excess cash is remitted to M3 Midstream with a corresponding decrease to Parent Investment, net. Additionally, in the ordinary course of business, disbursements are made by M3 Midstream on behalf of the Company and the Company’s controlled disbursement accounts are funded as amounts are presented for payment. The associated asset or liability is recorded in the Company’s balance sheet with a corresponding increase or decrease to Parent Investment, net (Note 6). Consequently, the accompanying balance sheets do not include any cash balances.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to customers and other parties in the normal course of business. Estimated losses on accounts receivable are provided through an allowance for doubtful accounts. In evaluating the level of reserves, judgments are made regarding each party’s ability to make required payments, economic events and other factors. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company has established various procedures to manage its credit exposure, including initial credit approvals, credit limits and rights of offset. For the periods ended December 31, 2012 and 2013, the Company has determined that there are no estimated losses on accounts receivable and therefore has not established an allowance for doubtful accounts.

Property, Plant, and Equipment

The Company’s property, plant, and equipment consists of costs incurred related to the construction of gas gathering systems and other related facilities which are carried at cost less accumulated depreciation. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred.

During construction, all direct costs, such as labor, materials, freight, installation and other costs are capitalized within construction in progress (“CIP”). Upon completion of the project or at the completion of a major phase, the project construction costs are placed in service and depreciated accordingly.

Depreciation is calculated on the straight-line method based on the estimated useful lives of the Company’s assets (Note 4).

Asset Retirement Obligations

The Company records liabilities for obligations related to the retirement and removal of long-lived assets used in our business. We record as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred and can be reasonably estimated, which is typically at the time the assets are placed in service. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the assets are taken out of service.

The Company is required to operate and maintain its natural gas gathering system, and intends to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the asset retirement obligation for the substantial majority of our

North System

Notes to Carve-out Financial Statements

assets because these assets have indeterminate lives. Accordingly, we had no asset retirement obligations recorded as of December 31, 2012 and 2013. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

Partial Recourse Notes

The agreements to sell units to certain members of M3 Midstream management subject to partial recourse notes are accounted for as the issuance of options (Note 7).

Revenue Recognition

The Company recognizes revenues for sales and services under the four revenue recognition criteria, as follows:

Persuasive evidence of an arrangement exists

Customary practice for the Company is to enter into a written contract, executed by both the Company and the customer.

Delivery and performance

The Company considers delivery to occur at the time custody is transferred, or in the case of the Company’s fee-based arrangements, performance occurs when the services are rendered. To the extent the Company retains product as inventory, delivery occurs when the commodity is subsequently sold and custody is transferred to the third party purchaser.

The fee is fixed or determinable

For fee-based arrangements, the Company negotiates the fee for services at the outset. For other types of arrangements, the amount of revenue, based on contractual terms, is determinable when the sale of the applicable product has been completed upon delivery and transfer of custody.

Collectability

The Company recognizes revenue when collectability is reasonably assured.

Income Taxes

As a limited liability company, M3 Appalachia does not pay corporate income taxes. Instead, the income or loss of M3 Appalachia for tax purposes is allocated to each of the members of M3 Midstream for inclusion in their respective tax returns. Consequently, no provision for income taxes has been reflected in the North System Carve-Out Financial Statements.

Expenses Allocated from M3 Appalachia’s Parent

M3 Midstream, M3 Appalachia’s parent, provides various services to M3 Appalachia, including engineering, business development, accounting, human resources and executive oversight. The majority of the costs for performing these services were allocated to M3 Appalachia based on management’s estimate of the time M3 Midstream employees spent on behalf M3 Appalachia. Both M3 Midstream and M3 Appalachia consider

North System

Notes to Carve-out Financial Statements

these costs to be reasonable reflections of the cost of services provided. Included in the North System Carve-out is an allocation of these charges recorded as general and administrative expense. For the years ended December 31, 2012 and 2013 the allocations were $565,214 and $329,682, respectively. Additionally, included in general and administrative expense is an allocation of Stock Based Compensation expense for the years ended December 31, 2012 and 2013 as the result of partial recourse notes receivable due from certain M3 Midstream management members (“Management Members”) (Note 7).

All of the allocations and estimates in these financial statements are based on assumptions that management believes are reasonable under the circumstances. However, such allocations may not be reflective of the actual costs the Company would have incurred if it had operated on a stand-alone basis.

Statement of Cash Flows

All costs allocated from M3 Midstream to the Company, via a member contribution, are deemed to have been paid by the Company during the period in which such costs are recorded, with the exception of stock-based compensation expense, which is considered a non cash item. Disbursements made on behalf of the Company or proceeds received on behalf of the Company as part of the centralized treasury system with M3 Midstream, are reflected in the accompanying statements of cash flows as operating, investing or financing activities. Increases or decreases in Parent Investment, net are classified as financing activities in the accompanying statements of cash flows.

Segment Reporting

The Company operates in one industry segment: the oil and natural gas gathering and processing industry in the United States. All of its operations are conducted in one geographic area of the United States. All revenues are derived from customers located in the United States.

3.	Recent Accounting Pronouncements

On February 7, 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-03, Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities. This ASU clarifies that the requirement in ASU No. 2011-04 to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. This ASU was effective immediately and did not have a material impact on the Company’s financial statements.

On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU is designed to create greater comparability for financial statement users across industries and jurisdictions. The provisions of ASU No. 2014-09 include a five-step process by which entities will recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the payment to which an entity expects to be entitled in exchange for those goods or services. The standard also will require enhanced disclosures, provide more comprehensive guidance for transactions such as service revenue and contract modifications, and enhance guidance for multiple-element arrangements. ASU No. 2014-09 will be effective for U.S. public companies for annual reporting periods beginning after December 15, 2016, including interim reporting periods (January 1, 2017 for us). Early adoption is not permitted. We are currently reviewing the effect of ASU No. 2014-09 on our revenue recognition.

On June 10, 2014, the FASB issued ASU 2014-10 Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This

North System

Notes to Carve-out Financial Statements

ASU is designed to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. As a result, the amendments in this ASU remove all incremental financial reporting requirements from U.S. GAAP for development stage entities. Additionally, the amendments in this ASU also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. Specifically, the amendments in this ASU remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. Early adoption is permitted. We are currently reviewing the effect of ASU No. 2014-10 on our financial reporting.

On August 27, 2014, the FASB issued ASU No. 2014-15 Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU is designed to require an entity’s management to, in connection with preparing financial statements for each annual and interim reporting period, evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events will alleviate the substantial doubt. The mitigating effect of management’s plans should be considered only to the extent that (1) it is probable that the plans will be effectively implemented and, if so, (2) it is probable that the plans will mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. Early adoption is permitted. We are currently reviewing the effect of ASU No. 2014-15 on our going concern evaluation.

4.	Property, Plant, and Equipment

Property, plant and equipment at December 31, 2012 and 2013 consisted of the following:

	Depreciable Life (years)	2012	2013
	(in thousands)
Property, plant and equipment—at cost
Pipelines and equipment	22	$—	$57,451
Construction in progress	—	26,392	10,363
Land	—	—	647

Total property, plant and equipment		26,392	68,461
Less: Accumulated depreciation		—	(753)

Property, plant and equipment, net		$26,392	$67,708

Depreciation expense for the years ended December 31, 2012 and 2013, was $0 and $753,023, respectively.

5.	Long-Term Debt

On December 27, 2012 M3 Midstream entered into an agreement with a syndicate of banks for a $100,000,000 revolving credit facility (the “Credit Agreement”) with an initial minimum facility availability amount of $35,000,000, of which M3 Appalachia is a guarantor. The obligations under the Credit Agreement are secured by first priority liens on all the assets of M3 Appalachia, including the assets of the North System, and M3 Midstream. The Credit Agreement matures December 27, 2016.

North System

Notes to Carve-out Financial Statements

As of December 31, 2012 and December 31, 2013, M3 Midstream was in compliance with the respective Credit Agreement covenants.

On February 10, 2014, in anticipation of the Sale, the Credit Agreement was amended and upon closing on April 17, 2014, the security interests burdening the North System were released from the Liens under the Credit Agreement.

6.	Parent Investment, Net

The Parent Investment, net represents those advances and disbursements by M3 Midstream to the Company through a centralized treasury system. Cash is advanced to the Company with a corresponding increase to Parent Investment, net. When M3 Midstream makes disbursements or receives proceeds on behalf of the Company, the associated asset or liability is recorded in the balance sheet with a corresponding increase or decrease to Parent Investment, net. Parent Investment, net also includes the effect of certain accounting procedures utilized in the preparation of these carve-out financial statements, including allocations (Note 1). As of December 31, 2012 and 2013, the Parent Investment net payable of $27,827,097 and $66,158,451, respectively, is classified as an increase to member’s equity based upon its uncertain settlement term.

7.	Partial Recourse Notes

A portion of M3 Midstream Management Members’ aggregate capital commitments are payable by Partial Recourse Promissory Notes (“Partial Recourse Notes”) in favor of M3 Midstream in exchange for M3 Midstream equity units.

The Partial Recourse Notes issued to the M3 Midstream Management Members are accounted for as the issuance of options with an exercise price of $100. The options are considered to vest based upon performance criteria, which M3 Midstream determined to be the action of the M3 Midstream Board of Managers making a capital call. Compensation expense is recorded on each vesting date based on the grant date fair value of options.

The fair value is determined using the Black-Scholes valuation model, which uses the assumptions noted below. Expected volatility is based on the historical volatilities of similar sized companies in the midstream industry. The expected term was determined by management based on experience with similarly organized companies and the expectation of either a public offering of M3 Midstream’s equity or the sale of M3 Midstream or its assets during that time period, leading to an expected exercise of all options. The risk-free rate of the option is based on the U.S. Treasury yield curve for the expected term of the Partial Recourse Notes.

Expected volatility	23.4%
Expected term (in years)	3.5
Risk-free rate	1.31%
Expected dividend yield	0.00%

North System

Notes to Carve-out Financial Statements

A summary of activity for M3 Midstream’s equity units related to the Partial Recourse Notes from December 31, 2011 to date is presented below:

Options	Units	Weighted Average Remaining Contractual Term
Outstanding at December 31, 2011	166,422	5.58
Issuance	223,480
Spinoff to M4 Midstream LLC	(94,147)

Outstanding at December 31, 2012	295,755	4.58
Issuance	27,968

Outstanding at December 31, 2013	323,723	3.58

The weighted average issuance date fair value per unit at December 31, 2012 and 2013 is $11.42. During 2012 and 2013, M3 Midstream made an allocation of the fair value to M3 Appalachia of $1,447,488 and $319,401, respectively.

Presented as a component of general and administrative expense in the Carve-out Statement of Operations for 2012 and 2013 is $154,881 and $64,519, respectively, for these options, which represents an allocation of the costs incurred by M3 Appalachia (Note 1).

8.	Customer Information

During 2013, when the Company became operational, North System had two customers with individual revenues greater than 10% of the Company’s revenues. Sales to these customers were $1,255,923.

9.	Commitments and Contingencies

Lease Commitments

M3 Appalachia is party to an operating lease agreement for a compressor which was assigned to Rice in the Sale. During 2012 and 2013, the Carve-out Financial Statements include $0 and $269,445, respectively, for equipment lease expense which is included as a component of Operations and maintenance expense in the Statements of Operations.

Future rental payments on this lease as of December 31, 2013 are as follows:

(in thousands)
2014	$323
2015	323
2016	323
2017	323
2018	323
Thereafter	1,292

$2,907

North System

Notes to Carve-out Financial Statements

Regulatory Compliance

In the ordinary course of business, the Company is subject to various laws and regulations. Liabilities are recorded when assessments are/or remedial efforts are probable and the costs can be reasonably estimated. In the opinion of management, compliance with existing laws and regulations will not materially affect the Company’s financial position, results of operations or cash flows.

Litigation

The Company may, from time to time, be involved in various legal actions and claims arising in the normal course of business. When the potential liability can be estimated and the loss is considered probable, the Company records the estimated loss. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from the Company’s estimates. There are no pending legal actions or claims against the Company.

10.	Subsequent Events

On April 17, 2014, M3 Appalachia sold the Company to Rice for $110 million in cash plus purchase price adjustments related to certain closing conditions. Subsequent to the Sale, Rice provided a commitment to the Company stating its intent and ability to provide continuing financial support in order to fund the capital and operating needs of the Company.

Appendix A

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

RICE MIDSTREAM PARTNERS LP

-A-i-

-A-ii-

-A-iii-

-A-iv-

AGREEMENT OF LIMITED PARTNERSHIP

OF RICE MIDSTREAM PARTNERS LP

THIS AGREEMENT OF LIMITED PARTNERSHIP OF RICE MIDSTREAM PARTNERS LP dated as of                     , 2014, is entered into by and between Rice Midstream Management LLC, a Delaware limited liability company, as the General Partner, and Rice Midstream Holdings LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (i) the amount of such Carrying Value Increase and (ii) the amount determined by proportionately allocating the Carrying Value Increases resulting from such Book-Down Event to the lesser of (A) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (B) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

RICE MIDSTREAM PARTNERS LP

AGREEMENT OF LIMITED PARTNERSHIP

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) the amount of any net increase during such period in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net decrease during such period in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures not relating to an Operating Expenditure made during such period; and (iii) the amount of any expenditures during such period using the proceeds of the Initial Offering as described under “Use of Proceeds” in the Registration Statement that would constitute Operating Expenditures in the absence of clause (c)(vii) of the definition thereof; and (c) plus (i) the amount of any net decrease during such period in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net increase during such period in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established during such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of “Operating Surplus”) such disbursements, cash receipts and changes in cash reserves shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.10(a).

RICE MIDSTREAM PARTNERS LP

AGREEMENT OF LIMITED PARTNERSHIP

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner.

“Agreement” means this Agreement of Limited Partnership of Rice Midstream Partners LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Bad Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such Person, board or committee reached such determination, or engaged in or failed to engage in such act or omission, with the belief that such determination, action or omission was adverse to the interest of the Partnership.

“Board of Directors” means the board of directors of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Revaluation Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Revaluation Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

RICE MIDSTREAM PARTNERS LP

AGREEMENT OF LIMITED PARTNERSHIP

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction or development of new, assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary of a Group Member, in which a Group Member has, or after such capital contribution will have, an equity interest to fund the Group Member’s pro rata share of the cost of the acquisition of existing, or the construction or development of new or the improvement of existing, assets, in each case if such addition, improvement, acquisition, construction or development is made to increase the long-term capacity or operating income of the Partnership Group from the long-term capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.8(a)(ii).

“claim” (as used in Section 7.12(c)) is defined in Section 7.12(c).

“Closing Date” means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated

RICE MIDSTREAM PARTNERS LP

AGREEMENT OF LIMITED PARTNERSHIP

transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commences Commercial Service” means a Capital Improvement or replacement asset is first put into commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) following, if applicable, completion of construction, acquisition, development and testing.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, with respect to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors, each of whom (a) is not an officer or employee of the General Partner (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, to an extent that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than Common Units and awards that are granted to such director under the LTIP; and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof.

RICE MIDSTREAM PARTNERS LP

AGREEMENT OF LIMITED PARTNERSHIP

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof. Construction Equity does not include equity issued in the Initial Offering.

“Construction Period” means the period beginning on the date that a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) abandons or disposes of such Capital Improvement.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution Agreement, by and among Rice Midstream Holdings, Rice Midstream Management, the General Partner and the Partnership, dated as of                     , 2014, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and Section 6.5(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) 3,750,000 over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) a reimbursement of preformation capital expenditures in an amount equal to the aggregate amount of cash, if any, contributed by the Underwriters to the Partnership on the Option Closing Date with respect to Common Units issued by the Partnership upon each exercise of the Over-Allotment Option as described in Section 5.2(b), if any.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

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“Derivative Instruments” means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments (other than equity interests in the Partnership) relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.8(b).

“Eligible Holder” means a Limited Partner whose (a) U.S. federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.8(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.8(a)(ii).

“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.9.

“Estimated Maintenance Capital Expenditures” means an estimate made by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur over the long term to maintain the operating capacity or operating income of the Partnership Group (including the Partnership’s proportionate share of the average quarterly Maintenance Capital Expenditures of its Subsidiaries that are not wholly owned) existing at the time the estimate is made. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Additional Book Basis” is defined in the definition of Additional Book Basis Derivative Items.

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures (including transaction expenses) for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt and paid in respect of the Construction Period. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

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“Final Subordinated Units” is defined in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(D).

“First Target Distribution” means $0.2156 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted average number of Outstanding Units during such period plus (2) all Partnership Interests and Derivative Instruments (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.6, such Partnership Interests and Derivative Instruments shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Rice Midstream Management LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Good Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such determination, action or omission was not taken in Bad Faith.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting

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(except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons, interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, is defined in Section 7.12(a).

“IDR Reset Common Unit” is defined in Section 5.10(a).

“IDR Reset Election” is defined in Section 5.10(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” is defined in Section 6.9.

“Indemnified Persons” is defined in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.8(c).

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“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the Organizational Limited Partner (with respect to the Common Units and Subordinated Units received by it as described in Section 5.1), the General Partner (with respect to the Incentive Distribution Rights received by it as described in Section 5.1) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offer and sale of Common Units pursuant to the exercise of the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the Underwriting Agreement) and (c) sales or dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner hereunder.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

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“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.

“LTIP” means benefit plans, programs and practices adopted by the General Partner pursuant to Section 7.5(c).

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for construction or development of new, or the replacement, improvement or expansion of existing, capital assets owned by any Group Member) made to maintain the long-term operating capacity or operating income of the Partnership Group.

“Merger Agreement” is defined in Section 14.1.

“Minimum Quarterly Distribution” means $0.1875 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

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AGREEMENT OF LIMITED PARTNERSHIP

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, as applicable, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group (“Sale Gain”), taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Gain”); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided further that Sale Gain shall not include items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which Sale Gain occurs other than those included in Sale Gain, and Revaluation Gain shall not include any items of income, gain, loss and deduction that are recognized during any portion of the taxable period during which such Revaluation Gain occurs.

“Net Termination Loss” means, as applicable, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group (“Sale Loss”), taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Loss”); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided further that Sale Loss shall not include items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which Sale Loss occurs other than those included in Sale Loss, and Revaluation Loss shall not include any items of income, gain, loss and deduction that are recognized during any portion of the taxable period during which such Revaluation Loss occurs.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes,

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reimbursements of expenses of the General Partner and its Affiliates, payments made under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, interest and principal payments on indebtedness and Estimated Maintenance Capital Expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners, (vi) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases or (vii) any expenditures using the proceeds of the Initial Offering as described under “Use of Proceeds” in the Registration Statement. Where cash expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

(d) (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $35.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, and (iii) the amount of cash distributions paid in respect of Construction Equity (and incremental Incentive Distributions in respect thereof) and paid in respect of the Construction Period, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred or repaid within such twelve (12) month period with the proceeds of additional Working Capital Borrowings; and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

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Notwithstanding the foregoing, (x) “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero; (y) cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts; and (z) cash received from any equity interest in a Person that is not a Subsidiary of a Group Member and for which the Partnership accounts using the equity method shall not exceed the Partnership’s proportionate share of the Person’s Operating Surplus (calculated as if the pertinent definitions hereof applied to such Person from the date the Partnership acquired its interest without any basket similar to clause (a)(i) above).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Rice Midstream Holdings LLC, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

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“Partnership” means Rice Midstream Partners LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner, management interest) in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude all Derivative Instruments.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means as of any date of determination and as to any Unitholder with respect to Units, the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” is defined in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

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“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-199932) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” is defined in Section 5.10(a).

“Reset Notice” is defined in Section 5.10(b).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Revaluation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Revaluation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Sale Gain” has the meaning set forth in the definition of Net Termination Gain.

“Sale Loss” has the meaning set forth in the definition of Net Termination Loss.

“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(E).

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“Second Target Distribution” means $0.2344 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the holders of Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the holders of the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee or, if the Conflicts Committee has only one member, the sole member of the Conflicts Committee.

“Subordinated Unit” means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending December 31, 2017 in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such Business Day equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

(b) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, with respect to the four-Quarter period immediately preceding such Business Day equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the

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Subordinated Units, in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such Business Day equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages; and

(c) the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.6 or otherwise.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $0.2813 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted to trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of                     , 2014, among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

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“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unitholders” means the Record Holders of Units.

“Unit Majority” means (i) during the Subordination Period, a majority of the Outstanding Common Units (excluding Common Units whose voting power is, with respect to the subject vote, controlled by the General Partner or its Affiliates), voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units.

“Unpaid MQD” is defined in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect

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in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be “Rice Midstream Partners LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 400 Woodcliff Drive, Canonsburg, Pennsylvania 15317, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership Group of any business.

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Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be considered participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in

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business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied if the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act);

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder; and

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

(b) The rights pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential.

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Any Certificates that are issued shall be executed on behalf of the

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Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person,

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regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns such Partnership Interest to another Person who is or becomes a Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

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(d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) The General Partner may at its option transfer all or any part of its General Partner Interest without approval from any other Partner.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

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Section 4.8 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or its owner(s) (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their owners, as the General Partner determines to be necessary or appropriate to reduce the risk of occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partners and, to the extent relevant, their owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein.

(b) Such amendments may include provisions requiring all Partners to certify as to their (and their owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as Partners (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its owner) is not an Eligible Holder (an “Ineligible Holder”), the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by an Ineligible Holder.

(d) The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

(f) At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Partner, and upon

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approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder’s Partnership Interests.

Section 4.9 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8 or if upon receipt of such Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is an Ineligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

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ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions; Contributions by the General Partner and its Affiliates.

(a) In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership. The Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in exchange for a Limited Partner Interest equal to a 100% Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner will be redeemed as provided in the Contribution Agreement and the initial Capital Contributions of the Organizational Limited Partner will be refunded. One-hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions will be allocated and distributed to the Organizational Limited Partner.

(b) On the Closing Date and pursuant to the Contribution Agreement: (i) the Partnership shall issue to the Organizational Limited Partner the Incentive Distribution Rights, and (ii) the Organizational Limited Partner shall contribute to the Partnership, as a Capital Contribution, the Contributed Subsidiary (as defined in the Contribution Agreement) in exchange for 3,753,623 Common Units, 28,753,623 Subordinated Units, collectively, and the right to receive a portion of the net proceeds from the Initial Offering.

Section 5.2 Contributions by Initial Limited Partners.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value

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of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in this Agreement and in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.4(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vii) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to the Carrying Values of Partnership property. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

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(c) (i) Except as otherwise provided in this Section 5.4(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 by a holder thereof (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d) (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.9, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.4(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or

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Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the value of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.4(d)(i) or (B)in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.5 Issuances of Additional Partnership Interests and Derivative Instruments.

(a) The Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.5, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and

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duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.6 Conversion of Subordinated Units. All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution pursuant to Section 6.3(a) in respect of the final full Quarter of the Subordination Period.

Section 5.7 Limited Preemptive Right. Except as provided in this Section 5.7 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. The determination by the General Partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity.

Section 5.8 Splits and Combinations.

(a) The Partnership may make a distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests. Upon any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event (subject to the effect of Section 5.8(d)), and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units shall be proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but

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for the provisions of Section 5.5(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.10 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the holders of Incentive Distribution Rights) shall have the option, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(a)(vii) or Section 6.4(b)(v) for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their Pro Rata share of a number of Common Units (the “IDR Reset Common Units”) equal to the result of dividing (i) the amount of cash distributions made by the Partnership for the Quarter immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the cash distribution made by the Partnership in respect of each Common Unit for the Quarter immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c) unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a

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majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.10(a) (or other Partnership Interests as described in Section 5.10(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder(s) of the Incentive Distribution Rights. If there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.10(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (D).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(i) First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(ii) Second, the balance, if any, 100% to the Unitholders, Pro Rata.

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(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4; and provided, further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners consistent with the second proviso set forth in Section 6.2(f) and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.

(i) Except as provided in Section 6.1(c)(iv) and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1)its Unrecovered Initial Unit Price, (2) the Unpaid

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MQD, if applicable, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85.0% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

(G) Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all Partnership Liabilities.

(ii) Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

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(iii) Net Termination Loss attributable to Revaluation Loss and deemed recognized prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

(B) Second, to all Unitholders holding Subordinated Units, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(C) Third, the balance, if any, to the General Partner.

(iv) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B)a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall

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be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

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(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated first, to any Partner that contributed property to the Partnership in proportion to and to the extent of the amount by which such Partner’s share of any Section 704(c) built-in gain exceeds such Partner’s share of Nonrecourse Built-In Gain, and second, among the Partners Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) Prior to making any allocations pursuant to Section 5.4(d), if a Revaluation Event occurs during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.10, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible

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results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.10 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

(C) Prior to making any allocations pursuant to Section 6.1(d)(xii)(C), if a Revaluation Event occurs, and after the application of 6.1(d)(x)(A) and (B), then any remaining Unrealized Gains and Unrealized Losses shall be allocated to the holders of (A) Outstanding Privately Placed Units, Pro Rata, or (B) Outstanding Common Units (other than Privately Placed Units), Pro Rata, as applicable, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to each Privately Placed Unit equaling the Per Unit Capital Amount for an Initial Common Unit.

(D) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(E) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof) that are publicly traded as a single class. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(E) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

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(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, the holders of Incentive Distribution Rights and the General Partner, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Sale Gain or Sale Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the holders of Incentive Distribution Rights and the General Partner and (y) to the Unitholders, or (2) items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D) In making the allocations required under this Section 6.1(d)(xii)(D), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii)(D). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in

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Section 6.1(d)(xii)(A), (B) and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii)(D).

(xiii) Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from the Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to the Unitholders holding Subordinated Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiii) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the General Partner and all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(E)); provided, that in all events, the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).

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(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Over-Allotment Option is exercised in full or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

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Section 6.3 Distributions; Characterization of Distributions; Distributions to Record Holders.

(a) The General Partner may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner.

(b) All amounts of cash and cash equivalents distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(c) Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions from Operating Surplus.

(a) During Subordination Period. Cash and cash equivalents distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows:

(i) First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

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(vii) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After Subordination Period. Cash and cash equivalents distributed in respect of any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

(i) First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions from Capital Surplus. Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise:

(a) First, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

(b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

(c) Thereafter, all cash and cash equivalents that are distributed shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Target Distribution Levels.

(a) The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of

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cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.10 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.4(c)(ii), Section 6.1(d)(x), and Section 6.7(b) and (c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.4(c)(ii)(B).

(c) The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.6 shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.4(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8 Special Provisions Relating to the Holders of IDR Reset Common Units.

(a) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.4(c)(iii).

(b) A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.8(b), the General Partner may apply Sections 5.4(c)(iii), 6.1(d)(x)

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and 6.8(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

Section 6.9 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

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(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash or cash equivalents by the Partnership;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entrance into listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entrance into agreements with any of its Affiliates, including agreements to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration

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Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4 Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the General Partner.

(a) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including

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Affiliates of the General Partner) to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(b) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee of such management fee or fees exceeds the amount of such fee or fees.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, any Group Member or their Affiliates, or any of them, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (ii) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (iii) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement.

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(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in Section 7.11, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in Bad Faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

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(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Limitation of Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, or under the Delaware Act or any other law, rule or regulation or at equity, no Indemnitee shall be liable for monetary damages or otherwise to the Partnership, to another Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of its or any of any other Indemnitee’s determinations, act(s) or omission(s) in their capacities as Indemnitees; provided however, that an Indemnitee shall be liable for losses or liabilities sustained or incurred by the Partnership, the other Partners, any other Persons who acquire an interest in a Partnership Interest or any other Person bound by this Agreement, if it is determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such losses or liabilities were the result of the conduct of that Indemnitee engaged in by it in Bad Faith or with respect to any criminal conduct, with the knowledge that its conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in Bad Faith.

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(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, acting in its capacity as the general partner of the Partnership, or the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee) or any Affiliates of the General Partner cause the General Partner to make a determination or take or omit to take any action in such capacity, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then, unless another lesser standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates, shall not make such determination, or take or omit to take such action, in Bad Faith. The foregoing and other lesser standards provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby waived and disclaimed), under this Agreement any Group Member Agreement or any other agreement contemplated hereby, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or of any Affiliates of the General Partner, will for all purposes be presumed to have been in Good Faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, challenging such determination, act or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in Good Faith.

(b) Whenever the General Partner makes a determination or takes or omits to take any action, or any of its Affiliates causes it to do so, not acting in its capacity as the general partner of the Partnership, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or omit to take such action free of any fiduciary duty or duty of Good Faith, or other duty or obligation existing at law, in equity or otherwise whatsoever to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in Good Faith or pursuant to any fiduciary or other duty or standard imposed by this Agreement, any Group Member Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

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(c) For purposes of Sections 7.9(a) and (b) of this Agreement, “acting in its capacity as the general partner of the Partnership” means and is solely limited to, the General Partner exercising its authority as a general partner under this Agreement, other than when it is “acting in its individual capacity.” For purposes of this Agreement, “acting in its individual capacity” means: (A) any action by the General Partner or its Affiliates other than through the exercise of the General Partner of its authority as a general partner under this Agreement; and (B) any action or inaction by the General Partner by the exercise (or failure to exercise) of its rights, powers or authority under this Agreement that are modified by: (i) the phrase “at the option of the General Partner,” (ii) the phrase “in its sole discretion” or “in its discretion” or (iii) some variation of the phrases set forth in clauses (i) and (ii). For the avoidance of doubt, whenever the General Partner votes, acquires Partnership Interests or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be and be deemed to be “acting in its individual capacity.”

(d) Whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion submit any resolution, course of action with respect to or causing such conflict of interest or transaction (i) for Special Approval or (ii) for approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates). If any resolution, course of action or transaction: (i) receives Special Approval; or (ii) receives approval of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty or obligation existing at law, in equity or otherwise or obligation of any type whatsoever.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts or transactions shall be in its sole discretion.

(f) The Partners, and each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g) For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

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Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in Good Faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its or the Partnership’s duly authorized officers, a duly appointed attorney or attorneys-in-fact.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as any Partnership Interests are held by any Group Member, such Partnership Interests shall not be entitled to any vote and shall not be considered to be Outstanding.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any of its Affiliates (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to this Section 7.12(a) in any twelve-month period; and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of

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such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has

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requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f) Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available to such Person or Partner to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its

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business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. If the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in

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which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest Closing Price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding; Tax Payments.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation

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or conversion pursuant to Article XIV, and except as provided in Section 4.8, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred or issued, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

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ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which

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the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed), the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may not be removed unless the removal is for Cause and such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of the removal or withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if the successor General Partner is elected in accordance with the terms of Section 11.1, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including

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any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

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ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a

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single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

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Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

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(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and Derivative Instruments pursuant to Section 5.5;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (a) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (b) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to

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be reduced or increased, as applicable, or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

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Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage

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Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the

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rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Voting of Incentive Distribution Rights.

(a) For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b) If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c) In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

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ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

(a) Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner, in declining to consent to a merger or consolidation, may act in its sole discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

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(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

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(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger or Consolidation.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates (including Rice Energy Inc.) hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner

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Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via

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electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

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Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(a) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary or other duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law;

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and

(vii) agrees that if such Partner or Person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding, then such Partner or Person shall be obligated to reimburse the Partnership and its Affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this

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Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

RICE MIDSTREAM HOLDINGS LLC

By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

RICE ENERGY INC.

By:
Name:
Title:

SIGNATURE PAGE

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Appendix B

GLOSSARY OF TERMS

Btu: British thermal units.

capacity: Pipeline capacity available to transport natural gas based on system facilities and design conditions.

condensate: Similar to crude oil and produced in association with natural gas gathering and processing.

Dominion: Dominion Transmission’s TL-342 and TL-492 interstate pipelines.

DOT: Department of Transportation.

EIA: U.S. Energy Information Administration.

EPA: Environmental Protection Agency.

EQT: EQT Midstream Partners, LP’s M-78 and H-148 pipeline systems.

FERC: Federal Energy Regulatory Commission.

field: The general area encompassed by one or more oil or gas reservoirs or pools that are located on a single geologic feature, that are otherwise closely related to the same geologic feature (either structural or stratigraphic).

hydrocarbon: An organic compound containing only carbon and hydrogen.

Longwall coal mining: A productive underground mining method in the United States. A shearer with two rotating cutting drums trams across the longwall face, cutting the coal and transferring it to an armored chain conveyor. Hydraulic supports hold the roof as the longwall system advances through the coal.

MDth: One thousand dekatherms.

MDth/d: One thousand dekatherms per day.

MMDth/d: One million dekatherms per day.

MGPD: One thousand gallons per day.

MMGPD: One million gallons per day.

MMcf: One million cubic feet of natural gas.

MMcf/d: One million cubic feet per day.

natural gas: Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

NFGS: National Fuel Gas Supply’s N-Line interstate pipeline.

NGLs: Natural gas liquids, which consist primarily of ethane, propane, isobutane, normal butane and natural gasoline.

oil: Crude oil and condensate.

scf: Standard cubic feet.

SEC: United States Securities and Exchange Commission.

TCO: Columbia (TCO)’s 1750 and 1983 interstate pipelines.

TETCO: Spectra Energy’s Texas Eastern interstate pipeline.

throughput: The volume of product passing through a pipeline, plant, terminal or other facility.

B-1

Rice Midstream Partners LP

25,000,000 Common Units

Representing Limited Partner Interests

Prospectus

                    , 2014

Barclays

Citigroup

Wells Fargo Securities

Goldman, Sachs & Co.

RBC Capital Markets

Tudor, Pickering, Holt & Co.

BMO Capital Markets

Capital One Securities

Comerica Securities

Scotiabank / Howard Weil

SunTrust Robinson Humphrey

U.S. Capital Advisors

Janney Montgomery Scott

Through and including                     , 2015 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$70,156
FINRA filing fee	91,063
NYSE listing fee	150,000
Accountants’ fees and expenses	500,000
Legal fees and expenses	1,250,000
Printing and engraving expenses	400,000
Transfer agent and registrar fees	5,000
Miscellaneous	33,781

Total	2,500,000

ITEM 14.	INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of Rice Energy Inc. and our general partner, their officers and directors, and any person who controls Rice Energy Inc. and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On August 5, 2014, in connection with the formation of Rice Midstream Partners LP, we issued (i) the non-economic general partner interest in us to Rice Midstream Management LLC for no consideration and (ii) the 100% limited partner interest in us to Rice Midstream Holdings LLC in exchange for a note receivable of $1,000.00, in each case in an offering exempt from registration under Section 4(a)(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.	EXHIBITS.

(a) The following documents are filed as exhibits to this Registration Statement.

Exhibit Number			Description

1.1	**	—	Form of Underwriting Agreement

3.1	**	—	Certificate of Limited Partnership of Rice Midstream Partners LP

3.2	**	—	Form of Amended and Restated Agreement of Limited Partnership of Rice Midstream Partners LP (included as Appendix A in the prospectus included in this Registration Statement)

3.3	**	—	Certificate of Formation of Rice Midstream Management LLC

3.4	**	—	Form of Amended and Restated Limited Liability Company Agreement of Rice Midstream Management LLC

5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1	*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1	**	—	Form of Contribution Agreement

10.2	**	—	Form of Omnibus Agreement

10.3	**	—	Form of Gas Gathering and Compression Agreement

10.4	**	—	Form of Rice Midstream Partners LP Long-Term Incentive Plan

10.5	**	—	Form of Registration Rights Agreement

10.6	**	—	Form of New Revolving Credit Agreement

10.7	**	—	Form of Employee Secondment Agreement

21.1	**	—	List of Subsidiaries of Rice Midstream Partners LP

23.1	*	—	Consent of Ernst & Young LLP

23.2	*	—	Consent of Ernst & Young LLP

23.3	*	—	Consent of PricewaterhouseCoopers LLP

23.4	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.5	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1	**	—	Powers of Attorney (included on the signature page of the initial filing of the Registration Statement)

99.1	*	—	Consent of D. Mark Leland, as Director Nominee

*	Provided herewith.
**	Previously filed.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner’s affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its general partner or its general partner’s affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, State of Pennsylvania, on December 8, 2014.

Rice Midstream Partners LP

By:	Rice Midstream Management LLC, its general partner

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Daniel J. Rice IV Daniel J. Rice IV	Director, Chief Executive Officer (Principal Executive Officer)	December 8, 2014

* Grayson T. Lisenby	Vice President and Chief Financial Officer (Principal Financial Officer)	December 8, 2014

* James W. Rogers	Vice President, Chief Accounting & Administrative Officer, Treasurer (Principal Accounting Officer)	December 8, 2014

* Daniel J. Rice III	Director	December 8, 2014

* Robert F. Vagt	Director	December 8, 2014

* Robert R. Wingo	Vice President, Chief Operating Officer and Director	December 8, 2014

* By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number			Description

1.1	**	—	Form of Underwriting Agreement

3.1	**	—	Certificate of Limited Partnership of Rice Midstream Partners LP

3.2	**	—	Form of Amended and Restated Agreement of Limited Partnership of Rice Midstream Partners LP (included as Appendix A in the prospectus included in this Registration Statement)

3.3	**	—	Certificate of Formation of Rice Midstream Management LLC

3.4	**	—	Form of Amended and Restated Limited Liability Company Agreement of Rice Midstream Management LLC

5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1	*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1	**	—	Form of Contribution Agreement

10.2	**	—	Form of Omnibus Agreement

10.3	**	—	Form of Gas Gathering and Compression Agreement

10.4	**	—	Form of Rice Midstream Partners LP Long-Term Incentive Plan

10.5	**	—	Form of Registration Rights Agreement

10.6	**	—	Form of New Revolving Credit Agreement

10.7	**	—	Form of Employee Secondment Agreement

21.1	**	—	List of Subsidiaries of Rice Midstream Partners LP

23.1	*	—	Consent of Ernst & Young LLP

23.2	*	—	Consent of Ernst & Young LLP

23.3	*	—	Consent of PricewaterhouseCoopers LLP

23.4	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.5	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1	**	—	Powers of Attorney (included on the signature page of the initial filing of the Registration Statement)

99.1	*	—	Consent of D. Mark Leland, as Director Nominee

*	Provided herewith.
**	Previously filed.